UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ROKA BIOSCIENCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying one-fiftieth of one percent by $17,500,000.00 (which is the proposed total cash payment to be received by Roka Bioscience, Inc.)

	(4)	Proposed maximum aggregate value of transaction: $17,500,000.00
	(5)	Total fee paid: $3,500.00

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
DATED [•], 2017
ROKA BIOSCIENCE , INC.
20 Independence Boulevard
Warren, New Jersey 07059
[•], 2017
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders of Roka Bioscience, Inc. (the “Company” or “Roka” or “us”), which will be held at the offices of Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068 on [•], 2017, beginning at [•], local time.
On August 16, 2017, our board of directors adopted and approved, and we entered into, an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Rokabio, Inc. (“Rokabio” or the “Buyer”), a newly formed subsidiary of Institute for Environmental Health (“IEH” or the “Buyer”), whereby we will sell substantially all of our assets, including all pertinent intellectual property rights, comprising the Company’s business providing testing solutions for the detection of foodborne pathogens (the “Business”) to the Buyer (the “Asset Sale”). If the Asset Sale is completed, we will be required to provide certain transition services to the Buyer for a period of time following the closing of the Asset Sale (the “Transition Period”) as described more fully in the attached Proxy Statement. Upon closing of the Asset Sale and the start of the Transition Period, the Company will amend its Restated Certificate of Incorporation to decrease its authorized shares of common stock and undesignated preferred stock. After the completion of the Transition Period, the Company expects to cease to be an operating company and expects not to engage in any business activities pursuant a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Liquidation”) . A copy of the Asset Purchase Agreement is attached as Annex A and a copy of the Plan of Liquidation is attached as Annex B to the accompanying proxy statement, and you are encouraged to read each in its entirety.
At the special meeting or any postponement or adjournment thereof, you will be asked to adopt the Asset Purchase Agreement, approve the Plan of Liquidation, to approve an amendment to our Restated Certificate of Incorporation and approve a proposal to adjourn the meeting if there are insufficient votes at the time of the special meeting to adopt the Asset Purchase Agreement. After careful consideration, our board unanimously adopted and approved the Asset Purchase Agreement and determined that the Asset Sale, the Plan of Liquidation and the amendment to our Restated Certificate of Incorporation are fair to, advisable and in the best interests of, the Company and its stockholders. Our board unanimously recommends that you vote:

•	“FOR” the adoption of the Asset Purchase Agreement (the “Asset Sale Proposal”); and

•
 “FOR” the adoption of the Plan of Complete Liquidation and Dissolution of the Company subsequent to the completion of the transactions contemplated by the Asset Purchase Agreement, including the Company's obligations during the Transition Period (the “Liquidation Proposal”); and

•
"FOR" the amendment to the Company's Restated Certificate of Incorporation to decrease the Company's authorized shares of common stock and authorized and undesignated shares of preferred stock (the "Authorized Shares Proposal"); and

•
“FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes to adopt the Asset Purchase Agreement at the time of the special meeting (the “Adjournment Proposal”).

The proxy statement attached to this letter provides you with information about the proposed Asset Sale, the Plan of Liquidation, the amendment to our Restated Certificate of Incorporation and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents filed with the U.S. Securities and Exchange Commission, including our financial statements for the year ended December 31, 2016, and the quarter ended June 30, 2017. See “Incorporation by Reference” beginning on page 55 of this proxy statement.
Only stockholders of record at the close of business on [•], 2017, the record date for determining the stockholders entitled to notice of and to vote at the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment thereof.
Your vote is very important. The Asset Sale, the Plan of Liquidation nor the amendment to our Restated Certificate of Incorporation can be completed unless the proposals are adopted by the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon. Failing to vote on the Asset Sale Proposal, the Liquidation Proposal or the Authorized Shares Proposal, or to instruct your broker or other nominee on how to vote, will have the same effect as a vote “AGAINST” the adoption of these proposals.
Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or follow the instructions provided for submitting a proxy by telephone or the Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
Thank you for your cooperation and your continued support of Roka Bioscience, Inc..

Sincerely,

Mary Duseau, President and Chief Executive Officer

This proxy statement is dated [•], 2017 and is first being mailed to stockholders on or about [•] 2017.

ROKA BIOSCIENCE, INC.
20 Independence Boulevard
Warren, NJ 07059
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2017
To the Stockholders of Roka Bioscience, Inc.:
A special meeting of stockholders of Roka Bioscience, Inc., a Delaware corporation (the “Company” or “Roka” or “us”), will be held at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068 on [•], 2017, beginning at [•] local time, for the following purposes:
(1) to consider and vote on a proposal to adopt the Asset Purchase Agreement, dated as of August 16, 2017, by and among the Company and Rokabio, Inc. (the “Buyer”), a newly formed subsidiary of Institute for Environmental Health (“IEH” or the “Parent”) and as such agreement may be amended from time to time (the “Asset Sale Proposal”);
(2) to approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Complete Liquidation and Dissolution of the Company subsequent to the completion of the transactions contemplated by the Asset Purchase Agreement, including the Company's obligations during the Transition Period (the “Plan of Liquidation”), which is subject to the Company's stockholders' approval of the Asset Sale Proposal and the subsequent consummation of the Asset Sale (the “Liquidation Proposal”);
(3) to approve the amendment to the Company’s Restated Certificate of Incorporation to decrease the Company’s authorized shares of common stock and authorized and undesignated shares of preferred stock (the “Authorized Shares Proposal”); and
(4) to approve the adjournment of the special meeting, if necessary, in the reasonable discretion of the Chief Executive Officer and President of the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.
Only stockholders of record of our common stock as of the close of business on [•], 2017 are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. If you hold shares through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to vote your shares at the special meeting.
You are cordially invited to attend the meeting in person.
Your vote is important, regardless of the number of shares of our common stock you own.
The approval of the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal require the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast on such proposal.
Failing to vote your shares, or to instruct your broker or other nominee on how to vote, will have the same effect as a vote “AGAINST” the adoption of the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.
Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy, or follow the instructions provided for submitting a proxy by telephone or the Internet, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you are a stockholder of record and attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee.
If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the Asset Sale Proposal, the Liquidation Proposal, the Authorized Shares Proposal and the Adjournment Proposal.
YOU MAY SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST FOLLOW THE PROCEDURES PROVIDED BY THAT RECORD HOLDER.

By Order of the Board of Directors

Mary Duseau, Chief Executive Officer
Warren, New Jersey
[•], 2017
YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE PROCEDURES PROVIDED BY THAT RECORD HOLDER.

SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of our common stock are voted at the special meeting by submitting your proxy or, if your shares are held in “street name” through a broker or other nominee, contacting your broker or other nominee. Failing to vote your shares, or to instruct your broker or other nominee on how to vote your shares, will have the same effect as a vote “AGAINST” the adoption of the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.
If your shares are registered in “street name” through a broker or other nominee: check the voting instruction card forwarded by your broker or other nominee or contact your broker or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the special meeting.
If your shares are registered in your name: submit your proxy as soon as possible via the internet or telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares of common stock can be voted in favor of the proposals at the special meeting.
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Attn: Corporate Secretary
Phone: (908) 605-4700

RISKS RELATED TO THE ASSET SALE	34
PROPOSAL 2 - APPROVE THE WINDING UP AND LIQUIDATION OF THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION	38
The Liquidation Proposal	42
RISK FACTORS RELATED TO THE PROPOSED LIQUIDATION AND DISSOLUTION	44
PROPOSAL 3 - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK AND AUTHORIZED AND UNDESIGNATED SHARES OF PREFERRED STOCK	49
PROPOSAL 4 - APPROVE THE ADJOURNEMTN OF THE SPECIAL MEETING, IF NECESSARY, IN THE REASONABLE DISCRETION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ASSET SALE	50
Adjournment of the Special Meeting	50
Vote Required and Board Recommendation	50
FINANCIAL INFORMATION	51
Financial Statements	51
MARKET PRICE AND DIVIDEND DATA	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
FUTURE STOCKHOLDER PROPOSALS	54
WHERE YOU CAN FIND MORE INFORMATION	54
INCORPORATION BY REFERENCE	55

ANNEX A - ASSET PURCHASE AGREEMENT	A-1
ANNEX B - PLAN OF LIQUIDATION	B-1
ANNEX C - FAIRNESS OPINION	C-1
ANNEX D - SECTIONS 278 THROUGH 281 OF DELAWARE GENERAL CORPORATION LAW	D-1
ANNEX E - CERTIFICATE OF AMENDMENT	E-1
ANNEX F - UNAUDITED PRO FORMA FINANCIAL STATEMENTS	F-1

We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Roka Bioscience®, our corporate logo, Atlas®, the Atlas logo, and mini AtlasTM. All other trademarks or trade names referred to in this proxy statement are the property of their respective owners. Solely for convenience, the trademarks and trade names in this proxy statement are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SUMMARY
This summary highlights information included elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before voting on the Proposals presented in this Proxy Statement. You should read the entire Proxy Statement carefully, including the unaudited pro forma financial statements and the annexes attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

The Companies
ROKA BIOSCIENCE, INC.
20 Independence Boulevard
Warren, New Jersey 07059
+1 (908) 605-4700
Roka Bioscience, Inc., a corporation organized under the laws of the State of Delaware, is a molecular diagnostics company initially focused on providing advanced testing solutions for the detection of foodborne pathogens. The proprietary molecular technology used in our assays enables us to offer accurate and rapid testing solutions while our fully automated instrument helps our customers reduce labor costs and minimize operator error. In late 2012, we launched our proprietary Atlas Detection Assays and Atlas instrument in the North American food safety testing market and we have worldwide rights to develop and commercialize our advanced molecular testing solutions for a wide range of other industrial applications. Our common stock is listed on NASDAQ Global Market under the symbol “ROKA.”
ROKABIO, INC.
15300 Bothell Way NE
Lake Forest Park, WA 98155
+1 (206) 522-5432

Rokabio, Inc. is a newly formed subsidiary of IEH created solely to complete the Asset Sale.

INSTITUTE FOR ENVIRONMENTAL HEALTH, INC.
15300 Bothell Way NE
Lake Forest Park, WA 98155
+1 (206) 940-4343

IEH's focus is to provide comprehensive risk management services to the food industry. In addition, the IEH family of companies is involved in the production and distribution of reagents, supplies, test kits and equipment to food testing laboratories and food companies. The IEH group operates in the U.S, Canada, Mexico, Germany, Austria, England, China and Australia.

The Asset Sale Summary Term Sheet

•
The Asset Sale. On August 16, 2017, we entered into an Asset Purchase Agreement with the Buyer, which provides for the sale of substantially all of our assets, including all pertinent intellectual property rights comprising our business, but excluding our cash, cash equivalents and marketable securities, to the Buyer for an aggregate purchase price of $17.5 million (the “Purchase Price”) payable in cash at closing, subject to certain adjustments and conditions described below and set forth in their entirety in the attached Asset Purchase Agreement. IEH has guaranteed all obligations of Buyer under the Asset Purchase Agreement, including the obligation to pay the Purchase Price. For more information, see the section below captioned “THE ASSET SALE” beginning on page 15, and “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement” beginning on page 30.

•
Transition Period. Pursuant to the Asset Purchase Agreement, we are required to provide transition services to the Buyer for a period of time following the closing of the Asset Sale through the earlier of (i) December 31, 2017 and (ii) the date as of which we have provided Buyer with an aggregate of 900,000 assay tests (the “Transition Period”). For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-The Transition Period” beginning on page 30.

•
Purchase Price Adjustment. Pursuant to the attached Asset Purchase Agreement, the Purchase Price to be paid by the Buyer is subject to two price adjustments: (i) the Purchase Price will be reduced by the amount of any required Milestone Payment or License Modification Fee, if any, as those terms are defined in the Asset Purchase Agreement, payable to Hologic, Inc. (“Hologic”) pursuant to the License Agreement between us and Hologic, as amended, not otherwise paid by us prior to the Closing Date, and (ii) the Purchase Price will be reduced dollar for dollar by the amount of accounts receivable less than $1,000,000 as of the Closing Date. In the event the accounts receivable is more than $1,000,000 as of the Closing Date, there will be a dollar for dollar increase in the Purchase Price. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Consideration to be Received in the Asset Sale and Purchase Price Adjustments” beginning on page 31.

•
Assets to be Sold to the Buyer. The assets to be purchased by the Buyer constitute all pertinent intellectual property rights and other assets comprising our business. We will retain our cash, cash equivalents and marketable securities. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Assets to be Sold” beginning on page 30.

•
Liabilities to be Assumed by the Buyer. The Buyer will assume only certain specified liabilities related to the assets purchased by the Buyer and those liabilities arising from certain contracts identified in the schedules to the Asset Purchase Agreement. All other liabilities will remain our obligations, including, without limitation, a $2.5 million payment payable under the License Agreement, which is due in August 2017, the outstanding debt under our credit facility, severance obligations, lease obligations and other transaction costs. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Liabilities to be Assumed” beginning on page 30.

•
Conditions to the Closing of the Asset Sale. The consummation of the Asset Sale is subject to the satisfaction or waiver of a number of conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions set forth in the attached Asset Purchase Agreement, approval of the Asset Sale by stockholders representing a majority of the outstanding shares of our common stock and the receipt of consent of our lender. In addition, if we do not pay the $2.5 million license modification fee pursuant to our License Agreement with Hologic prior to closing, the Purchase Price will be reduced by $2.5 million. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Conditions to the Closing of the Asset Sale” beginning on page 31.

•
Termination. The Asset Purchase Agreement provides that such agreement may be terminated at any time prior to the effective time of the Asset Sale, under certain circumstances. The situations in which the Asset Purchase Agreement may be terminated include, but are not limited to the following

•	the mutual written consent of us and the Buyer;

•
the Asset Sale has not been consummated by December 31, 2017, provided that such right to terminate shall not be available to either party whose failure to fulfill any obligation under Asset Purchase Agreement has been the primary cause of the failure of the Closing to occur by December 31, 2017.

For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL- Principal Provisions of the Asset Purchase Agreement-Termination” beginning on page 33.

•
Breakup Fee. The Asset Purchase Agreement provides that if our board of directors changes its recommendation regarding the Asset Sale or we decide not to close the Asset Sale after obtaining stockholder approval, we shall pay to Buyer the sum of $770,000. For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-Breakup Fee” beginning on page 33.

•
No Solicitation. The Asset Purchase Agreement provides that we may not, directly or indirectly, solicit or knowingly take any action to facilitate the submission of any acquisition proposal, including, subject to certain exceptions, engaging in any discussions or negotiations with any third party that is seeking to make an acquisition proposal, or amending or granting any waiver or release under any standstill or similar agreement; or enter into any agreement in principle in connection with an acquisition proposal.

However, at any time prior to obtaining stockholder approval of the Asset Sale, in response to a superior proposal or a highly material intervening event, our board may, among other actions, withdraw or materially modify its recommendation contained in this proxy statement to adopt the Asset Purchase Agreement or recommend the adoption of an alternative acquisition proposal, if our board of directors concludes in good faith (after consultation with outside legal and financial advisors) that the failure to take such action would reasonably be expected to cause our board to breach its fiduciary duties under applicable law (see previous section entitled “Breakup Fee” for details related to any fees we may be obligated to pay if our board of directors exercises its option to withdraw or materially modify its recommendation contained in this proxy statement). For more information, see the section below captioned “PROPOSAL 1 - THE ASSET SALE PROPOSAL - Principal Provisions of the Asset Purchase Agreement-No Solicitation” beginning on page 34.

•
Opinion of Empire Valuation. In connection with the Asset Sale, our board of directors received an oral opinion from Empire Valuation, on August 16, 2017 (subsequently confirmed in writing) to the effect that as of that date and subject to certain assumptions made by Empire Valuation, representations from our management, and based upon and subject to the assumptions, procedures, factors and limitations and qualifications of the scope of the work performed as set forth in the written opinion, the cash to be received by us is fair, from a financial point of view to us and our stockholders.

The full text of the written opinion delivered to our board is attached to this proxy as Annex C and a summary of the opinion is presented on page 20, which is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the full text of the opinion and the summary carefully and in their entirety for a description of (among other items) the (i) assumptions made and procedures performed by Empire Valuation, (ii) representations from our management, and (iii) limitations and qualifications of analyses performed by Empire Valuation, all of which contributed to the rendering of fairness opinion by Empire Valuation.
Empire Valuation’s opinion only addresses the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by us. The opinion does not address any other aspects or effects of the Asset Sale nor does it address the relative merits of the proposed Asset Sale compared to alternative business approaches or transactions that could be available to us and whether or not those alternatives could be properly implemented.
Empire Valuation’s opinion was only one of many factors considered by our board of directors in its evaluation of the Asset Sale. The opinion addressed to our board is not intended to recommend to the holders of our common stock how to vote with respect to approving the Asset Sale or whether to take any other actions related to the Asset Sale. The decision as to whether to proceed with the Asset Sale or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which Empire Valuation’s opinion was based. For more information, see the section below captioned “THE ASSET SALE -Opinion of Empire Valuation” beginning on page 20.

•
Material U.S. Federal Income Tax Consequences. The proposed Asset Sale is entirely a corporate action. Our U.S. shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. We believe that we will not incur any U.S. federal income tax as a result of the Asset Sale because our adjusted tax basis in the assets being sold exceeds the sales proceeds that will be received from the Buyer. For more information, see the section below captioned “THE ASSET SALE-Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 29.

•
Interests of Certain Persons in the Asset Sale. Our directors and executive officers may have interests in the Asset Sale and Plan of Liquidation that may be in addition to, or different from, the interests of our stockholders. In considering the recommendation of our board of directors with respect to the approval of the Asset Sale and Plan of Liquidation, our stockholders should be aware that our executive officers may have interests in the Asset Sale and Plan of Liquidation that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement, the Asset Sale and the Plan of Liquidation and making its recommendation that our stockholders vote “FOR” the Asset Sale Proposal and the Plan of Liquidation Proposal. For more information, see the section below captioned “THE ASSET SALE- Interests of Certain Persons in the Asset Sale” beginning on page 25.” The executive officers’ material interests are summarized below.

•
Appraisal Rights. There are no appraisal or dissenters’ rights that are applicable under Delaware law to the execution, delivery and performance of the Asset Purchase Agreement or the consummation of the Asset Sale or any other transactions contemplated by the Asset Purchase Agreement.

•
Required Vote. For the Asset Sale Proposal, under Delaware law and as a condition to the completion of the Asset Sale, the adoption of the Asset Purchase Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.

The Liquidation and Dissolution Summary Term Sheet

•
Plan of Liquidation. The Plan of Liquidation is contingent upon stockholder approval and consummation of the Asset Sale and would only occur after the completion of the Transition Period under the Asset Purchase Agreement. For detailed information regarding the Plan of Liquidation, see “PROPOSAL 2-PLAN OF LIQUIDATION" beginning on page 39.

•
Anticipated Timing and Projected Amount of Distributions. Subject to the consummation of the Asset Sale and completion of the Transition Period under the Asset Purchase Agreement and stockholder approval of the Plan of Liquidation we anticipate that an initial distribution of liquidation proceeds, if any, will be made to our stockholders within 60 days after the end of the Transition Period. Our current estimate is that there will be between $3.7 million and $6.1 million, or $0.73 to $1.22 per share of our common stock, available for distribution over time to our stockholders, with the final distribution amount to be determined and the final distribution made after settlement and satisfaction of all of our liabilities, including the $2.5 million payment under the License Agreement with Hologic (which is due in August 2017), repayment of our outstanding bank debt, the payment of expenses to be incurred for the operation of the business through the Transition Period, and the payment of expenses incurred in connection with the Asset Sale and winding down of our operations, severance obligations, lease obligations and other liabilities incurred by us through such expected distribution. However, if our costs for providing the transition services required pursuant to the Asset Purchase Agreement are higher than currently expected or certain liabilities are not able to be settled within the currently estimated range, the amount available for distribution could fall outside the estimated distribution range. For more information, see the section below captioned “PROPOSAL 2-PLAN OF LIQUIDATION" beginning on page 39.

•	Required Vote. The Liquidation Proposal requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.

The Special Meeting (page 12)

The special meeting will be held on [•], 2017, starting at [•], local time, at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068. At the special meeting, you will consider and vote upon proposals to (i) adopt the Asset Purchase Agreement, (ii) approve the Plan of Liquidation, which is subject to the Company's stockholders’ approval of the Asset Sale Proposal and the subsequent consummation of the Asset Sale, (iii) approve the amendment to our Restated Certificate of Incorporation to decrease the amount of authorized shares of common stock and undesignated preferred stock, as set forth herein, and (iv) approve the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Asset Sale Proposal.

Record Date; Stock Entitled to Vote; Quorum (page 13)

If you owned shares of our common stock at the close of business on [•], 2017, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on [•], 2017, there were [•] shares of our common stock outstanding and entitled to be voted at the special meeting. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting.

Vote Required (page 13)

For the Asset Sale Proposal, under Delaware law and as a condition to the completion of the Asset Sale, the adoption of the Asset Purchase Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon. Each of the Liquidation Proposal and the Authorized Shares Proposal requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.
Failing to vote or to instruct your broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal.
For the Adjournment Proposal, approval requires the affirmative vote of a majority of the total votes cast on such proposal.
Each holder of a share of our common stock is entitled to one vote per share.

Voting (page 13)

You may grant a proxy by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Submitting Proxies Via the Internet or by Telephone (page 14)
Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone.

Revocability of Proxies (page 14)
You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	giving written notice of revocation to Lars Boesgaard, Chief Financial Officer of the Company;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.
Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Recommendations of Our Board of Directors (page 13)

After careful consideration, our board of directors has determined that the Asset Purchase Agreement and the Asset Sale are fair to, advisable and in the best interests of the Company and its stockholders. For a description of the factors considered by our board of directors in reaching its decision to adopt and approve the Asset Purchase Agreement and recommend its adoption, see “THE ASSET SALE-Reasons for the Asset Sale and Recommendation of Our Board of Directors” on page 13. Further, our board of directors has determined that the Liquidation Proposal and the Authorized Shares Proposal are fair to, advisable and in the best interest of the Company and its stockholders. Accordingly, our board has unanimously adopted and approved the Asset Purchase Agreement and unanimously recommends that you vote (i) “FOR” the approval of the Asset Sale Proposal, (ii) “FOR” the approval of the Liquidation Proposal, (iii) “FOR” the approval of the Authorized Shares Proposal, and (iv) “FOR” the approval of the Adjournment Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following are some questions that you, as a stockholder of the Company, may have regarding the special meeting, including the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal, and brief answers to such questions. We urge you to carefully read this entire proxy statement, including the unaudited pro forma financial statements and the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement because the information in this section does not provide all the information that may be important to you as a stockholder of the Company with respect to the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal. See "Where You Can Find More Information" beginning on page 55.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to adopt the Asset Sale Proposal;

•	to approve the Liquidation Proposal;

•	to approve the Authorized Shares Proposal; and

•	to approve the Adjournment Proposal.

Q.	How is a quorum calculated?

A.
The presence at the special meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum for our meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Q.	How does the Company’s Board of Directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote in favor of the Asset Sale Proposal, Liquidation Proposal, the Authorized Shares Proposal and the Adjournment Proposal.

Q.	What vote is required for the Company stockholders to approve the proposals?

A.
In order to approve the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal, the proposals must be approved by the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.
In order to approve the Adjournment Proposal, approval requires the affirmative vote of a majority of the total votes cast on such proposal.
On [•], 2017 (the record date), there were [•] outstanding shares of our common stock.

As of August 16, 2017, certain of our stockholders who are affiliated with certain of our directors and certain executive officers and directors (including affiliates of such directors) owned an aggregate of approximately 37.4% of the outstanding shares of our common stock and plan to vote in favor of the Asset Sale Proposal, Liquidation Proposal, Authorized Shares Proposal and Adjournment Proposal.

Q.	Who is entitled to vote at the special meeting?

A.
Holders of record of our common stock as of the close of business on [•], 2017, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [•] shares of our common stock, held by approximately [•] holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.
After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please submit a proxy for your shares by returning the enclosed proxy card. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet. You may also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.
Your broker will only be permitted to vote your shares on the approval of the Asset Sale Proposal, the Liquidation Proposal, the Authorized Shares Proposal and the Adjournment Proposal if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares, your shares will not be voted, and your shares will not be counted as present for purposes of determining the presence or absence of a quorum at the special meeting.

Q.	How are the votes to adopt the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal counted?

A.
The adoption of the Asset Sale Proposal, under Delaware law and as a condition to the completion of the Asset Sale, approval requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon. The adoption of the Liquidation Proposal and the Authorized Shares Proposal require the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon. For Accordingly, (1) an abstention from voting, (2) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting or (3) the failure of a stockholder who holds shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a “broker non-vote” in this proxy statement, will have the same effect as a vote “AGAINST” the adoption of the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal
.

Q.	How are votes to adopt the Adjournment Proposal counted?

A.
For the Adjournment Proposal, approval requires the affirmative vote of a majority of the total votes cast on such proposal, assuming a quorum is present. Broker non-votes will not count as stock entitled to vote thereon present in person or represented by proxy and will not count as shares present for the purpose of determining whether a quorum is present. Accordingly, assuming a quorum is present, (1) a stockholder’s failure to submit a proxy card or to vote in person at the special meeting or (2) a broker non-vote will have no effect on the outcome of the voting with respect to the Adjournment Proposal, although an abstention will count as a share present for the purpose of determining a quorum and will have the same effect as a vote against the Adjournment Proposal.

Q.	What happens if I return my proxy card but I do not indicate how to vote?

A.
If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Asset Purchase Agreement, the Liquidation Proposal, the Authorized Shares Proposal and the Adjournment Proposal.

Q.	When should I send in my proxy card?

A.
You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet.

Q.	What does it mean if I get more than one proxy or vote instruction card?

A.
If your shares are registered differently and are in more than one account, you will receive more than one proxy or (if your shares are held in “street name” by your broker or by another nominee) vote instruction card. Please complete and return all of the proxy and vote instruction cards you receive, or submit your proxy by telephone or the Internet, to ensure that all of your shares are voted.

Q.	May I change my vote after I have mailed my signed proxy card or submitted my proxy by telephone or the Internet?

A.
Yes. You may revoke your proxy and change your vote at any time before your shares are voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to Lars Boesgaard, Chief Financial Officer of the Company, stating that you would like to revoke your proxy. Second, you may complete, date and submit a new proxy card, or submit a later dated proxy by telephone or via the Internet. Third, you may attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.
Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name,” however, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the special meeting.

The Asset Sale

Q.	What is the proposed transaction?

A.
The proposed transaction is the sale of substantially all of our assets, including all pertinent intellectual property rights and other assets comprising our business, but excluding our cash, cash equivalents and marketable securities, owned by us to the Buyer, pursuant to an Asset Purchase Agreement, dated as of August 16, 2017, as such agreement may be amended from time to time.

Q.	What is the Purchase Price of the Asset Sale?

A.
The Purchase Price for the Asset Sale is $17.5 million, subject to adjustment as described herein, assuming we have paid the $2.5 million license modification fee pursuant to our License Agreement with Hologic prior to the Closing (the “Purchase Price”).

Q:	What will happen to the Company after the Asset Sale and will any of the proceeds from the Asset Sale be distributed to me?

A:
If the stockholders approve the Asset Purchase Agreement and we complete the Asset Sale, we will be obligated to continue certain activities during the Transition Period. After the completion of the Transition Period, we expect to cease to do business and expect to not engage in any business activities except for dealing with post-closing matters and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we expect to distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.

Q.	Why is our board recommending the Asset Sale?

A.
Our board believes that the Asset Sale and the Asset Purchase Agreement are fair to, advisable and in the best interests of, the Company and its stockholders. Our board unanimously recommends that you vote “FOR” the adoption of the Asset Purchase Agreement. To review our board’s reasons for recommending the Asset Sale, see the section entitled “THE ASSET SALE-Reasons for the Asset Sale and Recommendation of Our Board of Directors” on pages 18 through 20 of this proxy statement.

Q.	Will the Asset Sale be a taxable transaction to me?

A.
Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “THE ASSET SALE-Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 29. See the section below entitled “PROPOSAL 2-PLAN OF LIQUIDATION-Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 47 for information concerning the possible tax implications related to distributions made to stockholders subsequent to the Asset Sale as a result of the Plan of Liquidation.

Q.	When is the Asset Sale expected to be completed?

A.
We are working towards completing the Asset Sale as soon as possible. We currently expect to complete the Asset Sale as soon as all of the conditions to the Asset Sale are satisfied or waived, including stockholder adoption of the Asset Sale Proposal at the special meeting.

Q.	What will happen to our directors if the Asset Purchase Agreement is adopted?

A.
If the Asset Purchase Agreement is adopted by our stockholders and the Asset Sale is completed, we expect some or all of our directors will serve until the activities required to be undertaken during the Transition Period have been completed and the Plan of Liquidation has been completed.

Q.	Are there any risks related to the Asset Sale?

A.	Yes. You should carefully read the section entitled “PROPOSAL 1-THE ASSET SALE PROPOSAL- Risk Factors Related to the Asset Sale” beginning on page 35.

Q.	What will happen if stockholders do not approve the Asset Sale at the special meeting?

A.
If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include the bankruptcy and liquidation of the Company.

Q.	Is the Asset Sale conditioned upon the Plan of Liquidation being approved and adopted?

A.	No. The Asset Sale is not conditioned upon the Plan of Liquidation being approved and adopted. However, the Plan of Liquidation is conditioned on the Asset Sale being approved and adopted.

Q.	What will happen if the Asset Sale is approved and the Plan of Liquidation is not approved and adopted?

A.
If our stockholders do not approve and adopt the Plan of Liquidation, we will complete the Asset Sale if it is approved by our stockholders and the other conditions to closing are met. In this case, we will have transferred substantially all of our assets to the Buyer. Following the completion of the Transition Period, we would have no material operations, and will retain only a few employees required to maintain our corporate existence. Our board of directors would have to evaluate our strategic alternatives which alternatives may not be as favorable to our stockholders as the Plan of Liquidation.

The Plan of Liquidation

Q.	Why am I being asked to approve the Liquidation Proposal?

A.
Once we have sold substantially all of our assets and satisfied our obligations during the Transition Period, there is no reason for us to incur the additional expenses associated with maintaining our corporate existence. In light of this, our board of directors believes that it is in the best interests of the Company and its stockholders to liquidate and dissolve the Company, wind up and terminate the business of the Company, and distribute its remaining assets in accordance with the terms of the Plan of Liquidation. However, our board of directors has the right to abandon the Liquidation Proposal if we receive an offer from a third party to purchase the remaining corporate entity after the closing of the Asset Sale. If we receive such an offer, we would seek shareholder approval prior to consummating any sale.

Q.	What will happen if stockholders approve the Liquidation Proposal at the special meeting?

A.
If the Plan of Liquidation is approved and adopted and the Asset Sale is consummated, following the completion of the Transition Period and the completion of our obligations under the Asset Purchase Agreement, we intend to file a certificate with the Delaware Secretary of State to dissolve us as a legal entity, complete the liquidation of our remaining assets, and satisfy (or make provisions to satisfy) our remaining obligations. Following completion of the Transition Period, we would take all steps necessary to reduce our operating expenses through the termination of employees and other cost-cutting measures. Subject to the consummation of the Asset Sale and to stockholder approval of the Plan of Liquidation, we anticipate that an initial distribution of liquidation proceeds, if any, will be made to our stockholders within 60 days after the completion of the Transition Period. As we liquidate our remaining assets and pay off our outstanding liabilities, including our outstanding debt under our credit facility, employee severance obligations, lease obligations and other liabilities, we will distribute additional liquidation proceeds, if any, to our stockholders as our board of directors deems appropriate.

Q.	What will happen if stockholders do not approve the Liquidation Proposal at the special meeting?

A.
If our stockholders do not approve the Plan of Liquidation, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing of the Asset Sale are satisfied or waived. In that case, we will have transferred substantially all of our assets to the Buyer and expect to have no operations to generate revenue. With no operating assets with which to generate revenues and no Plan of Liquidation approved, we would use the cash received from the Asset Sale, as well as our other cash and cash equivalents (including cash proceeds generated through the sale of our marketable securities), to pay off our indebtedness, and pay ongoing operating expenses instead of having the potential to make distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence and wind down the Company. Our board of directors would have to evaluate our strategic alternatives which alternatives may not be as favorable to our stockholders as the Plan of Liquidation.

The Authorized Shares Proposal

Q.	Why am I being asked to approve the Authorized Shares Proposal?

A.
We currently have approximately 490,800,000 shares of authorized common stock and approximately 19,977,500 shares of authorized and undesignated preferred stock available for future issuance.  In light of the proposed Asset Sale and Plan of Liquidation, our board of directors does not believe we need such a large number of authorized shares for future use.  Furthermore, we believe that a decrease in our authorized shares of common stock and undesignated preferred stock is advisable because such a reduction will significantly lower franchise tax due to the State of Delaware, the state in which we are incorporated. Delaware franchise tax is calculated annually and is based on a company’s authorized shares. Accordingly, our board of directors recommends that our stockholders approve an amendment to our Certificate of Incorporation to decrease the number of authorized shares of our common stock, par value $0.001 per share, from 500,000,000 shares to 10,000,000 shares and to decrease the number of authorized and undesignated preferred stock, par value $0.001 per share, from 19,977,500 shares to 2,000,000 shares.

Q.	What will happen if the Authorized Shares Proposal is approved?

A.
If the Authorized Shares Proposal is approved, we expect to file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, assuming that the stockholders also approve the Asset Sale Proposal.  However, our board of directors reserves the right, notwithstanding stockholder approval of the Authorized Shares Proposal and without further action by our stockholders, to elect not to proceed with filing the amendment to our Certificate of Incorporation if our board of directors, in its sole discretion, determines that it is no longer in our best interests or the best interests of our stockholders.

General

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the Asset Sale or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact:

Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Attn: Corporate Secretary
Phone: (908) 605-4700

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Asset Sale and other information relating to the Asset Sale. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the Asset Sale, including the adoption of the Asset Purchase Agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others following the announcement of the Asset Purchase Agreement;

•	the amount of the costs, fees, expenses and charges related to the Asset Sale;

•	the effect of the announcement of the Asset Sale on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	the amount of cash and other assets available for distribution to our stockholders upon our winding up and dissolution;
and other risks detailed in this proxy statement and our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” on page 54 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING
We are furnishing this proxy statement to you, as a stockholder of the Company, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting
The special meeting will be held at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068 on [•], 2017, beginning at [•] local time, for the following purposes:
(1) to consider and vote on a proposal to adopt the Asset Purchase Agreement, dated as of August 16, 2017, by and among the Company and the Buyer, and as such agreement may be amended from time to time (the “Asset Sale Proposal”);
(2) to approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Complete Liquidation and Dissolution of the Company and subsequent to the completion of the transactions contemplated by the Asset Purchase Agreement, including the Company's obligations during the Transition Period (the “Plan of Liquidation”), which is subject to the Company's stockholders' approval of the Asset Sale Proposal and the subsequent consummation of the Asset Sale (the “Liquidation Proposal”);
(3) to approve an amendment to the Company’s Restated Certificate of Incorporation to decrease the amount of authorized shares of common stock and undesignated preferred stock (the “Authorized Shares Proposal”); and

(4) to approve the adjournment of the special meeting, if necessary, in the reasonable discretion of the Chief Executive Officer and President of the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.

Recommendation of Our Board of Directors
Our board has, by unanimous vote, determined that the Asset Purchase Agreement and the Asset Sale are fair to, advisable and in the best interests of, the Company and its stockholders. Accordingly, our board has unanimously adopted and approved the Asset Purchase Agreement and unanimously recommends that our stockholders vote (i) “FOR” the adoption of the Asset Sale Proposal, (ii) “FOR” the approval of the Liquidation Proposal, (iii) “FOR” the approval of the Authorized Shares Proposal, and (iv) "FOR" the approval of the adjournment of the special meeting to solicit additional proxies if there are insufficient votes to approve the Asset Sale Proposal at the time of the special meeting.

Record Date; Stock Entitled to Vote; Quorum
The holders of record of shares of our common stock as of the close of business on [•], 2017, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
On the record date, there were [•] shares of our common stock outstanding held by approximately [•] stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Abstentions (but not broker “non-votes”) will be counted as present for purposes of determining the existence of a quorum.

Vote Required
Under Delaware law, the proposals to adopt the Asset Sale Proposal, the Liquidation Proposal and the Authorized Shares Proposal require the affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote thereon. For the Adjournment Proposal, approval requires the affirmative vote of a majority of the total votes cast on such proposal.
Each holder of a share of our common stock is entitled to one vote per share.
Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, referred to as broker non-votes, will not be counted as shares entitled to vote on the matter that are present in person or represented by proxy. Broker non-votes will have the same effect as a vote “AGAINST” the adoption of the Asset Sale Proposal, the Liquidation Proposal and the Authorized Share Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal, assuming a quorum is present.

Voting
Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or cause their share to be voted by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or by submitting proxies by means of the Internet or telephone as described below. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder.
If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted (i) “FOR” the adoption of the Asset Sale Proposal, (ii) “FOR” the approval of the Liquidation Proposal, (iii) “FOR” the approval of the Authorized Shares Proposal, and (iv) "FOR" the approval of the Adjournment Proposal.
Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact:
Roka Bioscience, Inc.

20 Independence Boulevard
Warren, New Jersey 07059
Attn: Corporate Secretary
Phone: (908) 605-4700
Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Submitting Proxies Via the Internet or by Telephone
Stockholders of record and any stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.
In addition to submitting the enclosed proxy card by mail, stockholders of record may submit their proxies:

•	via the Internet, by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website; or

•	by telephone, by calling the toll-free number 1-800-690-6903 and following the recorded instructions.
Revocability of Proxies
You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Lars Boesgaard, Chief Financial Officer of the Company;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.
If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies
In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

Other Business

As of the date of this proxy statement, our board of directors does not intend to present at the special meeting of stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

THE ASSET SALE
This discussion of the Asset Sale is qualified by reference to the Asset Purchase Agreement, as amended, which is attached to this proxy statement as Annex A. You should read the entire asset purchase agreement carefully as it is the legal document that governs the Asset Sale.

General
On August 16, 2017, our board of directors adopted and approved an Asset Purchase Agreement with the Buyer whereby we will sell substantially all of our assets, including all pertinent intellectual property rights comprising the Company’s business, but excluding our cash, cash equivalents and marketable securities, to the Buyer. If the Asset Sale is completed, we will be required to provide certain transition services to the Buyer for a period of time following the closing of the Asset Sale. After the completion of the Transition Period, we expect to cease to be an operating company and not to engage in any business activities pursuant a Plan of Liquidation. We plan to retain only a few employees required to wind down our business in accordance with the Plan of Liquidation. After the completion of the Transition Period and if the Plan of Liquidation is approved by our stockholders, we expect to liquidate and dissolve the Company, wind up and terminate the business of the Company, and distribute its remaining assets in accordance with the terms of the Plan of Liquidation.

Background of the Proposed Sale

We were formed in 2009 to acquire the industrial application assets of Gen-Probe Incorporated, which was subsequently acquired by Hologic, Inc. The acquisition included a license agreement pursuant to which Hologic granted us a worldwide, royalty-bearing license under Hologic’s molecular diagnostic technology patent portfolio and know-how (including technology, trade secrets, inventions, methods, designs, materials, and data) for use in instruments for the following industrial testing applications: food manufacturing, water testing, biopharmaceutical manufacturing, environmental, veterinary, bioterrorism and infection control. We focused on developing and commercializing a comprehensive menu of molecular diagnostic products for the detection of foodborne pathogens under the Atlas brand name.

In late 2012, we launched our proprietary Atlas Detection Assays and Atlas instrument in the North American food safety testing market. The early stages of commercializing our Atlas products have been very challenging. The sales cycle for our Atlas solution is lengthy, often 12 months or longer, and unpredictable, which has made it extremely difficult for us to accurately forecast revenues. Most of our potential customers currently use molecular or immunochemical testing methods and we need to persuade potential customers to change their testing methods and adopt our Atlas solution in order to successfully commercialize our products. These customers may be reluctant to change those methods to a new testing method or may delay any decisions to change their testing methods. Potential customers for our products typically need to commit significant time and resources to evaluate the technology used in our products and their decision to purchase our products may be further limited by budgetary constraints and numerous layers of internal review and approval, which are beyond our control. We spend substantial time and effort assisting potential customers in evaluating our Atlas solution, including providing demonstrations and validation on the food types that they test. Even then, customers may decide to continue to evaluate our Atlas solution and delay any decision to change their testing methods. Furthermore, even after initial approval by appropriate decision makers, the negotiation and documentation processes for the actual adoption of our Atlas solution can be lengthy.

In 2014, we completed an initial public offering for our common stock. Following our initial public offering, commercial adoption and demand for our Atlas products did not increase as quickly as expected. In 2014 and 2015, we developed a new Listeria assay, specifically for use in environmental testing as a result of challenges with sample contamination that certain customers experienced, primarily in connection with environmental testing. During this period commercial adoption stalled as several customers decided to delay implementation of our Atlas solution until we launched our new Listeria assay. Even following the launch of this new assay, commercial adoption remained challenging. We had several key potential customers continue to delay decisions about implementing our Atlas solution and although revenue increased, it did not increase at the pace that we expected.

Mindful that revenue was not increasing as quickly as expected, we implemented certain cost-savings measures and headcount reductions in the fourth quarters of 2014 and 2015 and in the first quarter of 2017. Even taking into account such cost-savings measures, we have not been able to increase our revenue to a level sufficient to sustain our cost structure as a stand-alone public company, service our outstanding debt, make the milestone payments required under our license agreement with Hologic and satisfy our other operating costs. Furthermore, as described above, we do not have sufficient visibility into market acceptance and customer adoption to determine when, if ever, we may achieve such revenue levels. Such lack of visibility into the pace of commercial adoption, timing of new customer contracts and revenue levels also made it extremely difficult to forecast our cash requirements and cash flows.

As a result, at its regularly scheduled meeting on March 16, 2017, our board of directors authorized management to pursue various strategic options, including selecting and interviewing appropriate investment banks to assist us with analyzing capital raising and other strategic alternatives. Throughout the period from mid-March through mid-August, our board of directors met (through in-person or telephonic meetings) on each of March 16, May 4, June 28, June 30,  July 21, July 28, August 3, August 11 and August 16, 2017, in each case to monitor, deliberate and advise our management on how to proceed in connection with the evaluation of potential strategic alternatives, including restructuring our outstanding debt, seeking additional capital, renegotiating the terms of our license agreement with Hologic, and exploring a potential sale of the company, as well as seeking advice concerning operation of the bankruptcy laws.

During the first quarter of 2017, we negotiated with Comerica to amend our loan agreement. On April 6, 2017, we amended our loan agreement with Comerica, to provide for, among other things, an interest only period for three months after which we began making monthly payments which consist of accrued interest and equal principal payments in accordance with a 15-month amortization schedule.

Between March and May 2017, we contacted and interviewed investment banks believed to have the requisite experience necessary for advising our board of directors on capital raising and strategic transactions and also began assembling a virtual data room to store our diligence information and make it readily available for confidential review by interested parties.

Between late March 2017 and late June 2017, we had several meetings and discussions with specific investment banks regarding our capital needs, current market conditions for small-cap companies and various potential capital raising transactions. During this time we and our advisors began preparing for a potential capital raising transaction, including commencing diligence activities and drafting a registration statement.
In May 2017, we engaged Duff & Phelps Securities, LLC (“Duff & Phelps”) to explore a potential sale transaction, while we continued to investigate a potential capital raising transaction with other investment banks. Between May and early June 2017, our management and legal counsel worked with Duff & Phelps to prepare confidential marketing materials and to identify potential strategic buyers.

During June 2017, our management also had discussions with Hologic to negotiate an amendment to our license agreement to reduce our milestone obligations, in order to facilitate our ability to effect an acquisition of our business. Our management met with Hologic on July 27, 2017 for the same purpose.

On June 28, 2017, at a regularly scheduled meeting of our board of directors at the Company’s offices, management updated our board of directors with respect its efforts to explore various strategic alternatives, including its investigation of a potential capital raising transaction, and Duff & Phelps made a presentation to our board of directors regarding the marketing efforts to sell the business, including the potential strategic buyers contacted by Duff & Phelps. Management further updated our board of directors on the projections of revenue, expenses and cash and the current compliance status with the Company’s credit facility. Following a review of strategic alternatives and after considering our current stock price, the diversion of management time and effort and expected transaction expenses and costs involved in pursuing a capital raising transaction, the amount of projected cash needed to sustain operations, the uncertainty of successfully completing a capital raise meeting our capital requirements and the potential for significant dilution to our existing stockholders of any potential capital raising transaction, our board of directors directed management to focus its efforts on pursuing a potential sale transaction, while also considering a possible bankruptcy filing if a potential sale transaction could not be successfully consummated.

On June 30, 2017, our board of directors held a meeting via conference call to further discuss strategic alternatives. During the call, representatives of our counsel, Lowenstein Sandler, provided our board of directors with an overview of the process of restructuring our company through a bankruptcy proceeding if other strategic alternatives were not available on acceptable terms or at all. Our board of directors directed management to continue to pursue a sale transaction and asked representatives of Lowenstein Sandler to begin preliminary preparations for a potential bankruptcy filing in the event a buyer for the business could not be found by late August.

During June and July 2017, Duff & Phelps contacted 23 potential strategic and other buyers and we entered into confidentiality agreements with 13 potential buyers. Following execution of a confidentiality agreement, we sent confidential marketing materials and provided data room access to such potential buyers. Of these 13 potential buyers, seven declined to proceed with meetings with our management team.

During July 2017, we met with six potential buyers, including the Buyer, for preliminary discussions regarding a potential transaction. Although, we had early discussions and meetings with these six potential buyers, only the Buyer made a bona fide offer or proposal to acquire us or our assets.

Our management met with the Buyer several times, including in San Diego, California on July 17, 2017 and in Seattle, Washington on July 25, 2017 and July 26, 2017 to discuss a potential transaction.

On July 21, 2017, our board of directors held a meeting via conference call during which a representative of Duff & Phelps provided an update on the sales process, including the number of potential buyers contacted, the meetings with potential buyers and the bid date deadline and representatives of Lowenstein Sandler discussed various strategic alternatives, including a potential bankruptcy filing, as well as potential negotiations necessary with Comerica regarding the amending of our outstanding debt.

On July 28, 2017, the Buyer sent us a letter of intent with respect to the acquisition of substantially all of our assets. The letter contained an offer which expired on August 4, 2017. On July 28, 2017, our board of directors held a meeting via conference call to consider developments in the sales process and discuss the potential transaction with the Buyer. At the meeting, management and representatives of Lowenstein Sandler outlined the terms of the letter of intent and discussed the process for drafting and negotiating the asset purchase agreement. Management also updated our board of directors with respect to their negotiations with Hologic to reduce the amount of the future milestone payments and outlined the terms of a proposed third amendment to the license agreement with Hologic.

On August 2, 2017, we delivered a proposed asset purchase agreement to the Buyer. Following delivery of the proposed asset purchase agreement, our management had several conversations with the Buyer regarding key terms of the proposed transaction, including the purchase price and the milestone payments to Hologic pursuant to the license agreement. Based on discussions with the Buyer, our management made certain revisions to the asset purchase agreement. On August 3, 2017, a representative of Duff & Phelps delivered to Buyer a revised proposed asset purchase agreement.

On August 3, 2017, our board of directors met, via conference call, to discuss the proposed asset purchase agreement and Buyer’s request for a one-week exclusivity agreement, as well as discussions regarding the engagement of a financial advisory firm to provide a fairness opinion. On the call, our counsel outlined key provisions of the draft asset purchase agreement, including the purchase price, termination provisions, and “fiduciary out” provisions, as well as Buyer’s request for a breakup fee, indemnification and transition services following the closing. On August 3, 2017, we engaged Empire Valuation Consultants to provide us with a fairness opinion in connection with the potential transaction.

On August 4, 2017, management further updated our board of directors via e-mail with respect to the negotiations of the asset purchase agreement and the proposed one-week exclusivity agreement. On August 4, 2017, we entered into a one-week exclusivity agreement with Buyer and continued discussions on the proposed asset purchase agreement.

On August 7, 2017, our management had various conversations with the Buyer to discuss key issues with the draft asset purchase agreement, including the scope of purchased assets and excluded liabilities, adjustments to the purchase price and the transition services to be provided. On August 7, 2017, the Buyer sent a revised draft asset purchase agreement to us.

On August 8, 2017, the Buyer, our management, our counsel, and our financial advisor participated in a meeting, via conference call, to discuss Buyer’s comments to the asset purchase agreement, including Buyer’s continued request for transition services and the period for such services, indemnification and a breakup fee if the asset purchase agreement were terminated for certain reasons, including the receipt of a superior proposal. Following such call, our management had various conversations with the Buyer to further negotiate the terms of the asset purchase agreement and Asset Sale.

On August 9, 2017, we sent a revised draft asset purchase agreement to the Buyer.

On August 10, 2017, the Buyer sent us comments on such revised draft asset purchase agreement and we and Buyer agreed to extend the exclusivity agreement through August 18, 2017 to allow additional time to negotiate the asset purchase agreement.

Between August 10, 2017 and August 16, 2017, we and the Buyer exchanged multiple revised drafts of the asset purchase agreement. During such time, we and our counsel had numerous conversations with the Buyer and its counsel with respect to the remaining issues on the asset purchase agreement, including the scope of purchased and excluded assets and liabilities, the scope and timing of our obligations to provide transition services after the consummation of the transactions contemplated by the asset purchase agreement, insurance provisions, and Buyer’s intent to offer employment to certain of our employees.

On August 11, 2017, our board of directors met, via conference call, to discuss the potential transaction. During the meeting, a representative of Duff & Phelps provided a status update on the sales process and discussed key terms of the proposed asset purchase agreement. In addition, our management and a representative of Lowenstein Sandler provided an overview of the negotiations with the Buyer and summarized key terms of the proposed asset purchase agreement and provided an update on the fairness opinion. Management further reviewed our cash projections and provided an update on discussions with our lender, Comerica.

On August 16, 2017, our board of directors again met via conference call to further review the transaction. A representative of Duff & Phelps reviewed the process to market and sell the Company’s business, including the number of strategic buyers contacted, the number of strategic buyers who executed confidentiality agreements and received access to the data room, the negotiations with the Buyer and a summary of key terms of the Asset Sale. A representative of Lowenstein Sandler reviewed the terms of the asset purchase agreement, including the resolution of the outstanding open issues under the asset purchase agreement, including the provisions for a breakup fee, the provisions for the transition period, and the removal of indemnification provisions. Members of management updated our board of directors with respect to the estimated costs for the Transition Period and the retention plan for employees necessary to provide the transition services and to effect a wind down of the business, as well as the severance provisions in employment agreements for members of the management team. A representative of Empire Valuation presented to our board of directors their financial analyses and their oral opinion (subsequently confirmed in writing to our board of directors) to the effect that and subject to the various assumptions set forth therein, the consideration to be received in the Asset Sale was fair, from a financial point of view, to us and our stockholders. A representative of Lowenstein Sandler further reviewed with our board of directors the proposed Plan of Liquidation to be effected following the Asset Sale. Members of our management also presented the third amendment to the license agreement with Hologic and reviewed the key terms thereof. Our board of directors then unanimously approved the asset purchase agreement, as well as the Plan of Liquidation and third amendment to the license agreement with Hologic. Later that evening, the Company, the Buyer and the Parent (solely with respect to Section 3.3 of the asset purchase agreement related to the guarantee by the Parent of the payment of the purchase price) executed the asset purchase agreement. We also executed the third amendment to the license agreement with Hologic. The amendment provides that, among other things, our obligation to make milestone payments of $5.0 million in January 2018 and $5.0 million in January 2020 shall be reduced to a single $2.5 million milestone payment to be paid in August 2017.

Reasons for the Asset Sale and Recommendation of Our Board of Directors

Our board of directors unanimously:  (i) determined that the Asset Sale is fair, advisable and in the best interests of us and our stockholders, (ii) approved the Asset Purchase Agreement and the Asset Sale, and (iii) recommended that our stockholders vote in favor of the approval of the Asset Sale and the Asset Purchase Agreement.

In the course of reaching that determination and recommendation, our board of directors considered a number of potentially supportive factors in its deliberations including:

•	the fact that we have suffered losses since our inception in 2009 and expect to continue to experience losses for the foreseeable future and that we may never become profitable;

•
the fact that we have experienced limited commercial adoption to date, rely on a small number of customers and the sales cycle for our Atlas solution is lengthy and unpredictable and therefore we cannot predict whether we will ever become profitable;

•
the determination by management and our board of directors, after evaluating various strategic alternatives and conducting an extensive review of our financial condition, results of operations and business prospects, that attempting to raise additional capital, continuing to operate as a going concern or filing for bankruptcy protection was not reasonably likely to create greater value for our stockholders as compared to the value obtained for our stockholders pursuant to the Asset Sale due primarily to the reasons stated below:

•
the substantial doubt about our ability to continue as a going concern in the near term and insufficient cash resources available to continue funding the operations of the Company beyond the near future;

•	our need to obtain significant additional capital to finance our operations, to make milestone payments pursuant to our license agreement with Hologic and to repay our outstanding debt to our lender;

•	the risk of default under our credit agreement for failure to maintain $4.0 million of restricted cash and the possibility that our lender would foreclose on our outstanding debt;

•	our inability to raise such capital through equity financings before exhausting our cash resources without significant dilution to our existing stockholders; and

•
the belief by our board of directors, based on our sales and marketing efforts to date, that the pace of commercial adoption of our Atlas solution and revenue derived from sale of our Atlas products was unlikely to increase sufficiently for us to achieve profitability for the foreseeable future, if at all.

•
the fact that the consideration to be paid in the Asset Sale is all-cash and we will retain our existing cash, cash equivalents and marketable securities, which we believe provides significantly greater value to our stockholders than any other alternative available;

•
management's belief that as a result of the extent of negotiations with the Buyer, we obtained the highest consideration that the Buyer was willing to pay or that we were likely to obtain from any other potential buyers;

•
the marketing process conducted by management and Duff & Phelps in seeking potential buyers, including early discussions and meetings with other potential third party acquirers, and the fact that aside from the Buyer's proposal to acquire substantially all of our assets, no other bona fide inquiries or proposals to acquire us or our assets were received;

•	the lack of a financing condition on the obligations of Buyer and the guarantee provided by the Parent;

•	the Asset Sale is subject to the approval of our stockholders;

•
the provisions in the Asset Purchase Agreement allowing our board of directors to withdraw its recommendation that our stockholders vote in favor of the Asset Sale if our board of directors receives a superior third party proposal (as defined in the Asset Purchase Agreement) subject to certain confidentiality and notice provisions;

•
the provisions in the Asset Purchase Agreement allowing our board of directors to terminate the Asset Purchase Agreement in order to accept a superior proposal subject to certain conditions contained in the Asset Purchase Agreement and the payment to Buyer of a breakup fee of $770,000; and

•
the conclusion of our board of directors that such termination fees and transaction expenses were reasonable in light of the benefits of the Asset Sale and were at customary levels for termination fees and transaction expenses for comparable sized transactions.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

•	the conditions to closing that must be satisfied or waived, including obtaining consent from our lender and certain other third parties and acknowledgments that are outside of our control;

•
the risks and costs to us if the Asset Sale is not consummated, including the diversion of management and employee attention, employee attrition and the effect of non-consummation of a transaction on customer, licensor and vendor relationships;

•
the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that we pay the Buyer a breakup fee of $770,000, if the Asset Purchase Agreement is terminated under certain circumstances;

•
the fact that our stockholders will not participate in potential future growth and earnings, if any, as a result of potential increased commercial adoption of our Atlas solution and the intellectual property developed by us to date;

•
the restrictions on the conduct of our business prior to the consummation of the Asset Sale, requiring us to conduct our business in accordance with our current practice, subject to specific limitations and exceptions;

•	our obligations to provide transition services to the Buyer after consummation of the Asset Sale and the uncertainty regarding the costs we will incur to provide such transition services;

•	the lack of certainty of the timing and amounts of distributions of cash, if any, to our stockholders; and

•	the interests of our officers and directors in the Asset Sale described below under “The Asset Sale - Interests of Certain Persons in the Merger.”
The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth all of the material factors considered by our board of directors. Our board of directors reached the unanimous conclusion to approve and adopt the Asset Purchase Agreement in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the Asset Sale and the complexity of these matters, our board of directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board of directors determined that the Asset Purchase Agreement was fair to and in the best interests of, our stockholders. Accordingly, our board of directors unanimously adopted and approved the Asset Purchase Agreement. Our board of directors unanimously recommends that you vote “FOR” the adoption of the Asset Purchase Agreement.

Opinion of Empire Valuation Consultants, LLC
Pursuant to an engagement letter dated August 3, 2017, we retained Empire Valuation Consultants, LLC (“Empire”) to render an opinion to our board of directors as to the fairness, from a financial point of view, to us and our stockholders of the consideration to be received by us pursuant to the Asset Purchase Agreement.
On August 16, 2017, Empire delivered certain of its written analyses and its oral opinion to our board of directors, subsequently confirmed in writing, to the effect that and subject to the various assumptions set forth therein, as of August 11, 2017, the consideration to be received in the transaction was fair, from a financial point of view, to us and our stockholders. On August 16, 2017 Empire delivered its written opinion to the same effect as of August 16, 2017.
The full text of the written opinion of Empire, dated August 16, 2017, is attached as Annex C and is incorporated herein by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Empire. The summary of the written opinion of Empire set forth herein is qualified in its entirety by reference to the full text of such opinion. Empire’s analyses and opinion were prepared for and addressed to our board of directors and are directed only to the fairness, from a financial point of view, of the consideration to be received in the transaction, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. Empire’s analyses and opinion also did not take into consideration any tax issues related to the transaction. The consideration received in the transaction was determined through negotiations between the Company and the Buyer and not pursuant to recommendations of Empire.
In arriving at its opinion, Empire reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	A draft copy of the Asset Purchase Agreement, by and between the Company and the Buyer;

•	Certain publicly available financial and other information regarding the Company, and certain other relevant financial and operating data furnished to Empire by our management and advisors;

•	Certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by our management, collectively referred to as the Roka Forecasts;

•
Discussions Empire had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters Empire deemed relevant;

•	Certain operating results of the Company as compared to the operating results of certain publicly traded companies Empire deemed relevant;

•	Certain financial terms of the transaction as compared to the financial terms of certain selected business combinations Empire deemed relevant; and

•	Such other information, financial studies, analyses and investigations and such other factors that Empire deemed relevant for the purposes of its opinion.
In conducting its review and arriving at its opinion, Empire, with management’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available. Empire did not undertake any responsibility for the accuracy, completeness or reasonableness of, or attempted independently to verify, this information. In addition, Empire did not visit or conduct any physical inspection of the properties or facilities of the Company in Warren, New Jersey. Empire further relied upon the assurance of our management that we were unaware of any facts that would make the information provided to Empire incomplete or misleading in any respect. Empire, with management’s consent, assumed that the Roka Forecasts provided to Empire were reasonably prepared by our management, and reflected the best available estimates and good faith judgments of our management as to the Company's future performance and that such projections provide a reasonable basis for its opinion. There were no limitations placed on the scope of Empire's review.
Empire did not make or obtain any independent evaluations, valuations or appraisals of the Company's assets or liabilities, nor was Empire furnished with these materials. Empire expresses no opinion with respect to such legal matters. Empire’s services to us in connection with the transaction have included serving as exclusive financial advisor to the board of directors and rendering an opinion from a financial point of view of the consideration to be received in the transaction. Empire’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Empire on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Empire does not have any obligation to update, revise or reaffirm its opinion and Empire expressly disclaims any responsibility to do so.
In rendering its opinion, Empire assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Asset Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Asset Purchase Agreement and that all conditions to the consummation of the Asset Purchase Agreement will be satisfied without waiver thereof. Empire assumed that the final form of the Asset Purchase Agreement would be substantially similar to the last draft received by Empire prior to rendering its opinion. Empire also assumed that all governmental, regulatory and other consents and approvals contemplated by the Asset Purchase Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the sale of certain of the Company's assets.
Empire’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed sale. Empire’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the sale of certain of the Company's assets. Empire expresses no opinion as to the underlying business reasons that may support the decision of our board of directors to approve, or our decision to consummate, the sale of certain of the Company's assets.
In preparing its opinion, Empire performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Empire believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, Empire considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company or the proposed sale of certain of the Company’s assets, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.
The estimates contained in Empire's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
Empire's opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the sale of certain of our assets and should not be viewed as determinative of the views of the board of directors or management with respect to the sale.
The following is a summary of the principal financial analyses performed by Empire to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Empire performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by our Board with respect to the investigations made or procedures followed by Empire in rendering its opinion.
Liquidation Analysis
Based upon its current and projected cash flows, the Company’s management notes that there is substantial doubt about the Company’s ability to continue as a going concern within six months after August 11, 2017. Therefore, Empire performed an analysis of the expected liquidation proceeds as an alternative scenario to the acceptance of the Asset Purchase Agreement.
Using the balance sheet information as of July 31, 2017 provided by the Company’s management as a starting point, Empire performed a liquidation analysis. Empire considered a number of factors in assessing the liquidity of the Company’s assets and other factors relevant to the liquidation value of its assets and liabilities. According to Company management, the license agreement with Hologic will terminate in the event that the Company files for bankruptcy. Moreover, the Company’s assets and equipment are highly specific to their current use, and there are no, or limited, alternative uses of its diagnostics instruments and manufacturing equipment. Furthermore, based on discussions with the Company’s management, the prepaid expenses and certain other current and long-term assets would not be recoverable in a liquidation scenario. In addition, the Company’s balance sheet liabilities include deferred milestone payments to Hologic per the license agreement. Based on discussions with the management of the Company, in a liquidation scenario, these payments would not be made.
In the scenario of a liquidation, certain additional costs would be incurred by the Company in order to wind down its operations and complete the liquidation process; an estimate of those liquidation costs was provided by the Company’s management.
Based on the above information, Empire applied certain liquidation discounts on the Company’s assets and liabilities as of July 31, 2017, which resulted in an expected liquidation value of $4.88 million and a net proceeds value of $0.61 million.
Discounted Cash Flow Analysis
The Company’s management has not, as a matter of course, publicly disclosed internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.  We are including selected projections in this proxy statement to provide our stockholders with access to certain non-public unaudited projected financial information that was made available to our board of directors and Empire in connection with evaluating the Asset Sale.  The inclusion of the selected financial projections in this proxy statement shall not be deemed an admission or representation by us that such information is material.

The Company’s management prepared the selected projections set forth below for the consideration of the Company's board of directors to allow for an assessment of the Company's estimated future financing needs in connection with the board of directors' evaluation of the Asset Sale. Such projections were not created with a view towards public disclosure. In its preparation of the selected projections, management applied principles consistent with those applicable to the Company's historical financial reports.

The Company's management provided income statement and capital expenditure projections for the years 2017 through 2022, the highlights of which are listed in the table below (all numbers in $millions). This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information.

Period	2017	2018	2019	2020	2021	2022
Revenue	10.000	19.950	28.690	37.190	45.690	54.190
Op. Profit	-23.534	-7.803	-2.766	0.968	5.388	9.774
CapEx	0.129	0.135	2.242	2.249	2.257	2.265
While the financial projections set forth above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying these financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in this proxy statement under the sections captioned “Risk Factors” and “Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and Form 10-Q, all of which are difficult to predict and many of which are beyond our control. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the financial projections, whether or not the transaction is completed. As a result, the financial projections set forth above cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.
The prospective financial information included in this preliminary proxy statement has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this preliminary proxy statement relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so.
Management’s projections reflect the assumption that the Company will place 12 Atlas instruments in calendar year 2017, 18 Atlas instruments in calendar year 2018, and 35 Atlas instruments annually in the calendar years 2019 through 2022, and that the annual revenue per instrument will increase significantly from historical levels achieved by the Company. In its projections of cost of revenue, management projected that cost of revenue, as a percentage of revenue, will decrease in future periods as manufacturing and sales volumes of Atlas Detection Assays are projected to increase, and thereby allowing for better utilization of the Company's manufacturing capacity. Management projected a decrease in research and development expenses from 2017 to 2018, due to the anticipated completion of the majority of Company's development activities, and an annual of 5% for calendar years 2019 through 2022. With respect to selling, general and administrative expenses, management projected annual increases of approximately 4% for the calendar years 2018 through 2022.
Using these projections, Empire performed a discounted cash flow analysis on the free cash flows of the Company for the remaining period of 2017 after the date of the analysis and for calendar years 2018 through 2022. Based on its review of the projections and discussions with management of the Company, Empire first made several adjustments to the assumptions contained in the supplied projections. Empire adjusted depreciation on a tax basis based on the Internal Revenue Service’s five-year Modified Accelerated Cost Recovery System percentages. For the horizon cash flows, capital expenditures were estimated to equal 3% of revenue, and depreciation was normalized based on the level of capital expenditures and the expected long-term growth rate. Lastly, an adjustment was made in the horizon period for instrument payments, which are payable 50% at the time of purchase with the rest deferred for 54 months.
Empire discounted the net cash flows through the calendar year 2022 back to the present by using a discount rate based on a weighted average cost of capital rate developed using the Capital Asset Pricing Model and also taking into consideration the expected rates of return for venture capital investments. The discount rate chosen by Empire was 25.0%. In concluding the discount rate Empire considered the risk in achieving the projected figures, the projected margins relative to historical margins and those of public guideline companies, industry and economic trends, other guideline company benchmark information, relative growth prospects and overall financial health, among other factors. Empire then added the present value of these net cash flows to the horizon value of the Company in the calendar year ending 2022, discounted back to the present at the same discount rate. Empire computed the horizon value of the Company in the calendar year ending 2022 by using a two-stage fading growth model and assumed an initial short-term growth rate of 15% decreasing linearly to a long-term growth rate of 3% over a three-year period. The total discounted cash flows based on the above analysis were $13.48 million. Subtracting outstanding debt of $4.67 million arrived at an equity value of $8.81 million.
Empire made adjustments to the above equity value based on the discounted cash flow analysis to account for the assets and liabilities that were not assumed by the Buyer based on the Asset Purchase Agreement and conclude an implied purchase equivalent price. Applying those adjustments to the total of the discounted cash flows resulted in an implied purchase equivalent price of $11.40 million.
In addition, Empire performed a sensitivity analysis for different discount rates and long-term growth rates, and the range of implied purchase equivalent prices was $10.0 million to $13.0 million, with a midpoint of $11.5 million.
Market Capitalization Analysis
Empire used the publicly traded stock price of the Company as a basis for the market capitalization analysis. Empire reviewed the historical market prices and trading volume for the Company’s publicly traded common stock. Empire analyzed the company’s closing price of $2.36 per share for common stock as of August 11, 2017. In addition, Empire reviewed the company’s closing sale prices for common stock on a three−month and six−month average basis as of August 11, 2017, which were $2.65 and $3.29 per share, respectively. Empire also considered the downward trend in the Company’s stock price.
Empire calculated the Company’s market value of equity based on the closing price of $2.36 per share as of August 11, 2017 and the number of shares outstanding and then concluded an implied purchase equivalent price after applying certain adjustments. Specifically, Empire adjusted the market value of equity for the assets and liabilities that were not assumed by the Buyer and the present value of certain costs that the Company is responsible for paying by December 31, 2017.

Applying those adjustments resulted in an implied purchase equivalent price of $14.38 million based on the market capitalization method.
In addition, Empire performed a sensitivity analysis for different stock prices and the range of implied purchase equivalent prices was $13.5 million to $15.0 million, with a midpoint of $14.25 million.
Guideline Companies - Reasonableness Test
In addition to the primary valuation methods described earlier (liquidation, discounted cash flow and market capitalization analyses), Empire performed a reasonableness test based on comparable guideline companies. Empire did not use the guideline companies analysis as a primary valuation method as there were no guideline companies that were similar to the Company in terms of product types, size, growth prospects and financial health.
In order to develop appropriate multiples, Empire performed a search for guideline companies and compared selected historical operating data and ratios for the Company to the corresponding data and ratios of certain other companies whose securities are publicly traded and which Empire believes have some operating and market similarities to what might be expected of the Company, preferably with a focus on providing food safety testing and pathogen detection services and having revenues of less than $20 million. These companies were:

•	Neogen Corporation

•	Luminex Corporation

•	TrovaGene, Inc.

•	Bio-Rad Laboratories, Inc.

•	bioMérieux S.A.

•	T2 Biosystems, Inc.

•	OpGen, Inc.

•	Akers Biosciences, Inc.

•	CHF Solutions, Inc.
Enterprise Value (“EV”, the market value of equity plus the market value of debt, less outstanding cash) to Revenue multiples were calculated for the trailing twelve month (“TTM”) period and for the projected 2017 period. The following are summary statistics of the multiples for the guideline companies as of August 11, 2017:

Multiple	Sample Range	Sample Median	Roka - Market Capitalization Implied Multiple	Roka - DCF Implied Multiple
EV / TTM Revenue	0.80 - 72.10	3.83	0.81	0.43
EV / 2017E Revenue	0.55 - 129.96	3.41	0.64	0.34
The implied multiples for the Company based on the Market Capitalization and the Discounted Cash Flow methods were near and below the low end of the Guideline Companies range. Empire considers those multiples to be reasonable given, among other factors, the size, growth prospects and financial health of the Company compared to the guideline companies as well as the fact that the Company’s management doubted its ability to continue as a going concern within six months.
Guideline Transactions - Reasonableness Test
In addition to the primary valuation methods described earlier (liquidation, discounted cash flow and market capitalization analyses), Empire performed a reasonableness test based on guideline transactions. Empire did not use the guideline transactions analysis as a primary valuation method as the products and industry focus of the acquired companies were not very similar to the Company. Further, the acquired companies had financial differences with the Company as well.
Empire utilized public information regarding identifying guideline transactions from 2014 to August 11, 2017 of companies deemed to be in the healthcare equipment industry, having revenues of less than $30 million and the targets being located in the United States. Empire included transactions where only 100% ownership was sought. Empire considered seven transactions, the acquisitions of:

•	Nanosphere, Inc.

•	Magellan Diagnostics, Inc.

•	NeoForce, Inc.

•	AdvanDx, Inc.

•	MD Office Solutions, Inc.

•	Charter Medical, Ltd.

•	Corgenix Medical Corp.

Multiple	Sample Range	Sample Median	Roka - Market Capitalization Implied Multiple	Roka - DCF Implied Multiple
EV / TTM Revenue	0.54 - 4.40	1.27	0.81	0.43

The implied multiples for the Company based on the Market Capitalization and the Discounted Cash Flow methods were near and below the low end of the guideline transactions range. Empire considers those multiples to be reasonable given, among other factors, the size, growth prospects and financial health of the Company compared to the guideline acquired companies, as well as the fact that the Company’s management doubted the Company’s ability to continue as a going concern within six months.
Fee Arrangements.
Under the terms of its engagement, the Company agreed to pay Empire a fee of $150,000 of which $75,000 was payable at the time Empire was retained by the board of directors and $75,000 was payable immediately prior to the time Empire delivered its opinion relating to the sale of certain of the Company's assets. The Company has also agreed to reimburse Empire for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Empire and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
In the ordinary course of business, Empire and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.
The Company selected Empire based on its experience, expertise and reputation and the remuneration it sought for its services. Empire is a nationally recognized independent valuation consulting firm that, as a customary part of its business, values business interests, financial securities, and intangible assets for corporate, estate, and other purposes.

Certain Effects of the Asset Sale

If the stockholders approve the Asset Purchase Agreement and we complete the Asset Sale, we will be obligated to continue certain activities during the Transition Period. After the completion of the Transition Period, we expect to cease to do business and expect to not engage in any business activities except for dealing with post-closing matters and for the purpose of liquidating our remaining assets, paying any debts, liabilities and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we expect to distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.
Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is listed on NASDAQ Global Market under the symbol “ROKA”. If the Plan of Liquidation is approved, we will consider delisting and deregistering our common stock.

Effects on the Company if the Asset Sale is Not Completed

There is substantial doubt about our ability to continue as a going concern. Our liquidity requirements have and will continue to consist of sales, marketing, research and development expenses, capital expenditures, working capital and general corporate expenses, which expenses substantially exceed our current revenue levels. Liquidity requirements through the end of 2017 also include interest and principal payments on the Company's outstanding debt and a payment to Hologic of $2.5 million, which is due in August 2017.

If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

Interests of Certain Persons in the Asset Sale
In considering the recommendation of our board with respect to the Asset Purchase Agreement, holders of shares of our common stock should be aware that our executive officers and directors may have interests in the Asset Sale that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Asset Purchase Agreement and to recommend that our stockholders vote in favor of adopting the Asset Purchase Agreement.

Stockholdings and Stock Awards

The following table shows the aggregate number of shares of our common stock held by each person who served as a director or executive officer of us at any time since the beginning of our last fiscal year.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
M. James Barrett(1)	1,469,007	26.3%
Fred E. Cohen(2)	4,107	*
Michael P. Doyle(3)	4,603	*
David W. J. McGirr(4)	9,559	*
Paul G. Thomas(5)	113,791	2.23%
Nicholas J. Valeriani(6)	19,361	*
Lars Boesgaard(7)	20,136	*
Mary Duseau(8)	11,712	*
All current directors and executive officers as a group (8 persons)	1,652,276	29.12%

(1)
The shares beneficially owned consist of (i) 893,471 shares of common stock, (ii) warrants to acquire 571,429 shares of common stock and (iii) options to purchase 4,107 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017. The shares of common stock directly held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, the sole general partner of NEA 13, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 LTD. The individual directors, or collectively, the Directors, of NEA 13 LTD are M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Patrick J. Kerins, David M. Mott, Scott D. Sandell and Ravi Viswanathan. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares held by NEA 13. All indirect holders of the shares disclaim beneficial ownership of applicable shares except to the extent of their pecuniary interest therein. The shares directly held by NEA Ventures 2009, L.P., or Ven 2009, are indirectly held by Karen P. Welsh, the general partner of Ven 2009. The address for NEA 13 and Ven 2009 is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
Consists of options to purchase 4,107 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017. Also excludes 1,441,786 shares beneficially owned by TPG Biotechnology Partners III, L.P. Mr. Cohen is not deemed to beneficially own any shares held by TPG Biotechnology Partners III, L.P.

(3)
Consists of options to purchase 4,603 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(4)
Consists of 5,000 shares of common stock and options to purchase 4,559 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(5)
Consists of (i) 85,504 shares of common stock, of which 11,789 shares are unvested restricted stock, (ii) warrants to purchase 7,143 shares of common stock and (iii) options to purchase 21,144 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 14,704 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(6)
Consists of (i) 7,143 shares of common stock, (ii) warrants to purchase 7,143 shares of common stock and (iii) options to purchase 5,075 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,925 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(7)
Consists of (i) 8,937 shares of common stock, of which 1,953 shares are unvested restricted stock, (ii) warrants to purchase 3,572 shares of common stock and (iii) options to purchase 7,627 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 57,138 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(8)
Consists of (i) 1,429 shares of common stock, (ii) warrants to purchase 1,429 shares of common stock and (iii) options to purchase 8,854 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 120,894 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

Severance Benefits
Other than acceleration of vesting of equity awards, we have no “change in control” agreements with our executive officers that would entitle them to benefits or payments solely as a result of a change in control of the Company. However, pursuant to their employment agreements in the event of a termination “without cause” (as defined in the respective employment agreements), our executive officers are entitled to cash severance benefits or payments equal to nine months’ base salary, as well as nine months of fully subsidized COBRA payments and certain other members of our management team are entitled to between six and nine months’ base salary, as well as COBRA payments. Following, the closing of the Asset Sale, we expect to retain only a few employees necessary to maintain our corporate existence. As a result of the Asset Sale and expected wind down of the Company, we expect to incur approximately $1.3 million in cash severance obligations.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

The following discussion is a general summary of the material anticipated U.S. federal income tax consequences of the Asset Sale. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code (the “Treasury Regulations”), and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local, and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. The following discussion has no binding effect on the IRS or the courts.

The proposed Asset Sale is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale.

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. We believe that our adjusted tax basis in the assets being sold will exceed the sales proceeds that will be received from the Buyer; should that be the case, we will not incur any U.S. federal income tax as a result of the Asset Sale. In the event that we were to realize a gain as a result of the proposed Asset Sale, we anticipate that our tax attributes, including our U.S. federal net operating loss carryforwards (“NOLs”), will be available to offset all or a portion of our U.S. federal income tax liability resulting from such gain. However, utilization of these NOLs may generate an alternative minimum tax for U.S. federal income tax purposes. At this time, we are unable to determine the alternative minimum tax liability that would be generated by the use of our NOLs.

In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change NOLs or other tax attributes to offset future taxable income or reduce taxes. Our past issuances of stock and other changes in our stock ownership may have resulted in an ownership change within the meaning of Section 382 of the Code; accordingly, our pre-change NOLs may be subject to limitation under Section 382.

The determination of whether we will realize gain or loss on the proposed Asset Sale and whether and to what extent our tax attributes will be available to offset the gain is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Therefore, it is possible that we will incur U.S. federal income tax as a result of the proposed Asset Sale.

PROPOSAL 1-TO ADOPT THE ASSET PURCHASE AGREEMENT
This section of the proxy statement describes the material provisions of the Asset Purchase Agreement but does not purport to describe all the provisions of the Asset Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, which is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the Asset Purchase Agreement because it is the legal document that governs the Asset Sale. The Asset Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Asset Sale

We have agreed to sell substantially all of our assets, including all pertinent intellectual property rights comprising the Company’s business providing testing solutions for the detection of foodborne pathogens, (the “Business”), but excluding our cash, cash equivalents and marketable securities, to the Buyer for an aggregate Purchase Price of $17.5 million payable in cash at closing, subject to adjustment and subject to the conditions described below, under “Conditions to Closing of the Asset Sale.”

Principal Provisions of the Asset Purchase Agreement
Assets to be Sold

The assets to be purchased by the Buyer constitute substantially all of our assets, including all pertinent intellectual property rights comprising our business, but excluding our cash, cash equivalents and marketable securities.

Liabilities to be Assumed

The Buyer will assume only certain specified liabilities related to the assets purchased by the Buyer and those liabilities arising under certain contracts identified in the schedules to the Asset Purchase Agreement. All other liabilities will remain our obligations.

Transition Period

Pursuant to the Asset Purchase Agreement, we are required to provide certain transition services to the Buyer for a period of time following the close of the Asset Sale. The Transition Period will commence on the Closing Date and will continue through the earlier of:

•	December 31, 2017; and

•	the date as of which we have provided Buyer with an aggregate of 900,000 assay tests.

Pursuant to the Asset Purchase Agreement, the Buyer is obligated to reimburse us for certain raw material and other costs associated with producing the 900,000 assay tests and we are responsible for all other costs, including without limitation employee compensation, the costs for rent and all other operating costs incurred in producing the tests during the Transition Period. If we have not provided the Buyer with the required amount of assay tests by December 31, 2017, then pursuant to the terms of the Asset Purchase Agreement we will be required to pay the Buyer a fee of $2.00 for every assay test less than 900,000 that we produce. During the Transition Period, the Buyer is obligated to provide us with access, at no additional costs, to the purchased assets needed to provide the required transition services and wind down our business. If the Buyer fails to provide the necessary materials and personnel, the Transition Period will be deemed terminated and we shall have no further obligations to provide transition services to the Buyer.

Consideration to Be Received in the Asset Sale and Purchase Price Adjustments

We will receive $17.5 million in exchange for substantially all of our assets, assuming we have paid the $2.5 million milestone payment to Hologic prior to the Closing. Consideration will be paid fully in cash. We will retain our existing cash, cash equivalents and marketable securities upon consummation of the Asset Sale. The total Purchase Price to be paid upon closing is subject to the following adjustments:

•	The Purchase Price shall be reduced by the amount, if any, of any milestone payments or license modification fee payable to Hologic as of the Closing Date; and

•
If the accounts receivable on the closing date are less than $1.0 million, then the Purchase Price shall be reduced, dollar for dollar, by the difference between the total accounts receivable on the Closing Date and $1.0 million. If the accounts receivable on the Closing Date are more than $1.0 million, the Purchase Price shall be increased, dollar for dollar, by the difference between the accounts receivable on the Closing Date and $1.0 million.

IEH, the Buyer’s parent, has agreed to guarantee all obligations of the Buyer under the Asset Purchase Agreement, including the obligation to pay the Purchase Price.

Conditions to the Closing of the Asset Sale

The obligations of the parties to complete the Asset Sale are subject to certain conditions. Our obligation to complete the Asset Sale is subject to certain conditions, including, but not limited to:

•	the accuracy of the representations and warranties made by the Buyer;

•	the Buyer shall have performed in all material respects all agreements and covenants required of it by the Asset Purchase Agreement;

•	the Asset Purchase Agreement shall have been approved by holders of a majority of the outstanding shares of our common stock;

•	the absence of any law, injunction, stay or restraining order that would prohibit the consummation of the Asset Sale; and

•	the absence of any law, injunction, stay or restraining order that would prohibit the consummation of the Asset Sale; and

•	at the Closing Date, the Buyer shall have delivered to us all the required documents relating to the consummation of the Asset Sale.

The obligation of the Buyer to complete the Asset Sale are subject to certain conditions, including, but not limited to:

•	the accuracy of the representations and warranties made by us;

•	we shall have performed in all material respects all agreements and covenants required of us by the Asset Purchase Agreement;

•	the Asset Purchase Agreement shall have been approved by holders of a majority of the outstanding shares of our common stock;

•	the Asset Purchase Agreement shall have been approved by holders of a majority of the outstanding shares of our common stock;

•	the absence of any law, injunction, stay or restraining order that would prohibit the consummation of the Asset Sale;

•
the absence of any event (including any litigation), individually or in the aggregate, that has had, or could reasonably be expected to result in a “Material Adverse Effect,” as that term is defined in the Asset Purchase Agreement;

•	confirmation to Buyer from Hologic stating that all fees associated with the License Agreement between ourselves and Hologic have been paid in full; and

•	at the Closing Date, we shall have delivered to the Buyer all the required documents relating to the consummation of the Asset Sale.

Representations and Warranties
The Asset Purchase Agreement contains representations and warranties that we made to the Buyer regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the Asset Purchase Agreement;

•	title to the assets being sold ;

•	identification of required governmental approvals and consents;

•
the accuracy of information contained in registration statements, reports, prospectuses, and other documents that we have filed with the U.S. Securities and Exchange Commission since January 1, 2016 and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•	maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting;

•	maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting;

•
the absence of material liabilities, except for liabilities set forth on our March 31, 2017 balance sheet and liabilities incurred after March 31, 2017 in the ordinary course of business, incurred pursuant to certain specified contracts, or incurred in connection with the transactions contemplated by the Asset Purchase Agreement;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our intellectual property;

•	our equipment;

•	compliance with laws and orders;

•	litigation, governmental investigations or other legal proceedings;

•	the absence of undisclosed brokers’ fees;

•	environmental matters;

•	our material contracts; and

•	the accuracy of information contained in this proxy statement.

 In addition, the Buyer has made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the Asset Purchase Agreement; and

•	the Buyer’s ability pay the Purchase Price.

Many of our representations and warranties are qualified by a Material Adverse Effect standard. Pursuant to the Asset Purchase Agreement, a “Material Adverse Effect” means, with respect to us, any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or our financial condition, whether or not losses therefrom are capable of being calculated or (b) our ability to consummate timely the transactions contemplated by the Asset Purchase Agreement; except that, Material Adverse Effect will not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:

•	events, effects, conditions, changes, occurrences, developments or state of circumstances that generally affect the business or industry in which we are engaged or operate;

•	general business, financial or economic conditions;

•
national or international political, labor or social conditions, the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack;

•	changes or developments resulting or caused by natural disasters;

•	the condition of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

•	changes in accounting practices or in the interpretation or enforcement thereof;

•	changes in the law or other binding directives issued by any governmental authority;

•	acts or omissions carried out (or omitted to be carried out) by us pursuant to the Asset Purchase Agreement;

•
changes or developments relating to the announcement of, entry into, pendency of, actions required or contemplated by or performance of obligations under, the Asset Purchase Agreement or the identity of the parties to the Asset Purchase Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of us relating thereto; and

•	any effect that is cured by us prior to the Closing Date.

This description of the representations and warranties is included to provide investors with information regarding the terms of the Asset Purchase Agreement. It is not intended to provide any other factual information about us. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that we provided to the Buyer in connection with signing the Asset Purchase Agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties, summarized above. However, if we become aware of specific material facts that contradict the representations and warranties included in the Asset Purchase Agreement, we will provide updated disclosure as necessary to make disclosures in this proxy statement not misleading .

Covenants Relating to the Conduct of Our Business
Pursuant to the Asset Purchase Agreement, the Company and the Buyer are subject to certain Pre-Closing Covenants regarding the conduct of our business. These covenants include:

•
from the date of the Asset Purchase Agreement through the Closing Date, we shall use reasonable commercial efforts to continue to conduct the operation of our business in a manner consistent with our current practice, including paying for all current costs and expenses that are normally scheduled to become due and payable prior to the Closing Date, maintaining all equipment in accordance with manufacturer recommendation and in functional working order, ordinary wear and tear excepted, and maintaining customer and supplier relationships and associated goodwill;

•
from the date of the Asset Purchase Agreement through the Closing Date, we shall not knowingly undertake any action or knowingly fail to take any action, which such action or failure, had it taken place prior to the date of the Asset Purchase Agreement, would have been required to have been disclosed on any schedule to the Asset Purchase Agreement, without the prior written consent of the Buyer; and

•
we shall promptly notify the Buyer of any event, condition or circumstance occurring, or failing to occur, from the date of the Asset Purchase Agreement through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in, a breach of this Agreement, and (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule to the Asset Purchase Agreement had such event, occurrence, transaction or item existed on the date of the Asset Purchase Agreement.

Termination
The Asset Purchase Agreement provides that such agreement may be terminated at any time prior to the Closing Date of the Asset Sale, whether before or after the approval of our stockholders. The situations in which the Asset Purchase Agreement may be terminated include, but are not limited to the following.

•	the mutual consent of us and the Buyer;

•
the Asset Sale has not been consummated by December 31, 2017, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set by the Asset Purchase Agreement;

•	our failure to obtain the necessary shareholder vote at the special meeting to approve the Asset Sale;

•
by either party to the Asset Purchase Agreement if there has been a material breach of any of the covenants or agreements set forth within the Asset Purchase Agreement, and such breach has not been cured within thirty days of receipt of notice of the material breach from the breaching party;

•
by either party to the Asset Purchase Agreement if there has been a material breach of any of the representations or warranties set forth within the Asset Purchase Agreement, and such breach has not been cured within thirty days of receipt of notice of the material breach from the breaching party

•
subject to our obligation to pay a Breakup Fee if, prior to us obtaining shareholder approval of the Asset Sale, we have received a superior acquisition proposal and have entered into an acquisition agreement with respect to that superior acquisition proposal; and

•	by either us or the Buyer if one or more of the conditions to the closing of the Asset Sale are not satisfied.

Breakup Fee
In general, all fees and expenses incurred by a party to the Asset Purchase Agreement will be paid by the party incurring such fees and expenses, provided that, if the Asset Purchase Agreement is terminated in certain circumstances described below, we will be required to pay to the Buyer a Breakup Fee of $770,000.
The Asset Purchase Agreement obligates us to pay a termination fee to the Buyer of $770,000 if:

•
our board of directors changes its recommendation or shall have disclosed in any manner, its intention to change its recommendation prior to us obtaining shareholder approval of the Asset Sale for any reason, including but not limited to, receiving a superior acquisition proposal; or

•	we elect not to close the Asset Sale following shareholder approval for any reason, including but not limited to, receiving a superior acquisition proposal.

Amendment

The Asset Purchase Agreement may be amended only if such amendment is in writing and is signed by the Buyer and the Company.
No Solicitation
The Asset Purchase Agreement provides that we may not, directly or indirectly, solicit or knowingly take any action to facilitate the submission of any acquisition proposal, including, subject to certain exceptions, engaging in any discussions or negotiations with any third party that is seeking to make an acquisition proposal, or amending or granting any waiver or release under any standstill or similar agreement; or enter into any agreement in principle in connection with an acquisition proposal.
Notwithstanding the foregoing restrictions, at any time prior to obtaining stockholder approval to adopt the Asset Purchase Agreement, in response to a bona fide acquisition proposal that our board determines in good faith (after consultation with outside legal and financial advisors) constitutes or would reasonably be expected to result in a superior proposal, and provided that such proposal did not result from a material breach of the “no solicitation” provisions of the Asset Purchase Agreement described above, we may, subject to certain conditions:

•
furnish information with respect to us to the person or entity making such acquisition proposal, provided that all such information previously has been made available to the Buyer or is made available to the Buyer prior to or concurrently with the time it is provided to such person or entity, and

•
participate in discussions or negotiations with the person or entity making such acquisition proposal, if and only to the extent that we have entered into an acceptable confidentiality agreement with such person or entity.

Additionally, at any time prior to obtaining stockholder approval of the Asset Sale, in response to a superior proposal or a highly material intervening event, our board may, among other actions, withdraw or materially modify its recommendation contained in this proxy statement to adopt the Asset Purchase Agreement or recommend the adoption of an alternative acquisition proposal, if our board concludes in good faith (after consultation with outside legal and financial advisors) that the failure to take such action would reasonably be expected to cause our board to breach its fiduciary duties under applicable law (please see previous section entitled “Breakup Fee” for details related to any fees the Company may be obligated to pay if it exercises its option to withdraw or materially modify its recommendation contained in this proxy statement).

Indemnification and Insurance

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Stock Awards and Options
At the effective time of the Asset Sale, 13,742 shares underlying restricted stock awards will be accelerated and all forfeiture restrictions with respect to such shares shall lapse. None of the outstanding option awards will accelerate as a result of the Asset Sale. As of June 30, 2017, we had 95,219 vested options outstanding with a weighted average exercise price of $26.45. We expect such options will not be exercised and will terminate upon completion of the Plan of Liquidation.

Benefit Arrangements

The Buyer shall only offer employment to certain of our employees specified in the Asset Purchase Agreement. Except for the employees specified in the Asset Purchase Agreement, the Buyer has no obligation to offer employment to any of our employees. The Buyer has no obligation to assume sponsorship or maintain any of our current employee benefit plans or arrangements.

Further Assurances and Cooperation

Subject to the terms and conditions of the Asset Purchase Agreement, we will executive and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate the conveyance, transfer and assignment of the purchased assets to the Buyer and to effectuate the transactions contemplated by the Asset Purchase Agreement. We will, at the Buyer’s expense, assist and cooperate with the Buyer as may be necessary to transfer and assign to Buyer and otherwise perfect and secure all purchased intellectual property rights. The Buyer agreed to cooperate and provide us with such information about the Buyer as is reasonably requested in connection with the disclosure required in this proxy statement.

Other Significant Provisions
We and the Buyer have agreed that each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Asset Purchase Agreement and to enforce specifically the terms and provisions of the Asset Purchase Agreement.

Other Matters
We have received a letter from a stockholder stating the stockholder’s dissatisfaction with the terms of the Asset Sale and making certain allegations. Although we believe such allegations are without merit, we could be subject to potential litigation.  We are unable to provide an estimate of the possible loss, or range of loss, which could be material.

RISK FACTORS RELATED TO THE ASSET SALE

In addition to the other information contained in this Proxy Statement, you should carefully consider the following risk factors when deciding whether to vote to approve the Asset Sale Proposal, the Liquidation Proposal and the Adjournment Proposal. You should also consider the information in our other reports on file with the SEC that are incorporated by reference into this Proxy Statement. See "Where You Can Find More Information."

 There can be no guarantees that the Asset Sale will be completed and, if not completed, we may have to file for bankruptcy and liquidation.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our lender and our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer's favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale. If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

Even if the Asset Sale is consummated, we cannot assure you the amount of liquidating distributions, if any, that will be made to our stockholders or the exact timing of distributions.

Our liquidation, dissolution and winding up process will be subject to uncertainties. The amount and timing of any liquidating distribution to our stockholders will depend on the following factors, among others:

•	whether any potential claimants against us and currently unknown to us could present claims relating to our pre-dissolution operations that we may ultimately have to satisfy;

•
the costs we may have to incur to defend new claims and claims existing as of the date of this proxy statement, including possible claims against us relating to our dissolution and possible tax audits;

•	the payment of our outstanding bank debt and the $2.5 million under our license agreement;

•	the payment of expenses to be incurred for the operation of the business through the Transition Period;

•	the payment of expenses incurred in connection with the Asset Sale, transaction expenses and our severance obligations;

•
the amounts that we will need to pay for general administrative and overhead costs and expenses as an operating company before our dissolution and the amounts that we will need to pay in connection with our post-dissolution survival period;

•	the expenses that we may incur to terminate the leases for our offices and manufacturing facilities;

•
the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we are unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports; and

•	how much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid.

We will continue to incur expenses that will reduce any amounts available for distribution to our stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and offices expenses will continue to be incurred by us as perform the transition services that we are required to perform pursuant to the terms of the asset purchase agreement and as we wind down. We cannot estimate what the aggregate of these expenses will be, but they will reduce the amount of funds available for distribution to our stockholders.

While the Asset Sale is pending, it creates uncertainty about our future, which could materially and adversely affect our business, financial condition and results of operations.

While the Asset Sale is pending, it creates uncertainty about our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the Asset Sale or termination of the Asset Purchase Agreement. In addition, while the Asset Sale is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business, which impacts our ability to operate our business in the ordinary course and generate revenues;

•
the loss of employees who may depart due to their concern about losing their jobs following the Asset Sale or a shift in loyalty of employees of the Company who see the Buyer as their de facto employer even before the consummation of the Asset Sale; and

•	our inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations. We have also incurred substantial transaction costs in connection with the Asset Sale, and we will continue to do so until the consummation of the Asset Sale. Following the consummation of the Asset Sale, we will continue to incur substantial operating expenses to comply with our obligations to perform transition services pursuant to the terms of the asset purchase agreement.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it substantially more difficult for us to sell the Company’s assets to a party other than the Buyer. Specifically, the Company agreed not to solicit any acquisition proposals until the date of closing or the proper termination of the Asset Purchase Agreement except that, subject to our obligation to pay the Buyer a breakup fee of $770,000, at any time prior to obtaining stockholder approval of the Asset Sale, in response to a superior proposal or a highly material intervening event, our board may, among other actions, withdraw or materially modify its recommendation contained in this proxy statement to adopt the Asset Purchase Agreement or recommend the adoption of an alternative acquisition proposal, if our board concludes in good faith (after consultation with outside legal and financial advisors) that the failure to take such action would reasonably be expected to cause our board to breach its fiduciary duties under applicable law.

The failure to consummate the Asset Sale may materially and adversely affect our business, financial condition and results of operations.

The Buyer’s obligation to close the Asset Sale is subject to a number of conditions, including our stockholders’ approval of the Asset Sale Proposal. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that the Buyer will waive any that are not satisfied. If the Asset Sale is not consummated, we may be subject to a number of risks, including the following:

•
we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale;

•	the trading price of our common stock may decline to the extent that the then current market price reflects a market assumption that the Asset Sale will be consummated;

•	our relationships with our customers, suppliers and employees may be damaged beyond repair and the value of our assets will likely significantly decline; and

The occurrence of any of these events individually or in combination will likely materially and adversely affect our business, financial condition and results of operations, cause the market value of our common stock to significantly decline or become worthless and force us to file for bankruptcy protection, liquidate and windup our operations.

The failure to consummate the Asset Sale by the prescribed deadline will likely result in the Asset Sale being abandoned.

Either the Buyer or the Company may terminate the Asset Purchase Agreement without penalty if (i) our stockholders do not approve the Asset Sale Proposal or (ii) if the Asset Sale is otherwise not completed by December 31, 2017 (unless such deadline is missed due to a breach by the party seeking termination of a representation, warranty, covenant or agreement in the Asset Purchase Agreement).  In the event the Asset Purchase Agreement is terminated, the potential adverse effects from failing to consummate the Asset Sale discussed above would be implicated.

Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally, including as discussed under “Interests of Certain Parties in the Matters to be Acted Upon” below. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

We will no longer be an operating company following the closing of the Asset Sale.

If the stockholders approve the Asset Purchase Agreement and we complete the Asset Sale, we will be obligated to continue certain activities during the Transition Period. After the completion of the Transition Period, we intend to cease to do business and intend to not engage in any business activities except for dealing with post-closing matters (in the event the Asset Sale is consummated) and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we will distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.  In considering how to vote on the Asset Sale Proposal, stockholders should not assume that they will receive any distributions from the Company.

The tax treatment of the Asset Sale or any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature.

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the Asset Sale, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the Asset Sale or any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

We may be subject to securities litigation, which is expensive and could divert our attention.
We may be subject to securities class action litigation in connection with the Asset Sale. Securities litigation against us could result in substantial costs and divert our management's attention from closing the Asset Sale, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.

Following consummation of the Asset Sale, we may no longer be required to file reports with the SEC.
We may file a notice terminating our reporting obligations under the Exchange Act following completion of the Asset Sale. Once effective, we may no longer be required to file any annual, quarterly or other current reports with the SEC. If we are no longer required to file reports with the SEC, stockholders will have very little public information available about us and our operations which will further affect the trading and liquidity of our Common Stock.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ASSET SALE PROPOSAL.

PROPOSAL 2: APPROVE THE WINDING UP AND LIQUIDATION OF THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION

The Liquidation Proposal
      We are asking you to authorize our complete liquidation and dissolution following completion of the Asset Sale and the completion of our obligations under the Asset Purchase Agreement, including our obligations during the Transition Period. Our board of directors has determined that our complete liquidation and dissolution is advisable, has approved our complete liquidation and dissolution, as described herein, and has adopted the Plan of Liquidation. Our complete liquidation and dissolution is subject to the condition that the holders of a majority of the shares of our common stock authorize our complete liquidation and dissolution at the special meeting that is the subject of this proxy statement. Our board of directors unanimously recommends that our stockholders authorize our complete liquidation and dissolution as set forth herein.
In very general terms, when we dissolve, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, pay or otherwise provide for our obligations, and distribute our remaining assets during a post-dissolution period of at least three years, as required by the DGCL. With respect to our dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail below. Our liquidation, winding up and distribution procedures will be further guided by our Plan of Liquidation, as described in further detail under the section entitled “Principal Provisions of the Plan of Liquidation” below. You should carefully consider the risk factors relating to our complete liquidation and dissolution described under the section entitled “Risk Factors Related to The Proposed Liquidation and Dissolution” below.
Subject to the requirements of the DGCL and our Plan of Liquidation, as further described below, our winding up procedures will entail the liquidation of all of the non-cash assets we own after the end of the Transition Period. The proceeds from the sale of these non-cash assets, combined with our existing cash on hand, will be used to pay:

•
income and other taxes for periods ending on or before December 31, 2017, and income and other taxes associated with our pre-dissolution operations and post-dissolution and winding up operations in subsequent years, including the liquidation, dissolution and winding up of our subsidiaries;

•
the costs associated with our dissolution and winding up over the mandatory three-year post-dissolution survival period under the DGCL as described below; these costs may include, among others, general overhead and related expenses necessary to our operations during the implementation and administration of our Plan of Liquidation and fees and other amounts payable to professional advisors (including legal counsel, financial advisors and others) and to consultants and others assisting us with our dissolution;

•	any claims by others against us that we do not reject as part of the dissolution process;

•	any amounts owed by us under contracts with third parties and our other outstanding liabilities;

•
the funding of any reserves or other security we are required to establish, or deem appropriate to establish, to pay for asserted claims (including lawsuits) and possible future claims, as further described below; and

•
to the extent remaining after provision for the above-described payments, liquidating distributions to be made to our stockholders, which distributions may be made from time to time as available and in accordance with the DGCL procedures described below.

Our material assets after the Closing Date of the Asset Sale will be comprised of cash and marketable securities.

Our estimate of the anticipated initial distribution amounts is preliminary and many of the factors that are necessary to determine how much, if any, we will be able to distribute to our stockholders in liquidation are subject to change and outside of our control. Our current estimate is that there will be between $3.7 million and $6.1 million, or $0.73 to $1.22 per share of our common stock, available for distribution over time to our stockholders, with the final distribution amount to be determined and the final distribution made after settlement and satisfaction of all of our liabilities, including the $2.5 million payment under the License Agreement with Hologic (which is due in August 2017), repayment of our outstanding bank debt, the payment of expenses to be incurred for the operation of the business through the Transition Period, and the payment of expenses incurred in connection with the Asset Sale and winding down of our operations, severance obligations, lease obligations and other liabilities incurred by us through such expected distribution. However, if our costs for providing the transition services required pursuant to the Asset Purchase Agreement are higher than currently expected or certain liabilities are not able to be settled within the currently estimated range, the amount available for distribution could fall outside the estimated distribution range. While we intend to pursue matters related to our liquidation and winding up as quickly as possible after completion of the Transition Period under the Asset Purchase

Agreement, the timing of many elements of this process after our dissolution will not be entirely within our control and, therefore, we may incur additional expenses, which could further reduce the amounts available for distribution to our stockholders.
The description of our liquidation and dissolution contained in this introductory section is very general in nature and is subject to various other factors and requirements, as described in greater detail below.
Background of the Proposed Liquidation and Dissolution
The process detailed in the above section entitled “THE ASSET SALE-Background of the Proposed Sale,” contains a discussion of the processes and negotiations that led our board of directors to unanimously recommend the approval of the Asset Sale and the Plan of Liquidation.
Reasons for the Plan of Liquidation
Upon completion of the Asset Sale and the termination of our obligations under the Asset Purchase Agreement, including our obligations during the Transition Period, we will have sold substantially all of our assets, including all of the assets required to conduct our business. In light of this fact, our board of directors believes it is in the best interest of our stockholders to liquidate the company, as there is no reason to incur the ongoing expenses associated with maintaining a corporate existence, beyond those required under applicable law. Please see “THE ASSET SALE-Reasons for the Asset Sale and Recommendation of Our Board of Directors” above, for information regarding the reasons our board of directors has decided to adopt the Plan of Liquidation.
Delaware Law Applicable to Our Dissolution
We are a corporation organized under the laws of Delaware. Our proposed dissolution will be governed by the Delaware General Corporate Law (referred to in this proxy statement as the “DGCL”). The following is a brief summary of some of the DGCL provisions applicable to our liquidation, dissolution, and winding up. The following summary is qualified in its entirely by Sections 278 through 283 of the DGCL, which are attached to this proxy statement as Annex D.
Dissolution Generally
Authorization of Board and Stockholders. If a corporation’s board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board and notify the corporation’s stockholders entitled to vote on the dissolution of the adoption of the resolution and the calling of a meeting of stockholders to take action on the resolution. Our board of directors has unanimously adopted a resolution finding that our liquidation and dissolution is advisable. This proxy statement and its accompanying materials constitute a notice to this effect to our stockholders and a notice of the special meeting at which our stockholders of record on the Record Date may vote to approve our proposed liquidation and dissolution. Our proposed dissolution must be authorized by the holders of a majority of our common stock outstanding and entitled to vote thereon.
Certificate of Dissolution. If a corporation’s stockholders authorize its dissolution, to consummate the dissolution the corporation files a certificate of dissolution with the Delaware Secretary of State. The certificate of dissolution must include the corporation’s name, the date the dissolution was authorized, a statement that the dissolution has been authorized by the corporation’s board of directors and stockholders, the names and addresses of the directors and officers of the corporation and the date that the corporation’s original certificate of incorporation was filed with the Delaware Secretary of State. If our stockholders authorize our proposed dissolution at the special meeting, we intend to file our certificate of dissolution with the Delaware Secretary of State as soon as practicable after the completion of the Asset Sale and the termination of our obligations under the Asset Purchase Period, including our obligations during the Transition Period.
Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation’s board of directors of directors may provide that notwithstanding authorization of the dissolution by the corporation’s stockholders, the board of directors of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our board of directors would abandon our proposed dissolution once it is authorized by our stockholders, to provide our board of directors with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our board of directors includes this kind of provision.
Time of Dissolution. When a corporation’s certificate of dissolution is filed with the Delaware Secretary of State and has become effective, along with the corporation’s tender of all taxes (including Delaware franchise taxes) and fees authorized to be collected by the Delaware Secretary of State, the corporation will be dissolved.

Continuation of Corporation After Dissolution
A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. Our Plan of Liquidation will govern our winding up process after dissolution.
Payment and Distribution to Claimants and Stockholders
A dissolved corporation must make provision for the payment (or reservation of funds as security for payment) of claims against the corporation in accordance with the applicable provisions of the DGCL and the distribution of remaining assets to the corporation’s stockholders. The dissolved corporation may do this by following one of two procedures, as described below.
1. Safe Harbor Procedures under DGCL Sections 280 and 281(a) (the “Safe Harbor Procedures”)
A dissolved corporation may elect to give notice of its dissolution to persons having a claim against the corporation (other than claims against the corporation in any pending actions, suits or proceedings to which the corporation is a party) (“Current Claimants”) and to persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured (“Contingent Contractual Claimants”), and after giving these notices, following the procedures set forth in the DGCL, as described below.
Current Claimants
Notices and Publication. The notice to Current Claimants must state (1) that all such claims must be presented to the corporation in writing and contain sufficient information reasonably to inform the corporation of the identity of the claimant and the substance of the claim; (2) the mailing address to which the claim must be sent; (3) the date (the “Claim Date”) by which the claim must be received by the corporation, which must no earlier than 60 days from the date of the corporation’s notice; (4) that the claim will be barred if not received by the Claim Date; (5) that the corporation may make distributions to other claimants and the corporation’s stockholders without further notice to the Current Claimant; and (6) the aggregate annual amount of all distributions made by the corporation to its stockholders for each of the three years before the date of dissolution. The notice must be published at least once a week for two consecutive weeks in a newspaper of general circulation in the county in which the corporation’s registered agent in Delaware is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of the notice, the corporation must also mail a copy of the notice by certified or registered mail, return receipt requested, to each known claimant of the corporation, including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.
Effect of Non-Responses to Notices. If the dissolved corporation does not receive a response to the corporation’s notice by the Claim Date from a Current Claimant who was given actual notice according to the foregoing paragraph, then the claimant’s claim will be barred.
Treatment of Responses to Notices. If the dissolved corporation receives a response to the corporation’s notice by the Claim Date, the dissolved corporation may accept or reject, in whole or in part, the claim. If the dissolved corporation rejects a claim, it must mail a notice of the rejection to the Current Claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). The notice must state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection.

Effect of Non-Responses to Rejections of Claims. If the dissolved corporation rejects a claim and the Current Claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the Current Claimant’s claim will be barred.

Contingent Contractual Claimants
Notices. The notice to Contingent Contractual Claimants (persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured) must be in substantially the same form and sent and published in the same manner, as notices to Current Claimants and shall request that Contingent Contractual Claimants present their claims in accordance with the terms of such notice.
Responses to Contractual Claimants. If the dissolved corporation receives a response by the date specified in the notice by which the claims from Contingent Contractual Claimants must be received by the corporation, which must be no earlier than 60 days from the date of the corporation’s notice to Contingent Contractual Claimants, the dissolved corporation must offer to the Contingent Contractual Claimant such security as the dissolved corporation determines is sufficient to provide compensation to the claimant if the claim matures. This offer must be mailed to the Contingent Contractual Claimant by certified or registered mail, return receipt requested, within 90 days of the dissolved corporation’s receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). If the Contingent Contractual Claimant does not deliver to the dissolved corporation a written notice rejecting the offer within 120 days after receipt of the offer for security, the claimant is deemed to have accepted the security as the sole source from which to satisfy the claim against the dissolved corporation.
Determinations by Delaware Court of Chancery
A dissolved corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party, other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation to any Contingent Contractual Claimant who has rejected the dissolved corporation’s offer for security for such person’s claims made pursuant to the Safe Harbor Procedures, and (3) reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine, not to exceed ten years after the date of dissolution.
Payments and Distributions
If a dissolved corporation has followed the Safe Harbor Procedures, then it will (1) pay the current claims made but not rejected, (2) post the security offered and not rejected for contractual claims that are contingent, conditional or unmatured, (3) post any security ordered by the Delaware Court of Chancery in response to the dissolved corporation’s petition to the court described above, and (4) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the dissolved corporation. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent that assets are available.
All remaining assets will be distributed to the dissolved corporation’s stockholders, but not earlier than 150 days after the date of the last notice of rejection given by the dissolved corporation to a Current Claimant pursuant to the Safe Harbor Procedures.

2. Alternative Procedures under DGCL Section 281(b) (the “Alternative Procedures”)
If a dissolved corporation does not elect to follow the Safe Harbor Procedures, it must adopt a plan of distribution pursuant to which it will (1) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation, (2) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party and (3) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to rise or to become known to the dissolved corporation within ten years after the date of dissolution. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent assets are available. All remaining assets will be distributed to the dissolved corporation’s stockholders.
Liabilities of Stockholders and Directors
If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then (1) a stockholder of the dissolved corporation’s will not be liable for any claim against the dissolved corporation in an amount in excess of the lesser of (a) the stockholder’s pro rata share of the claim and (b) the amount distributed to the stockholder. If a dissolved corporation follows the Safe Harbor Procedures, then a stockholder of the dissolved corporation will not be liable for any claim against the dissolved corporation on which an action, suit or proceeding is not begun before the expiration of the post-dissolution survival period. In no event will the aggregate liability of a stockholder of a dissolved corporation for claims against the dissolved corporation exceed the amount distributed to the stockholder in dissolution. If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then the dissolved corporation’s directors will not be personally liable to the dissolved corporation’s claimants.

Our Plan of Liquidation
The Plan of Liquidation adopted by our board of directors is intended to constitute a plan of distribution pursuant to the Alternative Procedures under Section 281(b) of the DGCL, as detailed above.
Our complete liquidation and dissolution will be conducted in accordance with our Plan of Liquidation, which is attached to this proxy statement as Annex B, which is incorporated by reference into this proxy statement. The following is a summary of certain terms of our Plan of Liquidation and does not purport to be complete or to contain all of the information that is important to you. To understand our Plan of Liquidation more fully, you are urged to read this proxy statement as well as the Plan of Liquidation. Our Plan of Liquidation may be modified, clarified or amended by action by our board of directors at any time and from time to time, as further described below.

Authorization and Effectiveness

Our Plan of Liquidation will become effective, will constitute our authorized plan, and will evidence our authority to take all actions described in the Plan of Liquidation following the approval by the holders of a majority of the shares of our common stock outstanding and entitled to vote thereon and the completion of the transactions contemplated by the Asset Purchase Agreement, including our obligations during the Transition Period. Following the authorization of our complete liquidation and dissolution by our stockholders and upon completion of the Transition Period, at such time as our board of directors determines to be appropriate, we will file our certificate of dissolution with the Delaware Secretary of State and ensure that all relevant taxes (including Delaware franchise taxes) and fees are paid. The effective time of our dissolution will be when our certificate of dissolution is filed with the office of the Delaware Secretary of State or such later date and time that is stated in the certificate.
Survival Period
For three years after the effective time (or such longer period as the Delaware Court of Chancery may direct), we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in our business, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Liquidation. We anticipate that all distributions to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.

 Indemnification

We will continue to indemnify our officers, directors, employees and agents to the extent required by or authorized in accordance with the DGCL, our Restated Certificate of Incorporation, our bylaws and any existing or new contractual arrangements.
Costs and Expenses
We will pay all costs and expenses that our board of directors may determine from time to time to be necessary or advisable to implement our Plan of Liquidation.
Contracts
During our survival period, we will maintain such contracts as existed before the effective time of our dissolution. We may also enter into new contracts from time to time, as may be necessary or advisable to effect our Plan of Liquidation. We will comply with all material requirements under each contract until such time as the contract is terminated in accordance with its own terms, by agreement of the parties to the contract, or by order of the Delaware Court of Chancery.
Compliance with Laws
During our survival period, we intend to comply, in all material respects, with all laws and regulations applicable to us. However, we may also seek any available exemption, exception or waiver with respect to any applicable laws or regulations as we deem appropriate in view of our status as a dissolved corporation. In particular, based on advice of outside legal counsel, we may seek relief from certain reporting or other obligations that we have under applicable securities regulations, including our obligation to file annual, quarterly and current reports with the SEC. There can be no assurances, however, that any such relief will be granted. If we receive this relief, we may cease to have our financial statements audited, or we may otherwise limit the extent of any such audits.
Stockholder Consent
We are asking our stockholders to authorize our dissolution and complete liquidation as described in this proxy statement, including our Plan of Liquidation. Authorization of our dissolution entails the authority of our directors to implement our Plan of Liquidation, which entails the sale, exchange or other disposition in liquidation of all of our property and assets, without seeking any further authorization of our stockholders. In particular, if for any reason we do not complete the Asset Sale, as described in this proxy statement, and if our stockholders authorize our dissolution and complete liquidation as described in this proxy statement, we may nevertheless proceed with our dissolution procedures and seek to sell our assets in a different transaction as part of our liquidation processes without stockholder approval.
Legal Claims
We will manage and litigate all legal claims against us, whether existing before the effective time of our dissolution or brought during our survival period, including the vigorous defense of these claims when appropriate, based on advice of our legal counsel. The fact of our dissolution will not affect our intention to vigorously defend any such claims. We will continue to prosecute any claims that we had against others before the effective time of our dissolution and may institute and prosecute any new claims against any person that our board of directors may determine necessary or advisable to protect us and our assets and rights and to implement our Plan of Liquidation.
Cancellation of Our Stock
The distributions to the Company’s stockholders pursuant to the Plan of Liquidation shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect to those shares, except the right to receive distributions pursuant to our Plan of Liquidation. As a condition to receipt of any distribution to the Company’s stockholders, our board of directors, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the board of directors of the loss, theft or destruction of such certificates. Subject to applicable law, we shall be entitled to close its stock transfer books and discontinue recording transfers of shares of our stock at any time after the effective time of our dissolution in order to more efficiently to make any distributions to the stockholders. From and after such closing and discontinuance, certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate or other succession, operation of law or consent by us.
Unclaimed Distributions
If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required under the Plan of Liquidation, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by us, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
Liquidating Trust
While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our board of directors, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete our liquidation and winding up within our initial three-year survival period after dissolution.

Abandonment, Exceptions, Modifications, Clarifications and Amendments

Notwithstanding the authorization of our liquidation and dissolution by our stockholders as described in this proxy statement, our board of directors may modify or amend any part of our Plan of Liquidation, and may provide for exceptions to or clarifications of the terms of our Plan of Liquidation to the extent permitted by the DGCL.
Our Certificate of Incorporation and Bylaws and the DGCL
During our post-dissolution survival period, we will continue to be governed by our certificate of incorporation and bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Liquidation. Our board of directors will continue to have the authority to amend our bylaws as it may deem necessary or advisable. To any extent that the provisions of our Plan of Liquidation conflict with any provision of the DGCL, the provisions of the DGCL shall prevail.
Jurisdiction
The Delaware Court of Chancery will have exclusive jurisdiction over matters pertaining to our Plan of Liquidation. If for any reason there shall be no member of our board of directors remaining, or our board of directors does not or cannot exercise its authority and duties in accordance with the provisions of our Plan of Liquidation and the DGCL, then any of our creditors or stockholders, or any other person showing good cause, may apply to the Delaware Court of Chancery to appoint one or more persons to be receivers of and for us, to take charge of our property and to collect our debts and property due and belonging to us, with power to prosecute and defend all lawsuits as may be necessary or proper, to appoint an agent under that receiver, and to do all other acts that might be done by us, as may be necessary for the final settlement of our unfinished business, as determined by the Delaware Court of Chancery.
Authority of Our Board
Our board of directors, without further action by our stockholders, is authorized to take all actions as they deem necessary or advisable to implement our Plan of Liquidation. All determinations and decisions to be made by our board of directors will be at the absolute and sole discretion of our board of directors. In the absence of fraud, the judgment of our board of directors as to all matters in connection with the implementation of our Plan of Liquidation will be conclusive.

RISK FACTORS RELATED TO THE PROPOSED LIQUIDATION AND DISSOLUTION
You should carefully review the risk factors described below as well as the other information provided to you in this proxy statement in deciding how to vote on our proposed liquidation.
We cannot assure you that any liquidating distribution will be made to our stockholders or, if made, the exact amount or timing of distributions.
Our liquidation, dissolution and winding up process will be subject to uncertainties. It is possible that there will be no liquidating distribution made to our stockholders. The amount and timing of any liquidating distribution to our stockholders will depend on the following factors, among others:

•	whether any potential claimants against us and currently unknown to us could present claims relating to our pre-dissolution operations that we may ultimately have to satisfy;

•	the payment of our outstanding bank debt and the $2.5 million license modification fee under our license agreement;

•	the payment of expenses to be incurred for the operation of the business through the Transition Period;

•	the payment of expenses incurred in connection with the Asset Sale, transaction expenses and our severance obligations;

•	the costs we may have to incur to defend claims, including possible claims against us relating to our dissolution and possible tax audits;

•
the amounts that we will need to pay for general administrative and overhead costs and expenses as an operating company before our dissolution and the amounts that we will need to pay in connection with our post-dissolution survival period;

•
the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we do not register our shares or are otherwise unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports; and

•
the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we are unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports; and

•
the costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we are unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports; and

•	how much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid.
We will continue to incur expenses that will reduce any amounts available for distribution to our stockholders.
Claims, liabilities and expenses from operations, such as operating costs including costs incurred during the Transition Period, salaries, lease payments, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and offices expenses will continue to be incurred by us as we wind down. We cannot estimate what the aggregate of these expenses will be, but they will reduce the amount of funds available for distribution to our stockholders.
We may be subject to securities litigation, which is expensive and could divert our attention.
We may be subject to securities class action litigation in connection with the Asset Sale. Securities litigation against us could result in substantial costs and divert our management's attention from closing the Asset Sale, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.
Our stockholders could be held liable for our corporate obligations, up to the amount actually distributed to them in connection with our dissolution.

We will continue to exist for three years after our dissolution, or for such longer period as the Delaware Court of Chancery may direct, for the purpose of continuing to close our business, dispose of our non-cash assets, resolve outstanding litigation, discharge our liabilities and distribute any remaining assets to our stockholders. Under the DGCL, if the amount we reserve to satisfy our obligations proves insufficient to satisfy all of our expenses and liabilities, a stockholder who receives a liquidating distribution could be held liable for payment to our creditors of the stockholder’s pro rata share of amounts we owe to our creditors in excess of the reserves, up to but not exceeding the amount actually distributed to the stockholder in connection with our dissolution. This means that a stockholder could be required to return all liquidating distributions made to the stockholder and receive nothing from us in connection with our liquidation and dissolution. If a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of those taxes could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There is no guaranty that the reserves established by us to satisfy our obligations will be adequate to cover all of our obligations.
Our Board may abandon implementation of our Plan of Liquidation even if our stockholders approve the Liquidation Proposal.
As permitted by the DGCL, our board of directors has the right to abandon our Plan of Liquidation even after our stockholders have authorized our liquidation. While our board of directors does not currently intend to do so, it will do so if it determines, based on intervening circumstances, that it is not in the best interest of our stockholders to continue with our complete liquidation and dissolution. If our board of directors decides to abandon our complete liquidation and dissolution, it will also terminate the Plan of Liquidation.
Further, our board of directors has the right to abandon the Plan of Liquidation upon the receipt of an offer from a third party to purchase the corporate entity which remains after the Asset Sale. Upon receipt of an offer to purchase the remaining corporate entity, pursuant to the DGCL, we would seek shareholder approval prior to consummating any such sale.
Stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.
As a result of our complete liquidation and dissolution, for U.S. federal income tax purposes, our stockholders generally will recognize gain or loss, on a per share basis, equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of the distribution) of property, if any, distributed to them with respect to each share of common stock and (ii) their adjusted tax basis in each share of our common stock. A liquidating distribution pursuant to the Plan of Liquidation may occur at various times and in more than one tax year. Any loss generally will be recognized by a shareholder only in the tax year in which the shareholder receives our final liquidating distribution, and then only if the aggregate value of all liquidating distributions with respect to a share of our common stock is less than the shareholder’s adjusted tax basis for that share. Stockholders are urged to consult with their own tax advisors as to the specific tax consequences to them of our complete liquidation and dissolution and winding up pursuant to the Plan of Liquidation. See Material U.S. Federal Income Tax Consequences of the Proposed Liquidation and Dissolution beginning on page 47.
The tax treatment of any liquidating distribution may vary from shareholder to shareholder, and the discussions in this proxy statement regarding tax consequences are general in nature.
You should consult your own tax advisor for tax advice instead of relying on the discussions of tax consequences in this proxy statement. We have not requested a ruling from the IRS with respect to the anticipated tax consequences of our complete liquidation and dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our shareholders and us from our liquidation and dissolution. Tax considerations applicable to particular shareholders may vary with and be contingent on the shareholder’s individual circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED LIQUIDATION AND DISSOLUTION

The following discussion is a general summary of the material anticipated U.S. federal income tax consequences of the proposed liquidation and dissolution of the Company or the receipt of non-liquidating distributions to us and our stockholders. This discussion is limited to U.S. holders (defined below) of shares of our common stock that hold their shares as a capital asset. This discussion is based on the Code, its legislative history, the Treasury Regulations, and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. The following discussion has no binding effect on the IRS or the courts. Tax considerations that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) and tax considerations under state, local, or non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of common stock of the Company that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (i) a U.S. court can exercise primary supervision over its administration and (ii) one or more U.S. persons have authority to control all of the substantial decisions of the trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of our common stock that are not U.S. holders, including partnerships and partners in those partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the proposed liquidation and dissolution.

Consequences to the Company of the proposed liquidation and dissolution.

After the approval of the proposed liquidation and dissolution and until the liquidation is complete, we will continue to be subject to U.S. federal income tax on our income, if any. We should not recognize any gain or loss upon the distribution of cash to our stockholders as part of the proposed liquidation and dissolution. We currently do not anticipate making distributions of property other than cash to stockholders. If we do make a liquidating distribution to our stockholders of property other than cash, we generally will recognize gain or loss as if such property was being sold to our stockholders at its fair market value. We currently do not anticipate that the proposed liquidation and dissolution would produce a material U.S. federal corporate income tax liability. For a more detailed discussion of the tax consequences, see the section below captioned “THE ASSET SALE-Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 29.

Consequences to our U.S. holders of the proposed liquidation and dissolution.

Stockholders that receive any distributions made by us pursuant to the proposed liquidation and dissolution will be treated as receiving those amounts as full payment in exchange for their shares of our common stock. A shareholder generally will recognize gain or loss on a share-by-share basis equal to the difference between (i) the sum of the amount of cash and the fair market value of property, if any, distributed to such shareholder with respect to each share, less any known liabilities assumed by the shareholder or to which the distributed property, if any, is subject, and (ii) the shareholder’s adjusted tax basis in each share of our common stock. A shareholder may determine gain or loss on a block-by-block basis if the shareholder holds blocks of our common stock (generally as a result of acquiring a block of common stock at the same time and at the same price). Each shareholder must allocate liquidating distributions proportionately to each share of common stock or, if applicable, each block of common stock, held by the shareholder. Liquidating distributions are first applied against, and reduce, the shareholder’s adjusted tax basis with respect to a share or a block before recognizing any gain or loss. A shareholder will recognize gain to the extent the aggregate distributions allocated to the share of common stock or, if applicable, block of common stock exceed the shareholder’s adjusted tax basis with respect to the share or such block. A shareholder will recognize loss only to the extent the shareholder has a remaining adjusted tax basis with respect to a share or a block after taking into account all liquidating distributions allocated to the share or the block. Any loss generally can only be recognized in the tax year that a shareholder receives our final liquidating distribution.

Generally, gain or loss recognized by a shareholder in connection with the proposed liquidation and dissolution will be capital gain or loss, and will be long-term capital gain or loss if the shareholder has held a share or block for more than one year or short-term capital gain or loss if the shareholder has held the share or block for one year or less. Certain stockholders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. While we do not anticipate distributing any contingent claims to our stockholders as part of the proposed liquidation and dissolution, amounts, if any, received by a shareholder upon the resolution of a contingent claim that has been distributed could be considered ordinary income rather than capital gain. Stockholders should consult their own tax advisors with respect to the tax consequences of receiving a contingent claim as part of the proposed liquidation and dissolution.

If we effect the proposed liquidation and dissolution, we intend to provide stockholders and the IRS with statements indicating the amount of cash and, as applicable, our best estimates of the fair market value of any other property, distributed to our stockholders at such time and in such manner as required by applicable Treasury Regulations.

Consequences to our U.S. holders of non-liquidating distributions.

If the proposed liquidation and dissolution is not approved and we make a non-liquidating distribution to our stockholders, the amount received by a shareholder will be treated as a dividend to the extent of the shareholder’s share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. As of the date of this proxy statement, we have no accumulated earnings and profits, and we do not expect to have any current earnings and profits. To the extent that the amount received by a shareholder exceeds the shareholder’s share of our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of the shareholder’s adjusted tax basis in our common stock and then as capital gain from the sale of the common stock.

To the extent that a corporate shareholder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate shareholder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the tax consequences of a dividend.

Backup withholding.

Distributions to any shareholder that fails to provide the appropriate certification in accordance with applicable Treasury Regulations generally will be reduced by backup withholding at the rate applicable at the time of the distributions. Backup withholding generally will not apply to payments made to certain exempt recipients, such as corporations. Backup withholding is not an additional tax. Amounts that are withheld under backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability, if any, provided that certain information is furnished to the IRS in a timely manner. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances.

Taxation of our non-U.S. stockholders.

Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the proposed liquidation and dissolution or the receipt of non-liquidating distributions.

State and local income tax.

A shareholder may be subject to state or local taxes with respect to distributions received from the Company. The state or local tax treatment of distributions received from the Company may differ from the U.S. federal income tax treatment described above. Stockholders should consult their own tax advisors regarding such taxes.

The foregoing summary of certain U.S. federal income tax consequences is intended for general information only and does not constitute legal advice to any shareholder. The tax consequences of the proposed liquidation and dissolution or the receipt of non-liquidating distributions may vary depending upon the particular circumstances of the shareholder. We recommend that each shareholder consult his, her or its own tax advisor regarding the tax consequences of the proposed liquidation and dissolution or the receipt of non-liquidating distributions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE LIQUIDATION PROPOSAL.

PROPOSAL 3 - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK AND AUTHORIZED AND UNDESIGNATED SHARES OF PREFERRED STOCK

As of August 15, 2017, 5,007,742 shares of our common stock were issued and outstanding, an additional 4,015,799 shares were reserved for issuance upon the exercise of outstanding options and warrants, and an additional 109,330 shares reserved for future issuance under our 2014 Equity Incentive Plan. Accordingly, of our 500,000,000 authorized common shares, approximately 490,800,000 shares of common stock are not reserved for current commitments and are available for future sale. As of August 15, 2017, we had 19,977,500 authorized and undesignated shares of preferred stock. Accordingly, of our 20,000,000 authorized preferred shares, approximately 19,977,500 shares of preferred stock are available for future issuance.

Our board of directors has adopted, subject to stockholder approval, and recommends that our stockholders approve an amendment to our Restated Certificate of Incorporation to decrease the number of authorized shares of our common stock, par value $0.001 per share, from 500,000,000 shares to 10,000,000 shares and to decrease the number of authorized and undesignated preferred stock, par value $0.001 per share, from 19,977,500 shares to 2,000,000 shares. A copy of the Certificate of Amendment to our Restated Certificate of Incorporation is attached hereto as Annex E.

We currently have no specific understandings, arrangements, agreements or other plans to issue or sell, in connection with future acquisitions, financings or otherwise, any of the authorized shares that would remain available following the proposed decrease in the number of authorized shares of our common stock and our undesignated preferred stock.

Our board of directors believes that a decrease in our authorized shares of common stock and undesignated preferred stock is advisable because such a reduction will significantly lower franchise tax due to the State of Delaware, the state in which we are incorporated. Delaware franchise tax is calculated annually and is based on a company’s authorized shares. The amount of this tax will be decreased if we reduce the number of our authorized shares of common stock and undesignated preferred stock. Furthermore, in light of the proposed Asset Sale and Plan of Liquidation, our board of directors believes that having 10,000,000 authorized shares of common stock and 2,000,000 authorized shares of undesignated preferred stock will give the Company sufficient flexibility for corporate purposes in the foreseeable future, while reducing our expenses in connection with such Delaware franchise tax.

If the Authorized Shares Proposal is approved, we intend to file the amendment to our Restated Certificate of Incorporation promptly, and such certificate will become effective upon filing. We will not file the amendment to our Restated Certificate of Incorporation which includes a reduction of authorized Common Stock if the Authorized Shares Proposal is not approved by the requisite vote of our stockholders. Our board of directors reserves the right, notwithstanding stockholder approval of the Authorized Shares Proposal and without further action by our stockholders, to elect not to proceed with filing the amendment to our Restated Certificate of Incorporation if, at any time prior to filing the amendment to our Restated Certificate of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interests or the best interests of the stockholders.

Approval of the amendment to our Certificate of Incorporation to effect the proposed decrease in our authorized number of shares of common stock and authorized and undesignated preferred stock requires an affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote thereon. Abstentions and broker non-votes will have the same effect as vote “AGAINST” the adoption of the Authorized Shares Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED SHARES PROPOSAL.

PROPOSAL 4 - APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, IN THE REASONABLE DISCRETION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ASSET SALE

Adjournment of the Special Meeting
In the event that the number of shares of our common stock present in person or represented by proxy at the special meeting and voting “FOR” the adoption of the Asset Purchase Agreement is insufficient to adopt the Asset Purchase Agreement, we may move to adjourn the special meeting in order to enable our board to solicit additional proxies in favor of the adoption of the Asset Purchase Agreement. In that event, we will ask our stockholders to vote only upon the Adjournment Proposal and not on the other proposals discussed in this proxy statement. In addition, pursuant to our bylaws the presiding officer of the special meeting has the authority to adjourn the special meeting without approval of the stockholders. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Vote Required and Board Recommendation
Approval of the proposal to adjourn the special meeting to a later date, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Asset Sale Proposal requires the affirmative vote of the majority of shares voted, provided that a quorum is present.
Assuming a quorum is present, abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to this.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

FINANCIAL INFORMATION

Financial Statements
Our audited Consolidated Statements of Operations for the years ended, December 31, 2016 and 2015 and our Consolidated Balance Sheet as of December 31, 2016 are contained in our Annual Report on Form 10-K for the year ended December 31, 2016 which is incorporated by reference into this proxy statement. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 are also incorporated by reference into this proxy statement and, among other information, contain our unaudited financial statements for the quarterly periods ended March 31, 2017 and June 30, 2017, respectively. See the section entitled “Incorporation by Reference” beginning on page 56 of this proxy statement.

MARKET PRICE AND DIVIDEND DATA
Our common stock is listed on NASDAQ Global Market under the symbol “ROKA.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of our common stock as reported by NASDAQ Global Market.

	High	Low
Year Ended December 31, 2015
First Quarter	$46.90	$30.59
Second Quarter	38.50	23.80
Third Quarter	37.50	17.60
Fourth Quarter	21.40	10.90
Year Ended December 31, 2016
First Quarter	14.00	5.00
Second Quarter	8.11	5.30
Third Quarter	16.00	5.60
Fourth Quarter	8.50	3.66
Year Ending December 31, 2017
First Quarter	5.37	2.95
Second Quarter	4.66	2.35
Third Quarter (through August 25, 2017)	3.10	1.43
The following table sets forth the closing sales price per share of our common stock, as reported on NASDAQ Global Market on August 16, 2017, the last full trading day before the public announcement of the proposed asset sale, and [•], the latest practicable date before the filing of this proxy statement:

August 16, 2017		$2.20
August [•], 2017	$
We have never declared or paid dividends on our common stock.
If the Asset Sale and the Plan of Liquidation is consummated, we will consider deregistering our common stock and delisting our common stock from NASDAQ Global Market. If we decided to deregister and delist our common stock, there would be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth certain information as of August 11, 2017 with respect to the beneficial ownership of common stock of the Company by the following: (i) each of the Company’s current directors; (ii) each of the director nominees; (iii) each of the named executive officers; (iv) each of the current executive officers; (v) all of the current executive officers and directors as a group; and (vi) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s common stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company’s common stock issuable under options or warrants that are exercisable on or within 60 days after August 11, 2017 (“Presently Exercisable Options”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the common stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the common stock beneficially owned by any other person or entity.

The percentage of the common stock beneficially owned by each person or entity named in the following table is based on [5,007,742] shares of common stock issued and outstanding as of August 11, 2017 plus any shares issuable upon exercise of Presently Exercisable Options held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Roka Bioscience, Inc., 20 Independence Boulevard, Warren, New Jersey 07059. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
5% Stockholders
Entities Affiliated with New Enterprise Associates(1)	1,464,900	26.3%
Entities Affiliated with OrbiMed(2)	1,464,900	26.3%
TPG Biotechnology Partners III, L.P.(3)	1,441,786	25.8%
Sabby Management, LLC(4)	365,220	7.3%
Tamim Shansab (5)	268,300	5.4%
Named Executive Officers, Executive Officers and Directors:
M. James Barrett(6)	1,469,007	26.3%
Fred E. Cohen(7)	4,107	*
Michael P. Doyle(8)	4,603	*
David W. J. McGirr(9)	9,559	*
Paul G. Thomas(10)	113,791	2.3%
Nicholas J. Valeriani(11)	19,361	*
Lars Boesgaard(12)	20,136	*
Mary Duseau(13)	11,712	*
All current directors and executive officers as a group (8 persons)	1,652,276	29.2%

(1)
Based on information set forth in a Schedule 13D/A filed with the SEC on September 28, 2016 and our corporate records. The shares beneficially owned consist of 893,471 shares of common stock and warrants to acquire 571,429 shares of common stock. The shares directly held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, the sole general partner of NEA 13, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 LTD. The individual directors, or collectively, the Directors, of NEA 13 LTD are M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Patrick J. Kerins, David M. Mott, Scott D. Sandell and Ravi Viswanathan. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares held by NEA 13. All indirect holders of the above referenced shares disclaim beneficial ownership of applicable shares except to the extent of their pecuniary interest therein. The shares directly held by NEA Ventures 2009, L.P., or Ven 2009, are indirectly held by Karen P. Welsh, the general partner of Ven 2009. The address for NEA 13 and Ven 2009 is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
Based on information set forth in a Schedule 13D filed with the SEC on November 14, 2016 and our corporate records, the shares beneficially owned consist of (i) 893,471 shares of common stock and warrants to acquire 571,429 shares of common stock. OrbiMed Capital GP III, LLC, or GP III, is the general partner of OPI III, and OrbiMed Advisors LLC, or Advisors, is the managing member of GP III. Advisors is also the general partner of Associates III. Samuel D. Isaly is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power over shares held by OPI III and Associates III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. The address for OPI III and Associates III is 601 Lexington Avenue, 54th Floor, New York NY 10022. Additionally, shares beneficially owned include options granted to Mr. Silverstein to purchase 738 shares of common stock that are exercisable within 60 days of August 11, 2017, and for which any economic benefit of these options is transferable to OrbiMed.

(3)
Based on information set forth in a Schedule 13D/A filed with the SEC on October 31, 2016 and our corporate records, the shares beneficially owned consists of 870,357 shares of common stock and warrants to acquire 571,429 shares of common stock. All shares are held directly by TPG Biotechnology Partners III, L.P., or TPG Biotech III. TPG Biotechnology GenPar III, L.P., or TPG Biotech GenPar III, is the general partner of TPG Biotech III. TPG Biotechnology GenPar III Advisors, LLC, or TPG Biotech Advisors III, is the general partner of TPG Biotech GenPar III. TPG Holdings I, L.P., or TPG Holdings, is the sole member of TPG Biotech Advisors III. TPG Holdings I-A, LLC, or TPG Holdings LLC, is the general partner of TPG Holdings. TPG Group Holdings (SBS), L.P., or TPG Group Holdings, is the sole member of TPG Holdings LLC. TPG Group Holdings (SBS) Advisors, Inc. is the general partner of TPG Group Holdings and may be deemed to have voting and dispositive power over the shares held by TPG Biotech III. David Bonderman and James G. Coulter are officers and sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to have voting and dispositive power over the shares held by TPG Biotech III. Messrs. Bonderman and Coulter disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for TPG Biotech III and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Fort Worth, TX 76102.

(4)
Based solely on information set forth in a Schedule 13G/A filed with the SEC on January 11, 2017. The shares beneficially owned consist of (i) 225,867 shares beneficially owned by Sabby Healthcare Master Fund, Ltd. (“Sabby Healthcare Fund”) and (ii) 139,353 shares beneficially owned by Sabby Volatility Master Fund, Ltd. (“Sabby Volatility Fund”). Sabby Management, LLC indirectly owns 365,220 shares because it serves as the investment manager of Sabby Healthcare Fund and Sabby Volatility Fund. Hal Mintz indirectly owns 365,220 shares in his capacity as manager of Sabby Management, LLC.

(5)	Based solely on information set forth in a Schedule 13G/A filed with the SEC on July 27, 2017. The address for Tamim Shansab is P.O. Box 180, Piermont, NH 03779.
(6)
The shares beneficially owned consist of (i) 893,471 shares of common stock, (ii) warrants to acquire 571,429 shares of common stock and (iii) options to purchase 4,107 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017. The shares of common stock directly held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, the sole general partner of NEA 13, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 LTD. The individual directors, or collectively, the Directors, of NEA 13 LTD are M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Patrick J. Kerins, David M. Mott, Scott D. Sandell and Ravi Viswanathan. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares held by NEA 13. All indirect holders of the shares disclaim beneficial ownership of applicable shares except to the extent of their pecuniary interest therein. The shares directly held by NEA Ventures 2009, L.P., or Ven 2009, are indirectly held by Karen P. Welsh, the general partner of Ven 2009. The address for NEA 13 and Ven 2009 is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(7)
Consists of options to purchase 4,107 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(8)
Consists of options to purchase 4,603 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(9)
Consists of 5,000 shares of common stock and options to purchase 4,559 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,393 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(10)
Consists of (i) 85,504 shares of common stock, of which 11,789 shares are unvested restricted stock, (ii) warrants to purchase 7,143 shares of common stock and (iii) options to purchase 21,144 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 14,704 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(11)
Consists of (i) 7,143 shares of common stock, (ii) warrants to purchase 7,143 shares of common stock and (iii) options to purchase 5,075 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 3,925 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(12)
Consists of (i) 8,937 shares of common stock, of which 1,953 shares are unvested restricted stock, (ii) warrants to purchase 3,572 shares of common stock and (iii) options to purchase 7,627 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 57,138 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

(13)
Consists of (i) 1,429 shares of common stock, (ii) warrants to purchase 1,429 shares of common stock and (iii) options to purchase 8,854 shares of common stock that are exercisable within 60 days of August 11, 2017. Excludes 120,894 shares of common stock underlying options that are not exercisable within 60 days of August 11, 2017.

FUTURE STOCKHOLDER PROPOSALS
If the Asset Sale is consummated we may deregister our common stock and delist from our current exchange. As a result, we will no longer have public stockholders and we do not intend to hold future stockholder meetings.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.
Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.
YOUR VOTE IS IMPORTANT. We hope that you will attend the special meeting and look forward to your presence. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE URGED TO EITHER SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD. If you wish to change your vote or vote differently in person, your proxy may be revoked at any time prior to the time it is voted at the meeting.
IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST FOLLOW THE PROCEDURES PROVIDED BY THAT RECORD HOLDER.
If you have any questions about this proxy statement, the special meeting or the Asset Sale or need assistance with the voting procedures, you should contact:

Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Attn: Corporate Secretary
Phone: (908) 605-4700

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we filed with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	The Company’s 2016 Annual Report on Form 10-K, filed on March 20, 2017;

•	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 12, 2017, and June 30, 2017, filed August 18, 2017; and

•
The Company’s Current Reports on Form 8-K as filed on May 5, 2016, as amended, June 27, 2016, August 5, 2016, August 26, 2016, September 16, 2016, September 22, 2016, October 11, 2016, November 1, 2016, November 10, 2016, January 17, 2017, February 28, 2017, June 28, 2017 and August 17, 2017.

Form of Proxy Card

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ROKA BIOSCIENCE INC.
20 INDEPENDENCE BOULEVARD
4TH FLOOR	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
WARREN, NJ 07059
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED
				For	Against	Abstain
The Board of Directors recommends you vote FOR Proposals 1 and 2:

1.
To consider and vote on a proposal to adopt the Asset Purchase Agreement, dated as of August 16, 2017, by and among Rokabio, Inc., the Institute for Environmental Health and Roka Bioscience, Inc., as amended and as such agreement may be further amended from time to time.

				☐	☐	☐
Nominees
2.
To approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Complete Liquidation and Dissolution of the Company and the subsequent to the completion of the transactions contemplated by the Asset Purchase Agreement.

				☐	☐	☐

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation to decrease the number of authorized shares of common stock.			☐	☐	☐

4.	To approve the adjournment of the special meeting to solicit additional proxies if there are insufficient proxies at the special meeting to approve the Asset Sale Proposal.			☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

ROKA BIOSCIENCE INC.
Special Meeting of Stockholders
[ ], 2017 [ ] AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mary Duseau and Lars Boesgaard, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ROKA BIOSCIENCE INC. that the stockholder(s) is/are entitled to vote at the special meeting of shareholders to be held at [ ] AM, EDT on [ ], 2017, at the offices of Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side

Annex A

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of August, 2017, by and between ROKA BIOSCIENCE, INC. a corporation organized under the laws of Delaware, with its principal place of business at 20 Independence Boulevard, Suite 400, Warren, New Jersey 07059 (“Seller”), ROKABIO, INC., a corporation organized under the laws of Delaware, with its principal place of business at 15300 Bothell Way NE, Lake Forest Park, WA 98155 (“Buyer”) and INSTITUTE FOR ENVIRONMENTAL HEALTH, INC., a corporation organized under the laws of Washington, with its principal place of business at 15300 Bothell Way NE, Lake Forest Park, WA 98155 (“Parent”), solely with respect to Section 3.3.

BACKGROUND:

A.Seller is a molecular diagnostics company initially focused on providing advanced testing solutions for the detection of foodborne pathogens (the “Business”); and

B.Seller desires to sell, and Buyer desires to purchase, certain assets of the Business, including all Intellectual Property Rights comprising and pertaining thereto, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean all outstanding invoices or other monies owed to the Seller as of the Closing Date.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.3(ii).

“Assumed Contracts” shall mean the contracts and agreements listed on Schedule III of this Agreement.

“Assumed Liabilities” shall mean all liabilities, duties, responsibilities and other obligations of the Seller arising from and after the consummation of the Closing under the Assumed Contracts, including without limitation the obligation to pay the Milestone Payments (if any are remaining at Closing); provided, however, that the Assumed Liabilities shall not include any Excluded Liabilities.

“Bill of Sale” has the meaning set forth in Section 4.3(i).

“Breakup Fee” has the meaning set forth in Section 7.3(f).

“Business” has the meaning set forth in Recital A.

“Business Day” shall mean any day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Closing” shall mean the consummation and effectuation of the sale and purchase of the Purchased Assets, as contemplated herein pursuant to the terms and conditions of this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“DEP” shall mean the State of New Jersey Department of Environmental Protection.

“Equipment” has the meaning set forth in Section 5.15.

“Encumbrances” shall mean all security interests, liens, pledges, claims, charges, escrows, encumbrances, encroachments, rights of first refusal, mortgages, indentures, easements, licenses, restrictions or other covenants, agreements, understandings, obligations, defects or irregularities affecting title to any of the Purchased Assets; provided, however, that the term “Encumbrances” shall not include Permitted Encumbrances.

“Environmental Health and Safety Laws” means all federal, state and local statutes, regulations, ordinances, and other provisions having the force or effect of law, and all judicial and administrative orders and determinations, concerning public health and safety, and pollution or protection of the environment, including without limitation, ISRA, and all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, each as now in effect.

“Environmental Matters” means any matter arising out of or resulting from pollution, contamination and any matter relating to emissions, discharges, releases or threatened releases, of Hazardous Substances on or into the air, surface water, groundwater, soil, land surface or subsurface, or otherwise arising out of or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Excluded Assets” shall mean those assets specifically identified and set forth on Schedule II hereto, which is appended and made part of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Governmental Authority” shall mean any federal, state, local, foreign or international governmental or regulatory body, court, agency, commission, official, or arbitrator, including the DEP.

“Hazardous Substances” means all chemicals, substances, wastes, contaminants, pollutants and materials the use, discharge or release of which is regulated pursuant to or under any applicable Environmental Health and Safety Laws.

“Hologic” means Hologic, Inc., a Delaware corporation.

“Insurance Policies” means the Seller’s policies of insurance, including but not limited to, commercial general liability, products/completed operations liability, casualty, employment practices/management liability, professional liability, and workers compensation/employer’s liability.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) confidential and proprietary information, including Trade Secrets, unpatented inventions, data and know-how.

“IP Assignment Agreement” has the meaning set forth in Section 4.3(iii).

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations and guidance thereunder or applicable thereto.

“Knowledge” or “Knowledge of Seller” means the actual knowledge of Mary Duseau and Lars Boesgaard.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any court or other Governmental Authority, in each case as amended or in effect prior to or on the Closing Date.

“Liability” shall mean any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including, but not limited to, any liability for taxes.

“License Agreement” shall mean the License Agreement executed as of September 10, 2009 as amended on May 27, 2011, June 13, 2014 and August 16, 2017 between Seller and Hologic, Inc. (as successor in interest to Gen-Probe Incorporated).

“License Modification Fee” shall mean the payment described in Section 2 of the Third Amendment to the License Agreement, under which Seller and Hologic agreed to delete Section 3.4(b)(2) in its entirety from the License Agreement.

“Material Adverse Effect” shall mean any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or financial condition of Seller, whether or not losses therefrom are capable of being calculated or (b) the ability of Seller to consummate timely the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) events, effects, conditions, changes, occurrences, developments or state of circumstances that generally affect the business or industry in which the Seller is engaged or operates; (b) general business, financial or economic conditions; (c) national or international political, labor or social conditions, the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (d) changes or developments resulting or caused by natural disasters; (f) the condition of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (g) changes in accounting practices or in the interpretation or enforcement thereof; (h) changes in Law or other binding directives issued by any Governmental Authority; (i) acts or omissions of Seller carried out (or omitted to be carried out) pursuant to this Agreement; (j) changes or developments relating to the announcement of, entry into, pendency of, actions required or contemplated by or performance of obligations under, this Agreement or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Seller relating thereto; or (k) any effect that is cured by Seller prior to the Closing.

“Milestone Payments” shall mean the payments described in Section 3.4(b)(2)(iii) and (iv) of the License Agreement.

“Permits” has the meaning set forth in Section 5.12.

“Permitted Encumbrance” means, other than any Encumbrance that individually or together with other Encumbrances materially detracts from the value of the Business, any (i) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory lien or right in rem or other similar lien arising or incurred in the ordinary and usual course of business that do not arise out of a current, pending, or threatened dispute known to Seller; (ii) zoning, entitlement or other land use or environmental regulation by Governmental Authorities; (iii) easement, covenant, condition, restriction, agreement, state of fact, right of way or other matter or encumbrance of record or identified in the title reports made available to Buyer; (iv) lease or sublease to third party tenants; (v) Encumbrance that does not interfere with the operation of the Business as currently conducted; and (vi) Encumbrance giving effect to a lessor’s or licensor’s interest in personal property leased or licensed to the Seller, provided, however, that Seller disclosed any such Permitted Encumbrance to Buyer prior to the Closing Date.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” shall mean those assets identified and set forth on Schedule I hereto, which is appended to and made part of this Agreement. The term “Purchased Assets” shall not include any of the assets specifically identified on Schedule II hereto, which assets shall constitute Excluded Assets.

“Purchased Intellectual Property Rights” has the meaning set forth on Schedule I hereto.

“Raw Materials” has the meaning set forth in Section 7.4.

“Seller” has the meaning set forth in the preamble.

“Tail Policy(ies)” shall have the meaning set forth in Section 2.4.

“Trade Secrets” shall mean all know-how, trade secrets and confidential or proprietary information, including concepts, methods, practices, processes, designs, customer lists, technical information, inventions and discoveries, in each case, in any form or medium.

“Transition Period” has the meaning set forth in Section 7.4.

“Transaction Documents” shall mean the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignment Agreement and such other documents as set forth in Sections 4.3 and 4.4 of this Agreement.

ARTICLE II - SALE AND PURCHASE OF THE ASSETS; LIABILITIES

2.1.    Sale and Purchase of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer, and Buyer shall purchase from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances, for the Purchase Price, which will be paid subject to and in accordance with Sections 3.1 and 3.2.

2.2.    Seller’s Employees. Buyer has agreed to offer employment to those employees of Seller listed on Schedule 2.2, and those employees who accept Buyer’s offer of employment are referred to herein as the “Hired Employees.” The parties acknowledge and agree that other than with respect to the employees set forth on Schedule 2.2, Buyer has no obligation hereunder or otherwise to offer employment to any employees of Seller and Buyer shall have no responsibility for any employees of Seller other than post-Closing obligations with respect to the Hired Employees. Buyer is not assuming and shall have no obligations with respect to any Liabilities of Seller in relation to Seller’s current or former employees, including any compensation or employee benefits provided by Seller to any such employees, other than the Hired Employees. Without limiting the foregoing, Buyer shall not have any liability for any run-out claims under any of Seller’s benefit plans or programs and shall not be liable for any funding obligations related to any Seller retirement plan.  Buyer shall have no obligations as a successor employer under any multi-employer retirement or welfare plan.  As such, Seller shall remain solely responsible for, and shall satisfy in the ordinary course of business, any and all Liabilities of Seller to or in relation to its current and former employees, other than the Hired Employees, including with respect to compensation, employee benefits, unemployment benefits, or severance provided, payable, or claimed to be owing to such employees with respect to their employment by Seller. All such Liabilities described in this Section 2.2, except with respect to the Hired Employees, shall constitute Excluded Liabilities within the meaning of this Agreement.  Notwithstanding anything contained herein to the contrary, (i) except as set forth in Section 7.4 with respect to the Transition Period, Seller shall not have any Liability for any obligations arising out of or with respect to Buyer’s employment of the Hired Employees on or after the Closing Date; and (ii) Buyer shall not have any Liability for any obligations arising out of or with respect to Seller’s employment of the Hired Employees before the Closing Date.

2.3.    No Assumption of Excluded Liabilities. Buyer shall assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume or be deemed to have assumed, any Liability or other obligation, fixed or contingent or known or unknown, whatsoever other than as specifically set forth in the Assignment and Assumption Agreement with all such unassumed Liabilities and obligations referred to in this Agreement as the “Excluded Liabilities”. Without limiting the generality of the foregoing sentence, Buyer shall have no liability for any of the Liabilities or other obligations (i) of the Business arising prior to the Closing, and (ii) of the following, whether arising before, on or after the Closing:

(i)Any and all tax liability of Seller;

(ii)Any and all indebtedness of Seller;

(iii)Any and all claims, liabilities or obligations of Seller under any existing leases, except to the extent that they are Assumed Liabilities;

(iv)Any and all claims, liabilities or obligations of Seller under this Agreement or any other agreement entered into as part of this transaction, including for legal, accounting or broker’s fees or other transactional costs incurred by Seller in connection with the negotiation of this Agreement, any related agreements, or the consummation of the transactions contemplated hereby or thereby;

(v)Any and all claims, liabilities or obligations of Seller under any Environmental Health and Safety Laws;

(vi)Any and all claims, liabilities or obligations of Seller relating to or arising out of or associated with any lawsuit, judgment, claim, action or proceeding of any nature (whether or not pending or threatened on the date hereof);

(vii)Any and all Encumbrances;

(viii)    Any and all accrued expenses and accounts payable of Seller, including but not limited to, Seller’s obligation to pay royalty payments to Hologic under the License Agreement for Products (as defined in the License Agreement) sold before the Closing Date;

(ix)    Any and all claims, liabilities or obligations relating to or arising out of or associated with any of the Excluded Assets; and

(x)    Any and all claims related to employees, except for claims arising out of or related to Buyer’s employment of the Hired Employees after the Closing Date.

Seller shall satisfy, when due, all Excluded Liabilities. Buyer shall satisfy, when due, all Assumed Liabilities.

2.4    Tail Insurance. Seller shall deliver to Buyer on or before the Closing evidence of insurance tail policies (each, a “Tail Policy” and collectively, the “Tail Policies”) for its product liability and directors and officers liability insurance policies for the period from the Closing Date through the two (2) year anniversary of the Closing Date with respect to matters occurring prior to the Closing Date.  Such Tail Policies shall be consistent, to the extent practicable, both in terms of coverage and limits, with Seller’s current products liability and directors and officers liability insurance policies in effect on the date hereof. Concurrently with the Closing, Seller shall pay (or cause to be paid) all premiums for the Tail Policies. For the avoidance of doubt, Seller shall not be required to obtain post-Closing insurance coverage for any of its other insurance policies.

ARTICLE III - PURCHASE PRICE

3.1.    Purchase Price. The total purchase price for the Purchased Assets (the “Purchase Price”) shall be $17,500,000; provided, that the Purchase Price shall be (i) reduced by the amount, if any, of any Milestone Payments or License Modification Fee payable to Hologic as of the Closing Date and paid by Buyer at the Closing with the consent of Seller and (ii) adjusted as described in Section 3.2.  As set forth in Section 4.3, at or prior to the Closing, Seller shall provide to Buyer the deliverable specified in Section 4.3(vii), consisting of confirmation from Hologic stating that the License Modification Fee has been paid in full. At the Closing, the Purchase Price of $17,500,000, subject to adjustment as set forth in clause (i) of the preceding sentence, shall be paid by Buyer to Seller by wire transfer of immediately available funds in accordance with wire instructions provided by Seller to Buyer prior to the Closing.
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3.2.    Adjustment to Purchase Price. If, the Accounts Receivable on the Closing Date are less than One Million Dollars ($1,000,000) (such amount, the “AR Target Amount”), then the Purchase Price shall be reduced, dollar for dollar, by the difference between the Accounts Receivable amount on the Closing Date and the AR Target Amount. If, on the Closing Date, the Accounts Receivable are more than the AR Target Amount, then the Purchase Price to be paid at the Closing shall be increased, dollar for dollar, by the difference between the Accounts Receivable amount on the Closing Date and the AR Target Amount. The adjustment described in this Section 3.2 shall be determined as follows: Within five (5) days after the Closing Date, Seller shall provide Buyer with a calculation of the Accounts Receivable as of the Closing Date, and the amount of the adjustment (the “Proposed Adjustment”). If Buyer agrees to the Proposed Adjustment within 10 days of receipt of such Proposed Adjustment from the Seller or does not respond to Seller within such 10 day period, then such Proposed Adjustment shall be deemed the final adjustment (the “Final Adjustment”). The Seller or the Buyer, as applicable, shall pay the Final Adjustment to the other party, by wire transfer, in accordance with wire instructions provided by the applicable party, within five (5) days after determination of the Final Adjustment. If the Buyer notifies the Seller within 10 days of receipt of the Proposed Adjustment that Buyer disagrees with such Proposed Adjustment, then Buyer and Seller shall work diligently to resolve their differences within the next ten (10) days. If they come to an agreement on the adjustment during such ten (10) day period, their agreement will be deemed the Final Adjustment, and the applicable party shall pay the other party the Final Adjustment amount within five (5) days of determination of such Final Adjustment. If the parties cannot agree on the amount of the adjustment within such ten (10) day period, then the Final Adjustment shall be determined by three accountants, one appointed by each of Buyer and Seller, and the third appointed by the other two accountants. The accountants will determine the Final Adjustment, based on the terms of this Agreement, within fifteen (15) days of being appointed, and their decision shall be binding on the parties. The Buyer and the Seller will each be responsible for paying one half of the fees of the accountants.

3.3.     Parent Guaranty. Parent of Buyer hereby agrees to guaranty all obligations of Buyer under this Agreement, including the obligation to pay the Purchase Price under this Agreement in the manner described herein. Immediately prior to the execution of this Agreement, Parent shall deliver to Seller bank statements or a letter from its bank, to evidence sufficient available funds to pay the Purchase Price.

3.4.    Purchase Price Allocation. The Purchase Price shall be allocated as follows:

(i)    Inventory                $7,933,000
(ii)    Furniture, Fixtures and Equipment    $2,829,000
(iii)    Accounts Receivable            $1,000,000

(iv)    Intellectual Property (License)        $4,134,000
(v)    Goodwill                $1,604,000

Buyer and Seller agree and acknowledge that such allocation of the Purchase Price shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Buyer and Seller covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation, (ii) not to voluntarily take any position inconsistent therewith in any proceeding relating to such returns and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent tax audit or tax dispute.

ARTICLE IV - CLOSING

4.1.    Closing. The Closing and all actions specified in this Agreement to occur at the Closing will take place remotely via the exchange of documents and signatures, or, if requested by any party hereto, at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey, at 10:00 a.m., New York City time, on a date specified by Seller which date shall be within three Business Days following the date on which the last of the conditions set forth below have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time and/or place and/or on such other date as Seller and Buyer may agree (the date on which the Closing takes place, the “Closing Date”). Except as expressly set forth herein, all transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the opening of business on such date.

(a)The obligations of Seller to sell the Purchased Assets as provided hereby are subject, in the reasonable discretion of Seller, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions and where any condition requires delivery of a certificate or other document, that such certificate or document is reasonably satisfactory to Seller and its counsel:

(i)All representations and warranties of Buyer contained in this Agreement or in any of the Transaction Documents shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder, including to consummate the transactions contemplated hereunder;

(ii)Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date;

(iii)This Agreement shall have been approved by the holders of a majority of the outstanding shares of the Seller’s common stock, as required by applicable law and the Seller’s organizational documents;

(iv)No law, injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement; and

(v)At the Closing, Buyer shall have delivered to Seller the documents set forth in Section 4.4, in each case duly executed or otherwise in proper form.

(b)    The obligations of Buyer to purchase the Purchased Assets as provided hereby are subject, in the reasonable discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions and where any condition requires delivery of a certificate or other document, that such certificate or document is reasonably satisfactory to Buyer and its counsel:

(viii)All representations and warranties of Seller contained in this Agreement or in any of the Transaction Documents shall be true and correct at and as of the Closing Date (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ix)Seller shall have performed, in all material respects, all agreements and covenants required hereby to be performed by them prior to or at the Closing Date;

(x)This Agreement shall have been approved by the holders of a majority of the outstanding shares of the Seller’s common stock, as required by applicable law and the Seller’s organizational documents;

(xi)No law, injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement;

(xii)During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(vi)    Seller shall have provided to Buyer confirmation from Hologic stating that the License Modification Fee has been paid in full; and

(vii)    At the Closing, Seller shall have delivered to Buyer the documents set forth in Section 4.3, in each case duly executed or otherwise in proper form.

4.2.    Pre-Closing Covenants.

(a)    From the date of this Agreement through the Closing Date, Seller shall use reasonable commercial efforts to continue to conduct the operation of the Business in a manner consistent with Seller’s current practice, including paying for all current costs and expenses that are normally scheduled to become due and payable prior to the Closing Date, maintaining all Equipment in accordance with manufacturer recommendation and in functional working order, ordinary wear and tear excepted, and maintaining customer and supplier relationships and associated goodwill.

(b)    From the date of this Agreement through the Closing Date, Seller shall not knowingly undertake any action or knowingly fail to take any action, which such action or failure, had it taken place prior to the date hereof, would have been required to have been disclosed on any Schedule or statement delivered hereunder, without the prior written consent of Buyer.

(c)Seller shall promptly notify Buyer of (a) any event, condition or circumstance occurring, or failing to occur, from the date of this Agreement through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in, a breach of this Agreement, and (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof.

4.3.    Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)    a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)    an assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)    an intellectual property assignment agreement in the form attached hereto as Exhibit C (the "IP Assignment Agreement"), duly executed by Seller;

(iv)    a certificate from the Secretary of State of Delaware, dated not more than five (5) days prior to Closing, certifying as to Seller’s good standing;

(v)    a certificate from the Secretary of Seller, certifying as to (a) the resolutions adopted or other written records of the actions taken by the Board of Directors and shareholders of Seller approving the transactions contemplated by this Agreement and (b) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Seller;

(vi)    evidence of Tail Policy(ies) in a form reasonably acceptable to Buyer in accordance with Section 2.4 of this Agreement;

(vii)    evidence from Hologic stating that the License Modification Fee has been paid in full; and
(viii)    such other instruments and documents as may be reasonably requested by Buyer in order to consummate the transactions contemplated under this Agreement.
4.4.    Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller, the following:

(i)    the portion of the Purchase Price payable at the Closing;

(ii)    the IP Assignment Agreement;

(iii)    the Assignment and Assumption Agreement;

(iv)     a good standing certificate of the Buyer;

(v)    a certificate from the Secretary of Buyer, certifying as to (a) the resolutions adopted or other written records of the actions taken by the Board of Directors and, if applicable, shareholders of Buyer approving the transactions contemplated by this Agreement and (b) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Buyer; and

(vi)    such other instruments and documents as may be reasonably requested by Seller in order to consummate the transactions contemplated under this Agreement.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Buyer in connection with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer as set forth below in this Article V. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of this Article V and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Article V of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Seller Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified.

5.1.    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has no active subsidiaries.
5.2.    Authority; No Violation.
(a)    The Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the holders of the Seller shareholders as contemplated herein, to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Seller’s Board of Directors has (i) determined that this Agreement is fair to and in the best interests of the Seller and its shareholders and declared the transactions contemplated hereby to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the Seller’s shareholders for approval at a meeting of the shareholders of the Seller (the “Seller Shareholders’ Meeting”) and (iv) resolved to recommend that the Seller’s shareholders approve this Agreement at the Seller Shareholders’ Meeting (the “Seller Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Seller. Except for the adoption of this Agreement by the requisite vote of the holders of the Seller’s shareholders, no other corporate proceedings on the part of the Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby.
(b)    Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Seller with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of the Seller or (ii) assuming that the Seller’s shareholders approve this Agreement, (x) violate any Law or order applicable to the Seller, or any properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of the Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party, or by which it or any of its respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Seller.
5.3.    Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement in definitive form relating to the meeting of the Seller’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval of this Agreement by the requisite vote of the Seller’s shareholders, (c) such consents, authorizations or approvals as shall be required under the Environmental Laws and (d) such other filings, authorizations or approvals as may be set forth in Section 5.3 of the Seller Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on behalf of the Seller in connection with (1) the execution and delivery by the Seller of this Agreement and (2) the consummation by the Seller of the transactions contemplated hereby.

5.4.    Title to Purchased Assets. Except as set forth in Section 5.4 of the Seller Disclosure Schedule, Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, and there is no outstanding indebtedness incurred by Seller for which any Encumbrance could be filed against any of the Purchased Assets. The Bill of Sale and the assignments and other instruments to be executed and delivered by Seller at the Closing will effectively vest in Buyer good and valid title to all of the Purchased Assets. In the event that Seller does not have good and valid title, free and clear of Encumbrances, to any or all of the Purchased Assets sold to Buyer, Seller shall reimburse Buyer for any costs actually expended by Buyer to satisfy and discharge any outstanding Encumbrances.
5.5.    SEC Reports. Seller has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2016 (the “Seller Reports”). Except as set forth in Section 5.5 of the Seller Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Seller Reports complied, and each Seller Report filed subsequent to the date hereof and prior to the Closing will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended ( the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act

of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Seller Reports.
5.6.    Financial Statements. Seller has previously made available to Buyer copies of:
(a)    The consolidated statements of financial condition of Seller as of December 31, 2016 and 2015 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, 2015 and 2014, in each case accompanied by the audit report of PricewaterhouseCoopers LLP (the “Accounting Firm”), independent public accountants with respect to the Seller, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Seller as of March 31, 2017 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2017 and 2016 and (d) the notes if any related thereto (collectively, the “Seller Financial Statements”). The consolidated statements of financial condition of the Seller (including the related notes, where applicable) included within the Seller Financial Statements fairly present the consolidated financial position of the Seller as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Seller Financial Statements fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows of the Seller for the respective fiscal periods therein set forth; and each of the Seller Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Seller have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)    Except as and to the extent reflected, disclosed or reserved against in the Seller Financial Statements (including the notes thereto) or as set forth in Section 5.6(b) of the Seller Disclosure Schedule, as of March 31, 2017, the Seller did not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Seller which were required to be so disclosed under GAAP. Since March 31, 2017, the Seller has not incurred any liabilities except in the ordinary course of business, except as specifically contemplated by this Agreement or as agreed to in advance in writing by Buyer.

(c)    Since March 31, 2017, there has not been any material change in the internal controls utilized by the Seller to assure that its consolidated financial statements conform with GAAP. The Seller is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Seller’s management or other employees who have a significant role in such internal controls.

5.7.    Litigation. Except as described in the SEC Reports or Section 5.7 of the Seller Disclosure Schedule, Seller is not subject to any judgment or order of any Governmental Authority of any jurisdiction which relates to the Business, the Purchased Assets or the transactions contemplated by this Agreement, nor is there any pending or, to the best knowledge, information and belief of Seller, threatened action, dispute, claim, litigation, arbitration, investigation or other judicial proceeding by or before any Governmental Authority which could affect the Business, the Purchased Assets or the transactions contemplated by this Agreement in any material way.
5.8.    Compliance with Laws. The Business and the Purchased Assets are, and have at all times been, in compliance in all material respects with all Laws applicable to the Business or the Purchased Assets, including Laws relating to the environment, discrimination, employment and health and safety. Neither Seller nor the Business has received any notice of any unremedied violation of any Law to which the Business or the Purchased Assets are subject.

5.9.    Brokers, Finders. Except as set forth in Section 5.9 of the Seller Disclosure Schedule, no agent, broker, investment banker, or other person acting on behalf of Seller, or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

5.10.    Environmental Matters.

(a)    Other than as set forth in Section 5.10(a) of the Seller Disclosure Schedule, the Business and the Purchased Assets are in compliance in all material respects with all applicable Environmental, Health and Safety Laws. There is no action pending before any court, governmental agency or board or other forum or, to the best knowledge, information and belief of Seller, threatened by any person or entity for (a) non-compliance by the Business or the Purchased Assets with any Environmental, Health and Safety Law, (b) personal injury, wrongful death or other wrongful conduct relating to materials, commodities or products used, sold, transferred or disposed of by the Business, or (c) relating to the release into the environment by the Business of any Hazardous Substance generated by the Business, whether or not occurring at or on a site owned, leased or operated by the Business.

(b)    Other than as disclosed in Section 5.10(b) of the Seller Disclosure Schedule, to the best of the Seller’s knowledge, Seller’s facilities are not contaminated by Hazardous Substances and all Hazardous Substances used in connection with the Business are properly stored and used in compliance with all Environmental, Health, and Safety Laws and all wastes generated in connection with the Business are properly stored and disposed of in compliance with all Environmental, Health, and Safety Laws.

5.11.    Disclosures. No representation or warranty made by Seller in this Agreement, and no statement made by Seller in any schedule, exhibit or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby contains or will contain any untrue statement of a fact, or omits or will omit any statement of a fact necessary to make the statements contained herein or therein not misleading.

5.12.    Operating Licenses and Permits. Section 5.12 of the Seller Disclosure Schedule sets forth a complete list and description of all material licenses, authorizations, permits, approvals, provider agreements and accreditations used or held by Seller in relation to the Purchased Assets or the Business (collectively, the “Permits”). Seller has obtained and kept current the Permits. None of the Permits is conditional or restricted, except as to their assignability or transferability, where applicable.

5.13.    Intellectual Property.

(a)    To the knowledge of Seller, the use of the Purchased Intellectual Property Rights does and will not interfere with, infringe upon, misappropriate, or otherwise conflict with any Intellectual Property Right owned or controlled by any third party. Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or any of its Affiliates must license or refrain from using any of the Purchased Intellectual Property Rights). To the knowledge of Seller no third party has undertaken any activities which infringed or misappropriated, or if unabated would constitute infringement or misappropriation, of any of the Purchased Intellectual Property Rights.

(b)    Section 5.13 (b) of the Seller Disclosure Schedule identifies all current and subsisting patent, trademark, copyright and domain name applications, filings or registrations that have been made or issued anywhere in the world to Seller and its predecessors that are included in the Purchased Intellectual Property Rights. Each item identified in Section 5.13 (b) of the Seller Disclosure Schedule is subsisting and in full force and effect, and Seller has taken all steps necessary to maintain such applications, filings and registrations, including the payment when due of all registration and maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, and all necessary documents and certificates in connection with such registered Purchased Intellectual Property Rights have been filed with the relevant patent, copyright or other Governmental Authorities for the purposes of maintaining such registered Intellectual Property Rights. Seller has no knowledge of any facts or circumstances that would render any of the Purchased Intellectual Property Rights invalid or unenforceable after Closing. Except as set forth on Section 5.13 (b) of the Seller Disclosure Schedule and except for software used in the conduct of the Business, Seller licenses no patents, registered copyrights or trademarks (including any applications therefore) from any third party that are used in connection with the Purchased Assets or the Business.

(c)    Seller has not disclosed to any third party any Trade Secrets that are embodied by or embedded in, or used or held for use in connection with, the Purchased Assets or the conduct of the Business without an appropriate non-disclosure agreement. To Seller’s knowledge, Seller is not making any unauthorized use of any Trade Secret of any other Person in connection with the Purchased Assets or the Business.

(d)    Each of the Persons who has contributed to or participated in the discovery, creation or development of any of the Purchased Intellectual Property Rights (except with respect to trademarks) has assigned in a valid express written agreement in favor of Seller all rights, title and interest in, to and under such Purchased Intellectual Property Rights.

5.14.    Taxes. All material tax returns with respect to the Purchased Assets or the Business that are required to be filed before the Closing Date have been or will be filed, the information provided on such tax returns is or will be complete and accurate in all material respects, and all material taxes shown to be due on such tax returns have been or will be paid in full. There are no liens for Taxes upon any of the Purchased Assets of Seller, except liens for taxes not yet due and payable.

5.15.    Equipment. Schedule 5.15 sets forth a complete list and description of all equipment used or held by Seller in relation to the Purchased Assets or the Business (collectively, the “Equipment”). All of the Equipment has been maintained by Seller in accordance in all material respects with manufacturer recommendations, and all of the Equipment is in functional working order, ordinary wear and tear excepted.

5.16.    Purchased Assets. The Purchased Assets, together with the right and assets to be licensed or otherwise provided to Buyer pursuant to the Transaction Documents, include all material assets owned or licensed to Seller that that are necessary, used and useful for Seller to conduct its Business as conducted immediately prior to Closing.

5.17.    Insurance. Schedule 5.17 sets forth a complete list of Seller’s Insurance Policies which are in currently in full force and effect and includes all Insurance Policies that are used in the operation of the Business.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth below in this Article VI.

6.1.    Authority. Buyer has full corporate and other power and authority to execute, deliver and perform this Agreement, the other Transaction Documents and all other agreements and transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights, or (ii) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the other Transaction Documents, when executed and delivered in accordance with the terms hereof, will have been duly and validly executed and delivered by Buyer, and will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights, or (ii) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, and the consummation by Buyer of all the transactions contemplated hereby or thereby, will not (with or without the giving of notice or the lapse of time or both): (a) violate or require any consent or approval under any applicable provision of any Law; (b) require any consent under, conflict with, result in the termination of, accelerate the performance required by, result in the breach of, constitute a default under or otherwise violate the terms of any agreement, instrument or obligation to which Buyer is a party or by which any of its assets are bound or affected; (c) violate Buyer’s certificate of incorporation, by-laws or other governing documents; or (d) require any consent or approval of, notice to or registration with any Governmental Authority.

6.2.    Brokers, Finders. No agent, broker, investment banker, or other person acting on behalf of Buyer or under the authority of Buyer will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

6.3.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.4.    Funds. Buyer has and will have sufficient funds to pay the Purchaser Price in the manner described herein.

ARTICLE VII - COVENANTS

7.1.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, Seller will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate the transactions contemplated hereby and by the other Transaction Documents. In connection with the Purchased Assets, Seller shall, at Buyer’s expense and using counsel of Buyer’s choice, assist Buyer as may be necessary to transfer and assign to Buyer, and otherwise perfect and secure all Purchased Intellectual Property Rights including to all pending patents and Seller shall, at Buyer’s expense and using counsel of Buyer’s choice, assist Buyer in the renewal or prosecution of any prior applications for patent or trademark protection or other intellectual property registration. Buyer understands that Seller has reporting obligations under the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market and, as a result, Seller will be required to publicly announce the transaction pursuant to a press release and file with the Securities and Exchange Commission a Current Report on Form 8-K and the Proxy Statement, and Buyer shall cooperate and provide to Seller promptly such information about Buyer as is reasonably requested by Seller.

7.2.    Cooperation. From and after the Closing Date, without limiting Section 7.1, in the case of clauses (a) and (c) at Buyer’s expense, (a) Seller shall execute and deliver to Buyer such further instruments of conveyance, transfer, assignment and consent and take such other actions as Buyer may reasonably request in order more effectively to convey, transfer and assign to Buyer the Purchased Assets, to confirm the title and possession of Buyer thereto and to assist Buyer in exercising its rights with respect thereto, (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Purchased Assets, (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession which comprise or pertain to the Purchased Assets, and (d) Seller shall otherwise fully cooperate to transfer to Buyer the control and enjoyment of the Purchased Assets.

7.3.    No Solicitation.
(a)    Except as expressly permitted by this Section 7.3, the Seller shall not, and the Seller shall use its best efforts to cause its respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below); provided that in the event that, prior to the time that the Seller’s shareholders’ approval of this Agreement (the “Seller Shareholder Approval”) is obtained but not after, (1) the Seller receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Buyer, and (2) the Seller’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal (as defined below) and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Seller’s shareholders under applicable Law, the Seller may, and may permit its representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Buyer and the Seller dated July 5, 2017 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such person. The Seller will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
(b)    Neither the Seller’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to make the Seller Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Seller Shareholders Meeting, the Seller’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Seller Subsequent Determination”) after the fourth (4th) Business Day following Buyer’s receipt of a written notice (the “Notice of Superior Proposal”) from the Seller (A) advising that the Seller’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 7.3 or from an action by a representative of the Seller that would have been such a breach if committed by the Seller) constitutes a Superior Proposal (it being understood that the Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Seller proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Seller’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Seller’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Buyer pursuant to this Section 7.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller’s Board of Directors shall not change the approval of the Seller’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement and the transactions contemplated hereby.
(c)    Nothing contained in this Agreement shall prevent the Seller or the Seller’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (if and to the extent that such rules are applicable to the Seller) or other disclosure requirements under applicable Law, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(d)    In addition to the obligations of the Seller set forth in Sections 7.3(a) and (b) of this Agreement, in the event that the Seller or any representative of the Seller receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Seller’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Seller promptly (and in any event within 48 hours of receipt) shall advise Buyer in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Seller shall keep Buyer reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Seller shall promptly (and in any event within 48 hours) notify Buyer in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 7.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(e)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Seller, a proposal for a merger, consolidation or other business combination involving the Seller or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Seller.
(ii)    “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Seller’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal pursuant to Section 7.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein as such terms may be adjusted by Buyer pursuant to Section 7.3(b) of this Agreement or otherwise) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
(f)    Breakup Fee. Notwithstanding anything in the foregoing to the contrary, upon the occurrence of one of the following events, Seller shall immediately make payment to Buyer (by wire transfer of immediately available funds) a breakup fee in the amount of Seven Hundred Seventy Thousand Dollars ($770,000) (the “Breakup Fee”): (a) Seller’s Board of Directors changes its Board Recommendation or shall have disclosed in any manner, its intention to change its Board Recommendation prior to the Seller Shareholder Approval for any reason, including but not limited to, receiving a Superior Proposal, or (b) Seller elects not to close the transaction contemplated by this Agreement following Seller Shareholder Approval for any reason, including but not limited to, receiving a Superior Proposal.

7.4.    Transition. During the period (the “Transition Period”) commencing on the Closing Date and ending on the earlier of (i) December 31, 2017 and (ii) the date as of which Seller has provided Buyer with an aggregate of 900,000 assay tests (not kits) (the “Tests”), Seller shall provide Buyer, at Seller’s sole expense, with an aggregate of 900,000 Tests; provided however that Buyer will reimburse Seller for its costs of reagents and disposables (“Raw Materials”) used in manufacturing the Tests. If Seller has not provided Buyer with 900,000 Tests prior to December 31, 2017, then Seller shall pay Buyer by January 15, 2018, by wire transfer to an account specified by Buyer, an amount equal to two dollars ($2.00) multiplied by the shortfall (meaning the number of Tests less than 900,000 Tests that Seller provided to Buyer by December 31, 2017). Payment of the amount described in the preceding sentence shall be Buyer’s sole remedy in the event that Seller fails to produce 900,000 Tests prior to December 31, 2017. To the extent that Buyer has employed Hired Employees, Buyer shall make such Hired Employees available to Seller, at Seller’s sole expense, to enable Seller to provide Buyer with the 900,000 Tests. During the Transition Period, Seller will provide ongoing support to Buyer to assist Buyer in transitioning and relocating the Purchased Assets to a facility designated by Buyer. By no later than December 31, 2017, Buyer shall have removed all of the Purchased Assets from Seller’s facilities, including without limitation Seller’s facilities in New Jersey and in San Diego, California. During the Transition Period, Seller shall make its field service engineers who have continued employment with Seller available to Buyer, at Seller’s sole expense, to assist Buyer until Buyer has established its service organization. For purposes of clarity, the Transition Period is intended to ensure a successful transition of the Business to Buyer. For the avoidance of doubt, Seller will bear the costs of the Hired Employees made available to Seller to produce the Tests and the costs for rent and all other operating costs incurred in producing the Tests during the Transition Period. Buyer will only bear the costs for Raw Materials used in manufacturing the Tests and the costs related to the Hired Employees, except to the extent such Hired Employees are being used by Seller to produce the Tests (in which case Seller shall pay such costs). Within five (5) days after the signing of this Agreement, Buyer shall provide Seller, in writing, with a description of the mix of the 900,000 Tests to be produced by Seller. Seller shall then provide Buyer with a list, in writing, of the Raw Materials it needs to produce the mix of Tests and Seller shall place orders with its suppliers for the Raw Materials within two (2) Business Days of receipt of Buyer’s written description of the mix of Tests. Seller shall submit an invoice to Buyer for the Raw Materials (at Seller’s cost) which Buyer will pay within ten (10) business days of receipt. During the Transition Period, in addition to making Hired Employees available to Seller to produce to the Tests, Buyer shall provide Seller with access, at no cost to Seller, to the Purchased Assets necessary for Seller to manufacture such Tests and perform its transition services as described in this Section 7.4, and to wind down its Business. In the event Buyer fails to satisfy its obligations under this Section 7.4, the Transition Period shall be deemed terminated and Seller shall have no further obligations under this Section 7.4.

7.5.    Taxes. Buyer and Seller shall share equally all sales, use, transfer or other comparable tax liabilities arising out of this transaction, if any; provided, however, that no provision herein shall obligate Seller to transfer to Buyer, or to give Buyer any benefit arising from, any net operating losses, tax loss carry-backs or tax loss carry-forwards available to Seller. The foregoing shall not apply to any income, capital gains or other tax Seller may incur on the proceeds of this transaction, which taxes shall be the sole responsibility of Seller.

ARTICLE VIII - AMENDMENT AND TERMINATION
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8.1    Amendment. This Agreement may only be amended in a writing duly signed by the Seller and the Buyer.

8.2    Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of the Seller:

(a)    by mutual consent of the Seller and the Buyer;

(b)    by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2017 (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)     by either Seller or Buyer if the approval of the Seller required for the consummation of the transactions described herein shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(d)    by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(e)    by either Seller or Buyer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(f)     subject to Seller’s obligation to pay the Breakup Fee as set forth in Section 7.3(f), by the Seller, if, prior to receipt of the Seller Shareholder Approval, the Seller has received a Superior Proposal, and in accordance with Section 7.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal;

(g)    by Seller if one or more conditions set forth in Section 4.1(a) of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date; and

(h)    by Buyer if one or more conditions set forth in Section 4.1(b) of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date.

8.3.    Effect of Termination. In the event of termination of this Agreement by Seller or Buyer as provided in Section 8.2, this Agreement shall forthwith become void and have no effect except that this Article VIII and Article IX shall survive any such termination, and in the event such termination is effected pursuant to Sections 8.2 (d) or 8.2(e) of this Agreement, the non-defaulting party may pursue any remedy available at law or equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

ARTICLE IX -- MISCELLANEOUS

9.1.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, mailed by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier as follows or at such other address for a party as shall be specified by like notice (provided that a notice of a change of address shall be effective only upon receipt thereof):

To Buyer:	Rokabio, Inc
15300 Bothell Way NE
Lake Forest Park, WA 98155
Attn: Legal Department

To Seller:            Roka Bioscience, Inc.
20 Indepedence Boulevard, Suite 400
Warren, New Jersey 07059
Attention: Chief Executive Officer and Chief Financial Officer

Copy (which shall not

constitute notice) to:	Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven M. Skolnick, Esq.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.2.    Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.3.    Section and Heading References; Construction. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural, and “or” has the inclusive meaning represented by the phrase “and/or” and “including” and its variants has the meaning represented by the phrase “including, without limitation”.

9.4.    Successors and Assigns; Assignment.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties.  Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, other than the parties, any right or remedy hereunder or by reason hereof. Seller may not assign its respective rights and obligations under this Agreement without the prior written consent of the Buyer. Buyer may not assign its respective rights and obligations under this Agreement without the prior written consent of the Seller, except that Buyer may assign this Agreement to any wholly-owned subsidiary of Buyer, provided that Buyer shall also remain liable under this Agreement.

9.5.    Expenses. Except as otherwise described herein, the parties shall pay their own expenses incurred in connection with the negotiation and consummation of this Agreement, including the charges of their respective attorneys, accountants and other representatives.

9.6.    Entire Agreement; Amendments; Counterparts. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by Seller and Buyer. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

9.7.    Governing Law; Venue.

(a)    The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of laws principles.

(b)    The parties hereto agree that any legal action or proceeding relating to or arising out of or associated with this Agreement (“Related Proceedings”) may be instituted in any federal or state court located in New Jersey. Each of the parties hereby consents to the exclusive jurisdiction of such courts for the purpose of all legal actions and proceedings relating to or arising out of or associated with this Agreement. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

9.8.    Waiver. No delay or omission on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of such right or any other right under this Agreement.

9.9.    Bulk Sales. Buyer hereby waives compliance with all bulk sales laws, including compliance with bulk sales laws regulated by the State of New Jersey Division of Taxation.

9.10.    Access to Information. Following the Closing, Buyer shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Purchased Assets with respect to periods prior to the Closing (the “Books and Records”) for the period of time set forth in Seller’s records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order, but in any event for at least seven years. After the seven-year period, before Buyer shall dispose of any Books and Records, Buyer shall give at least 45 calendar days’ prior written notice to such effect to Seller or its designee, and Seller or its designee shall be given the opportunity, at Seller’s expense, to remove or duplicate and retain all or any part of such Books and Records as Seller or its designee may select. Buyer will allow Seller and its representatives and agents reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Buyer shall be entitled to reimbursement of its actual out-of-pocket costs incurred in providing such records and/or personnel to Seller and its representatives and agents.

9.11.    Third Parties. Nothing herein, express or implied, is intended to or shall confer upon any person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations, warranties and covenants in this Agreement are for the sole benefit of the parties hereto.

9.12.    Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.

Accordingly, the parties hereto acknowledge and agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by a party of any of its respective covenants or obligations set forth in this Agreement, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement. Each party hereby agrees not to raise any objections to the availability of, and hereby waives any defense to, the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.13.     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their duly authorized representatives as of the day and year first above written.

ROKA BIOSCIENCE, INC.		ROKABIO, INC.

By:	/s/ Mary Duseau	By:	/s/ Dalia Alfi
Name:	Mary Duseau	Name:	Dalia Alfi
Its:	President and Chief Executive Officer	Its:	Vice President

INSTITUTE FOR ENVIRONMENTAL HEALTH, INC., solely with respect to Section 3.3

By:	/s/ Dalia Alfi
Name:	Dalia Alfi
Its:	Vice President

[Signature Page to Asset Purchase Agreement]

Annex B

PLAN OF COMPLETE LIQUIDATION
AND DISSOLUTION OF
ROKA BIOSCIENCE, INC.
This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (“DGCL”) and accomplish the complete liquidation and dissolution of Roka Bioscience, Inc., a Delaware corporation (the “Company”), in accordance with the DGCL.
1.    Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite action of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.
2.    Certificate of Dissolution. Subject to Section 13 hereof, promptly after the stockholders approve the dissolution of the Company, and the completion of the transactions contemplated by that certain Asset Purchase Agreement, dated August [16], 2017, by and among the Company, Rokabio, Inc. and Institute for Environmental Health, including the Company’s obligations under the transition period set forth in such Asset Purchase agreement, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Time”).
3.    Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.
4.    Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.
5.    Dissolution Process.
From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:
(i)    The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(ii)    The Company shall distribute to its stockholders, in accordance with the liquidation preferences of the Company’s Certificate of Incorporation, as amended through the Effective Time, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.
6.    Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5(ii) hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. Subject to applicable law, the Company shall be entitled to close its stock transfer books and discontinue recording transfers of shares of stock of the Company at any time after the Effective Time in order more efficiently to make any distributions to the stockholders. From and after such closing and discontinuance, certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate or other succession, operation of law or consent by the Company.
7.    Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for three (3) years after the date of dissolution or for such longer period as the Delaware Court of Chancery may in its discretion direct for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern. Additionally, a corporation can continue to exist beyond the three (3) year period, without special direction of the court, for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of dissolution, until any judgments, orders or decrees are fully executed. The powers of the directors continue during the aforesaid time periods in order to allow them to take the necessary steps to wind-up the affairs of the corporation.
8.    Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.
9.    Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
10.    Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.
11.    Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.
12.    Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and trustee in accordance with its Certificate of Incorporation, as amended, By-laws, and contractual arrangements as therein or elsewhere provided, and otherwise in accordance with applicable law; and such indemnification shall apply to acts or omissions of such persons, including without limitation, in connection with the implementation of this Plan and the winding-up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.
13.    Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.
14.    Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

*******

Annex C

August 16, 2017

Board of Directors of
Roka Bioscience, Inc.
20 Independence Boulevard
Warren, NJ 07059

Dear Board Members:

We understand that Roka Bioscience, Inc. (“Roka”) is considering an offer from Institute for Environmental Health, Inc. (“IEH”) to acquire certain assets of Roka, for cash consideration of $17.5 million, subject to a potential working capital adjustment at close, a potential milestone payment by Roka, and other conditions (the “Transaction”).

You have requested our opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by Roka and the holders of the common stock of Roka (the “Public Stockholders”) in the Transaction is fair to them from a financial point of view. The Opinion does not address Roka’s underlying decision to effect the Transaction. We have not negotiated the Transaction nor have we advised you with respect to alternatives to it. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Roka.

In connection with the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things we have:

•	Discussed Roka’s history, operations, finances, and outlook as of the Valuation Date with its management;

•	Reviewed Roka’s pubic filings with the Securities and Exchange Commission;

•
Analyzed the historical audited financial statements of Roka for the years ended December 31, 2012 through 2016, as well as unaudited financial statements as of March 31, 2017, June 30, 2017, and July 31, 2017;

•	Analyzed management’s forecast for Roka for the years ending December 31, 2017 through December 31, 2022 and management’s assumptions for the projections;

•	Reviewed a copy of the draft of the Asset Purchase Agreement, by and between Roka and IEH;

•	Reviewed economic, industry, and market related data, factors, and outlooks;

•	Reviewed the stock prices and trading history for Roka;

•	Researched potentially comparable companies that were publicly traded;

•	Researched potentially comparable guideline transactions;

•	Reviewed various due diligence materials related to the Transaction; and

•	Reviewed such other information that was deemed relevant to the analysis.

This letter is provided to the Board of Directors of Roka (the “Board”) in connection with and for the purpose of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of Roka as to how the stockholder should vote with respect to the Transaction.

In connection with our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available.

C-1

Our Opinion is necessarily based on business, economic, market, financial, and other conditions, as they exist as of the date of this letter. We have also relied upon and assumed, without independent verification, that the financial forecasts and projections that were prepared based on discussions with management and approved by Roka reasonably reflect the best currently available estimates of the future financial results and conditions of Roka, and we do not assume any responsibility for their accuracy. We have relied upon and assumed, without independent verification, that there is no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Roka since the date of the most recent financial statements provided to us and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

This Opinion does not take into consideration any tax or legal consequences as a result of the proposed Transaction to Roka, its security holders, or any other parties. The Opinion does not consider the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion.

You may include this Opinion and any summary thereof in its entirety in any proxy statement, information statement, or other filing with the SEC required to be circulated to the Public Stockholders in connection with the Transaction.

In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the Opinion expressed herein, and neither Empire, nor any of its employees, has a present or intended financial relationship with or interest in Roka, IEH, or any of their respective affiliates.

Based upon the foregoing, and in reliance thereon, it is Empire’s opinion that the consideration to be received in connection with the Transaction is fair, from a financial point of view, to the company and Public Stockholders of Roka.

Respectfully submitted,

Empire Valuation Consultants, LLC

/s/ William A. Johnston______________
William A. Johnston, ASA
Managing Director

C-2

Annex D

Sections 278 - 283 of the Delaware General Corporation Law
§ 278 Continuation of corporation after dissolution for purposes of suit and winding up affairs.
All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.
Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.
8 Del. C. 1953, § 278; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 36; 77 Del. Laws, c. 290, § 26.;

§ 279 Trustees or receivers for dissolved corporations; appointment; powers; duties.
When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation’s property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.
8 Del. C. 1953, § 279; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 37.;

§ 280 Notice to claimants; filing of claims.
(a)(1) After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:
a. That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;
b. The mailing address to which such a claim must be sent;
c. The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and

d. That such claim will be barred if not received by the date referred to in paragraph (a)(1)c. of this section; and
e. That the corporation or a successor entity may make distributions to other claimants and the corporation’s stockholders or persons interested as having been such without further notice to the claimant; and
f. The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.
Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation’s last registered agent in this State is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.
(2) Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)c. of this section.
(3) A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.
(4) A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.
(b)(1) A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term “contractual claims” shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.

(2) The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.
(c)(1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.
(2) A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.
(3) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.
(d) The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.
(e) As used in this section, the term “successor entity” shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation’s stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.
(f) The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.
(g) In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.
8 Del. C. 1953, § 280; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 38; 67 Del. Laws, c. 376, §§ 21-25; 69 Del. Laws, c. 266, §§ 1-17; 70 Del. Laws, c. 186, § 1; 77 Del. Laws, c. 253, § 61.;

§ 281 Payment and distribution to claimants and stockholders.
(a) A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:
(1) Shall pay the claims made and not rejected in accordance with § 280(a) of this title,
(2) Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,
(3) Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and
(4) Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.
Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.
(b) A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.
(c) Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.
(d) As used in this section, the term “successor entity” has the meaning set forth in § 280(e) of this title.
(e) The term “priority,” as used in this section, does not refer either to the order of payments set forth in paragraph (a)(1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.
(f) In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.
8 Del. C. 1953, § 281; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 39; 67 Del. Laws, c. 376, §§ 26-28; 68 Del. Laws, c. 163, § 1; 69 Del. Laws, c. 266, §§ 18-21; 70 Del. Laws, c. 299, § 4; 71 Del. Laws, c. 120, §§ 17, 18; 77 Del. Laws, c. 253, § 62.;

§ 282 Liability of stockholders of dissolved corporations.
(a) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.
(b) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.
(c) The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.
8 Del. C. 1953, § 282; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 40; 71 Del. Laws, c. 339, §§ 57, 58.;

§ 283 Jurisdiction.
The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.
66 Del. Laws, c. 136, § 41.;

Annex E

CERTIFICATE OF AMENDMENT TO THE

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF

ROKA BIOSCIENCE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Roka Bioscience, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 3, 2009. The date of filing of the Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 10, 2009. The date of filing of the Second Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 29, 2011. The date of filing of the Third Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 19, 2011. The date of filing of the Fourth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 11, 2013. The date of filing of the Fifth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 1, 2013. The date of filing of the Sixth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 20, 2013. The date of filing of the Seventh Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 22, 2014. A certificate of amendment to the Seventh Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 11, 2016.

2.     The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the DGCL. The amendment amends the Certificate of Incorporation of the Corporation as follows:

The first sentence of Article IV is hereby deleted in its entirety and replaced with the following text:

“CAPITAL STOCK

The total number of shares of capital stock which the Company shall have authority to issue is twelve million (12,000,000), of which (i) ten million (10,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) two million (2,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3. This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.
[Signature Page Follows]

E-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this [__] day of [______], 2017.

By:_________________________
Name: Mary Duseau
Title: Chief Executive Officer

E-2

Annex F
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands except share and per share data)

The following unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated statements of Roka Bioscience, Inc. (the “Company”), adjusted to give effect to the sale of substantially all of the assets of the Company in accordance with the Asset Purchase Agreement dated August 16, 2017 (the “Asset Purchase Agreement”) between the Company and Roka Bio, Inc. (the “Buyer”). These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission (the “SEC”) on March 20, 2017 and the Quarterly Report on Form 10-Q for the interim period ended June 30, 2017, filed with the SEC on August 18, 2017.
The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed Asset Sale as if it had occurred on June 30, 2017. The cash proceeds and impact of the resulting gain are only included in the June 30, 2017 unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015 give effect to the proposed asset sale as if it had occurred on January 1, 2015.
The pro forma adjustments related to the sale of substantially all of the Company’s assets are based on available information and assumptions that management believes are (1) directly attributable to the Asset Sale; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations and comprehensive loss, expected to have a continuing impact on consolidated operating results. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.
We have included the following unaudited pro forma condensed consolidated financial information solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the Asset Sale. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future.
The unaudited pro forma condensed consolidated financial information does not give effect to the planned liquidation and dissolution of the Company pursuant to the Plan of Liquidation and therefore does not purport to reflect what the Company anticipates the actual state of operations to be following the completion of the Asset Sale. Furthermore, if we continue to file reports with the SEC in the future, the pro forma adjustments may differ from those that will be calculated for purposes of reporting discontinued operations in future filings. The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in these unaudited pro forma condensed consolidated financial statements, and accordingly, these unaudited pro forma condensed consolidated financial statements should be read in conjunction with the disclosures in the proxy statement to which they are attached regarding the nature of the Company’s business following completion of the transactions contemplated by the Asset Sale Agreement.

	June 30, 2017	Pro Forma Adjustments
				Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,392	$16,311	(a)	$18,703
Short-term marketable securities	8,977	—		$8,977
Trade accounts receivable, net of $0 allowance for doubtful accounts	1,136	(1,136)	(b)	$—
Inventories	4,054	(4,054)	(c)	$—
Prepaid expenses and other current assets	1,760	(1,105)	(d)	$655
Total current assets	18,319	10,016		28,335
Property and equipment, net	3,718	(3,111)	(e)	$607
Intangible assets, net	8,321	(8,321)	(f)	$—
Other assets	319	—		$319
Total assets	$30,677	$(1,416)		$29,261
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$655			$655
Short-term deferred payments	6,756	—	(g)	$6,756
Notes payable, current	4,999	—		$4,999
Accrued expenses and other current liabilities	1,861	—		$1,861
Total current liabilities	14,271	—		14,271
Deferred payments	4,018	—	(g)	$4,018
Other long-term liabilities	236	—		$236
Total liabilities	18,525	—		18,525
Common stock, $0.001 par value:
500,000,000 shares of Common Stock authorized; 5,013,314 shares issued and 5,007,742 shares outstanding, respectively at June 30, 2017	5	—		$5
Additional paid-in capital	245,728	—		$245,728
Treasury stock, at cost: 5,572 shares at June 30, 2017 and December 31, 2016	(84)	—		$(84)
Accumulated deficit	(233,497)	(1,416)	(h)	$(234,913)
Total stockholders’ equity	12,152	(1,416)		10,736
Total liabilities and stockholders’ equity	$30,677	$(1,416)		$29,261

ROKA BIOSCIENCE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2017

(amounts in thousands except share and per share data)

	Six Months Ended June 30,	Pro Forma Adjustments		Pro Forma
	2017	2017
Revenue	$4,179	$(4,179)	(i)	$—
Operating expenses:
Cost of revenue	4,346	(4,346)	(i)	—
Research and development	2,694	(2,694)	(j)	—
Selling, general and administrative	8,339	(3,262)	(k)	5,077
Amortization of intangible assets	1,874	(1,874)	(i)	—
Impairment of long-lived assets	11,641	—		11,641
Total operating expenses	28,894	(12,176)		16,718
Loss from operations	(24,715)	7,997		(16,718)
Other income (expense):
Interest income (expense), net	(628)	—	(l)	(628)
Loss before income taxes	(25,343)	7,997		(17,346)
Income tax provision (benefit)	15	—		15
Net loss and comprehensive loss	$(25,358)	$7,997		$(17,361)
Net Loss per Common Share:
Basic and diluted	$(5.09)			$(3.48)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	4,986,603			4,986,603

ROKA BIOSCIENCE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016

(amounts in thousands except share and per share data)

	Year Ended December 31, 2016	Pro Forma Adjustments		Pro Forma
Revenue	$7,242	(7,242)	(i)	—
Operating expenses:
Cost of revenue	7,974	(7,974)	(i)	—
Research and development	7,253	(7,253)	(j)	—
Selling, general and administrative	17,739	(7,748)	(k)	9,991
Amortization of intangible assets	3,758	(3,758)	(i)	—
Total operating expenses	36,724	(26,733)		9,991
Loss from operations	(29,482)	19,491		(9,991)
Other income (expense):
Change in fair value of financial instruments	—	—		—
Interest income (expense), net	(1,550)	—	(l)	(1,550)
Loss before income taxes	(31,032)	19,491		(11,541)
Income tax provision (benefit)	(245)			(245)
Net loss and comprehensive loss	$(30,787)	$19,491		$(11,296)
Deemed dividend applicable to beneficial conversion feature of Series A preferred stock	(7,748)	—		(7,748)
Net loss applicable to common shareholders	(38,535)	19,491		(19,044)
Net Loss per Common Share:
Basic and diluted	$(17.42)			$(8.61)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	2,211,740			2,211,740

ROKA BIOSCIENCE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015

(amounts in thousands except share and per share data)

	Year Ended December 31, 2015	Pro Forma Adjustments		Pro Forma
Revenue	$5,985	(5,985)	(i)	—
Operating expenses:
Cost of revenue	7,704	(7,704)	(i)	—
Research and development	7,689	(7,689)	(j)	—
Selling, general and administrative	21,778	(9,914)	(k)	11,864
Amortization of intangible assets	3,748	(3,748)	(i)	—
Impairment of goodwill	360	—		360
Total operating expenses	41,279	(29,055)		12,224
Loss from operations	(35,294)	23,070		(12,224)
Other income (expense):
Interest income (expense), net	(2,006)	—	(l)	(2,006)
Loss before income taxes	(37,300)	23,070		(14,230)
Income tax provision (benefit)	(700)	—		(700)
Net loss and comprehensive loss	$(36,600)	$23,070		$(13,530)
Net Loss per Common Share:
Basic and diluted	$(21.18)			$(7.83)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	1,728,321			1,728,321

1. Planned Asset Sale

On August 16, 2017, Roka Bioscience, Inc., a Delaware corporation the “Company”) entered into a definitive agreement (the “Asset Purchase Agreement”) with Rokabio, Inc. (the “Buyer”), a newly formed subsidiary of Institute for Environmental Health (“IEH” or the “Buyer”), providing for the sale of substantially all of the assets of the Company in an all-cash transaction for an aggregate purchase price of $17,500,000, subject to certain adjustments set forth in the Asset Purchase Agreement (the “Asset Sale”).

Pursuant to the terms of the Asset Purchase Agreement, the Company is required to provide transition services to the Buyer for a period of time following the closing of the Asset Sale through the earlier of (i) December 31, 2017 and (ii) the date as of which the Company has provided Buyer with an aggregate of 900,000 assay tests (the “Transition Period”).

2. Unaudited pro forma adjustments

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that we believe to be directly attributable to the Asset Sale, as further described in this proxy statement, and factually supportable. Actual results may differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the Asset Sale occurred on the respective dates assumed, nor is it necessarily indicative of our future operating results. The unaudited pro forma consolidated financial information and the accompanying unaudited notes should be read in conjunction with our consolidated financial statements and notes thereto included by reference in this proxy statement.

The following pro forma adjustments, related to the proposed Asset Sale, are included in the unaudited pro forma condensed consolidated balance sheet and/or the unaudited pro forma condensed consolidated statements of operations.

(a)
Represents proceeds under the terms of the asset purchase agreement of $17.5 million, net of transaction related expenses of $1.3 million. Additional cash proceeds represent the incremental balance of receivables greater than $1.0 million transferred to the Buyer. Transaction related expenses are summarized as follows (amounts in thousands):

Unpaid Fees for Duff & Phelps	$675
Fees for fairness opinion	150
Legal and accounting fees*	500
Total	$1,325

*Amounts are estimated and subject to change.

(b)	Represents transfer of all accounts receivable to the Buyer under the terms of the Asset Purchase Agreement.

(c)	Represents transfer of all inventories to the Buyer under the terms of the Asset Purchase Agreement.

(d)	Represents spare parts transferred to the Buyer under the terms of the Asset Purchase Agreement.

(e)
Represents transfer of property and equipment to the Buyer under the terms of the Asset Purchase Agreement. Amounts include Atlas instruments, laboratory equipment, manufacturing equipment, software and computer and office equipment. Excludes leasehold improvements which remain part of the Company's assets.

(f)	Represents transfer of the intangible asset to Buyer under the terms of the Asset Purchase Agreement.

(g)
On August 16, 2017, the Company entered into a third amendment (the “Third License Amendment”) to its license agreement, dated September 10, 2009, with Gen-Probe Incorporated (subsequently acquired by Hologic, Inc.). The Amendment provides that, among other things, the Company’s obligation to make milestone payments of $5.0 million in January 2018 and $5.0 million in January 2020 shall be reduced to a single $2.5 million milestone payment (payable in August 2017). In the event the Company fails to make such $2.5 million milestone payment to Hologic, the Buyer may be entitled to make the payment upon closing of the Asset Sale, in which case the purchase price payable to the Company at closing would be reduced by $2.5 million to $15.0 million. The Company determined that imputed interest should be calculated and recognized in accordance with ASC-835, as such, the $5.0 million payment due on January 1, 2017 and the $5.0 million payment due on January 1, 2018 were recorded in Deferred payments on the Balance Sheet at their present value of $8.8 million as of June 30, 2017. The reduction of these liabilities in accordance with the Third License Amendment is not reflected in the unaudited pro forma financial statements.

(h)	The overall adjustment to accumulated deficit includes the loss on the sale of the assets of $1.4 million, which is calculated as follows (amounts in thousands):

Purchase Price	$17,500
Accounts receivable adjustment	136
Less estimated transaction-related expenses	(1,325)
Net proceeds	16,311
Assets sold under the Asset Purchase Agreement	(17,727)
Loss on Sale of assets	$(1,416)

(i)	Represents the elimination of Revenue, Cost of Revenue and Amortization of Intangible Assets related to the sale of the asset group for the periods presented.

(j)	Represents the elimination of Research and Development expense directly related to our asset group transferred to the Buyer under the Asset Purchase Agreement.

(k)	Represents the sales and marketing expenses incurred during the period, and directly related to the assets sold, for the periods presented.

(l)
Interest expense for the periods presented includes imputed interest realized in conjunction with the amounts payable under the Second Amendment to the License Agreement with Gen-Probe which would not have been recorded in the periods presented had the Asset Purchase Agreement and Third License Amendment been effective as of January 1, 2015. Interest expense related to the amounts payable under the second amendment were $0.4 million, $0.8 million and $1.0 million for the six months ended June 30, 2017, the twelve months ended December 31, 2016 and the twelve months ended December 31, 2015, respectively.